UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 1 TO FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2009

OPTEX SYSTEMS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-143215	33-143215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX		75081-2439
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 972-238-0722

Sustut Exploration, Inc. 1420 5th Avenue #220 Seattle, Washington 98101
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into Material Definitive Agreement.

On March 30, 2009, Optex Systems Holdings, Inc. (formerly known as Sustut Exploration, Inc., and the name was changed on March 26, 2009 pursuant to an amendment to the Articles of Incorporation, filed with the State of Delaware)  entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with Optex Systems, Inc., a privately-held Delaware corporation (“Optex Systems Inc., (Delaware)”).

The parties closed the transaction on or about March 30, 2009.

Thus, a reorganization occurred whereby the then existing shareholders of Optex Systems Inc., (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows:   (i) the outstanding 85,000,000 shares of Optex Systems Inc., (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems Inc., (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Optex Systems Holdings Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems Inc., (Delaware) common stock purchased in the private placement, which also occurred on March 30, 2009, were exchanged by Optex Systems Holdings for 8,131,667 shares of Optex Systems Holdings common stock.  The per share price in the private placement was $0.15 per share of common stock, and the closing date was March 30, 2009.  Optex Systems Inc., (Delaware) remains a wholly-owned subsidiary of Optex Systems Holdings.

At the time of the reorganization, 25,000,000 shares owned by Andrey Oks, the former CEO of Optex Systems Holdings, were cancelled.  Immediately prior to the closing, 17,449,991 shares of Company common stock were outstanding. The 17,449,991 shares derives from the 17,999,995 shares outstanding as of  December 31, 2008 plus the 26,999,996 shares issued in conjunct with the 2.5:1 forward stock split authorized by the Sustut Board and shareholders and effected on February 27, 2009 less retirement of Andrey Oks’ 25,000,000 shares. The total outstanding common shares of Optex Systems Holdings subsequent to the closing of the reorganization is as follows:

Existing Sustut Shareholders	17,449,991

Optex Systems Inc., (Delaware) shares exchanged	113,333,282
Optex Systems Inc., (Delaware) Private Placement shares exchanged	8,131,667

Total Shares after reorganization	138,914,940

Optex Systems Holdings, Shareholders and Optex entered into this Agreement which provides, among other things, that (i) the outstanding 85,000,000 shares of Optex Common Stock be exchanged by Optex Systems Holdings for 113,333,282 shares of Optex Systems Holdings Common Stock, (ii) the outstanding 1,027 shares of Optex Series A Preferred Stock be exchanged by Optex Systems Holdings for 1,027 shares of Optex Systems Holdings Series A Preferred Stock and such additional items as more fully described in the Agreement and (iii) the 8,131,667 shares of Optex purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Optex Systems Holdings Common Stock, as acknowledged by Optex Systems Holdings.  Accordingly, following closing, Optex will be a wholly-owned subsidiary of the Optex Systems Holdings, and the Optex Systems Holdings will have a total of approximately 138,914,940 million common stock shares issued and outstanding, of which 17,449,991 million will be owned by persons who were previously shareholders of the Optex Systems Holdings and 121,464,949 will be owned by persons who were previously shareholders of Optex, and/or their nominees. Optex Systems Holdings will also have 1,027 shares of its Series A Preferred Stock outstanding which will be owned by persons who were previously creditors of Optex.

In addition, pursuant to the terms and conditions of the Reorganization Agreement upon Closing:

-	The Optex Systems Holdings’ board of directors was reconstituted to consist initially of Stanley Hirschman, Merrick Okamoto and Ronald Richards.

-
All prior officers of the Optex Systems Holdings resigned and the newly constituted board of directors appointed Stanley Hirschman as President, and appointed such other officers as it deemed necessary and in the best interests of the Optex Systems Holdings.

-
Following closing, the Optex Systems Holdings shall complete the sale, transfer or other disposition of its pre-closing business operations, including all assets and liabilities related to such operations.

Item 2.01 Completion of Acquisition or Disposition of Assets .

Information regarding the principal terms of the reorganization and Optex Systems Holdings and Optex Systems Inc., (Delaware) are set forth below.

The Reorganization

Reorganization/Share Exchange

On March 30, 2009, the reorganization occurred whereby the then existing shareholders of Optex Systems Inc., (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows: (i) the outstanding 85,000,000 shares of Optex Systems Inc., (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Systems Inc., (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Company Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems Inc., (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Company common stock. Following the reorganization, Optex Systems Inc., (Delaware) remained a wholly-owned subsidiary of Optex Systems Holdings.

Shares outstanding of Optex Systems Holdings just prior to the close consisted of 17,449,991 shares of which 1,250,000 shares were issued on March 27, 2009 as payment for Investor Relations Services, of which 700,000 were surrendered to Optex Systems Holdings upon termination of one of the Investor Relations contracts in June 2009. See Note 11 – “Subsequent Events” for a further discussion of the termination of the relationship with one of Optex Systems  Holdings’ investor relations firms and appointment of a replacement service provider.

Private Placement

Prior to the closing under the reorganization agreement, Optex Systems Inc., (Delaware) accepted subscriptions from accredited investors for a total 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock of Optex Systems Inc., (Delaware) and warrants to purchase 300,000 shares of common Stock for $0.45 per share for a period of five years from the initial closing, which were issued by Optex Systems Inc., (Delaware) after the closing referenced above.  Gross proceeds to Optex Systems Inc., (Delaware) were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

Neither Optex Systems Holdings nor Optex Systems Inc., (Delaware) had any options or warrants to purchase shares of capital stock outstanding immediately prior to or following the reorganization, except for 8,941,667 warrants issued in the private placement. Immediately prior to the closing, Optex Systems Holdings adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares for the purpose of having shares available for the granting of options to officers, directors, employees and to independent contractors who provide services.  Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act, with the exception of the equity sale completed just prior to the closing of the reorganization agreement, which was exempt from registration pursuant to Regulation D and for which a Form D was filed by Optex Systems Inc., (Delaware) with the Commission on December 16, 2008.

Changes Resulting from the Reorganization.  Registrant’s business is now the business of Optex Systems Inc., (Delaware).

Optex Systems Holdings manufactures optical sighting systems and assemblies primarily for Department of Defense applications.  Optical sighting systems are used to enable a soldier to have improved vision and in some cases, protected vision.  One type of system would be a binocular which would have a special optical filter applied to the external lens which would block long wave length light (from a laser) from reaching the soldier’s eyes.  Another type of system would be a periscope where the soldier inside an armored vehicle needs to view the external environment outside of the tank.  In this case, the visual path is reflected at two 90 degree angles enabling the soldier to be at a different plane than that of the external lens.

The following table describes the approximate percentage of revenue represented by the types of systems mentioned in the third and fourth sentences of the above paragraph.  The table below reflects approximate product revenues and is a balanced overview of our business based on the percentages.

% of Revenue
Howitzer Programs	11.0%
Periscope Programs	50.0%
Sighting Systems	20.0%
All Other	19.0%
Total	100.0%

Optex Systems Holdings’ products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors.  Build-to-customer print products are those devices where the customer completes the design of the product and then brings these drawings to the supplier for production.  In this case, the supplier would procure the piece parts from suppliers, build the final assembly, and then supply this product back to the original customer who designed it.

Our products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems Holdings also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies.  Approximately 30% of our current revenue is in support of Abrams vehicles, 5% in support of Stryker vehicles, and 25% in support of Bradley vehicles.  The products that we produce can be used on other vehicles; however, they were originally designed for the Abrams, the Bradley, and the Stryker vehicles.  In addition, some of the periscopes that we produce can be used on both the Bradley and the Styker vehicle.  Finally, some customers combine their volumes for new vehicles with those requirements for replacement parts for vehicles coming back from the field.  At this time, no vehicle generates more revenue~~s~~ than the Stryker vehicle other than the Abrams and Bradley vehicles.

Optex Systems Inc., (Delaware), and its Predecessor Optex Systems Inc., (Texas), have been in business since 1987.  Optex Systems Holdings is located in Richardson, TX and is ISO 9001:2008 certified.

Following completion of the Reorganization, the Company has carried on Optex Systems Inc., (Delaware)’s business as its sole line of business. Optex Systems Holdings, Inc.’s offices are located at 1420 Presidential Drive, Richardson, TX 75081-2439, and its telephone number is (972) 238-1403.

Changes to the Board of Directors.  In conjunction with closing under the terms of the reorganization agreement, the number of members of the Company’s board of directors was increased to three and Stanley Hirschman, Ronald Richards and Merrick Okamoto were appointed to serve as Directors of the Company and Andrey Oks resigned.   Ronald Richards was appointed as Chairman of the board of directors.

All of the Company’s directors will hold office until the next annual meeting of the stockholders or until the election and qualification of their successors. The Company’s officers are elected by the board of directors and serve at the discretion of the board of directors.

Name Change and Stock Option Plan.  On or about March 26, 2009, the Registrant’s board of directors and shareholders approved the change of the Registrant’s name to “Optex Systems Holdings, Inc.” and approved the 2009 Stock Option Plan.

2009 Stock Option Plan.  The purpose of the Plan is to assist the Registrant in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of the Registrant and its subsidiaries, and directors and consultants of the Registrant and its subsidiaries, to achieve long-term corporate objectives.  There are 6,000,000 shares of common stock reserved for issuance under this Plan.  As of March 31, 2009, the Registrant had not issued any stock options under this Plan.

BUSINESS

Background

Prior History - Sustut Exploration, Inc.

Sustut was a Delaware corporation formed on April 11, 2006 to search for available properties in north central British Columbia. In May 2006, Sustut entered into an agreement which was negotiated at arms length with Richard Simpson to acquire a 100% interest in the WILLOW claim purported to be located in the Omineca Mining Division, NTS map sheet 94D/10E. The property could have been acquired from Simpson by paying a total of $75,000 in two option payments with the last option payment being due on May 15, 2008, however, Sustut did not make the required payments and did not acquire title to those property rights.

The mineral claim which was to be Sustut’s primary business expired on May 15, 2008 leaving Sustut with no operating business of which to dispose. The Company does not believe it presently maintains any rights related to the Willowvale project and does not intend to pursue a mining or mineral business. In the event that Mr. Simpson seeks payment of any amount the Company does not intend to make any payment to exercise any option or extend the term of the rights, if any continue to exist.

Reorganization

On March 30, 2009, a reorganization occurred whereby the then existing shareholders of Optex, Inc., a Delaware corporation (“Optex Systems, Inc. (Delaware)”) exchanged their shares of Optex Systems, Inc. (Delaware) common stock with the shares of common stock of Optex Systems Holdings as follows:  (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged for 113,333,282 shares of Optex Systems Holdings common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged for 1,027 shares of Optex Systems Holdings Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged for 8,131,667 shares of Optex Systems Holdings common stock.   Optex Systems, Inc. (Delaware) has remained a wholly-owned subsidiary of Company, and the Optex Systems, Inc. (Delaware) shareholders are now shareholders of Optex Systems Holdings.  As a result of the reorganization, Sileas Corporation (“Sileas”) beneficially owns approximately 73.52% of the issued and outstanding common stock of Optex Systems Holdings and Arland Holdings, Ltd. (“Arland”) owns 5.89% of the issued and outstanding common stock of Optex Systems Holdings.  Furthermore, at the time of the reorganization, Andrey Oks resigned as the sole officer and director of the Optex Systems Holdings.  Additionally, Stanley Hirschman, Ronald Richards and Merrick Okamoto were appointed as its Directors, and Stanley Hirschman, Danny Schoening and Karen Hawkins were appointed as its President, COO and V.P. of Finance/Controller, respectively.

Prior to the closing under the reorganization agreement, Optex Systems, Inc. (Delaware) accepted subscriptions from accredited investors for a total 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock of Optex Systems, Inc. (Delaware) and warrants to purchase 300,000 shares of common Stock for $0.45 per share for a period of five years from the initial closing, which were issued by Optex Systems, Inc. (Delaware) after the closing referenced above.  Gross proceeds to Optex Systems, Inc. (Delaware) were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

Contracts

Each contract with Optex Systems Holdings’ customers has specific quantities of material that need to be purchased, assembled, and finally shipped.  Prior to bidding a contract, Optex Systems Holdings contacts potential sources of material and receives qualified quotations for this material.  In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers.  If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then Optex Systems Holdings would attempt to find an acceptable alternate supplier.  Contractual deliverables would then be re-negotiated (e.g., specifications, delivery, price.).  Currently, approximately 28% of our total material requirements are single sourced across 21 suppliers representing approximately 20% of our active supplier base.  Single sourced component requirements span across all of our major product lines.  Of these single sourced components, we have material contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply the parts necessary to satisfy our current contractual needs.

We are subject to, and must comply ,with various governmental regulations that impact, among other things, our revenue, operating costs, profit margins and the internal organization and operation of our business. The most significant regulations affecting our U.S. government business are summarized in the table below:

Regulation	Summary

Federal Acquisition Regulation
The principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the Federal government of the United States to govern what is called the "acquisition process," which is the process through which the government purchases ("acquires") goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration. The Federal Acquisition Regulation System regulates the activities of government personnel in carrying out that process. It does not regulate the purchasing activities of private sector firms, except to the extent that parts of it are incorporated into government solicitations and contracts by reference.

International Traffic in Arms Regulations
United States government regulations that control the export and import of defense-related articles and services on the United States Munitions List.  These regulations implement the provisions of the Arms Export Control Act.

Truth in Negotiations Act
A public law enacted for the purpose of providing for full and fair disclosure by contractors in the conduct of negotiations with the Government. The most significant provision included is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold, currently $650,000.  Requires contractors to provide the Government with an extremely broad range of cost or pricing information relevant to the expected costs of contract performance.  Requires contractors and subcontractors to submit cost or pricing data to Government and to certify that, to the best of their knowledge and belief, the data are current, accurate, and complete.

Optex Systems Holdings is responsible for full compliance with the Federal Acquisition Regulation. Upon award, the contract may identify certain regulations that Optex Systems Holdings needs to meet.  For example, a contract may allow progress billing pursuant to specific Federal Acquisition Regulation clauses incorporated into the contract.  Other contracts may call for specific first article acceptance and testing requirements. The Federal Acquisition Regulation will identify the specific regulations that Optex Systems Holdings must follow based on the type of contract awarded. The Federal Acquisition Regulation also contains guidelines and regulations for managing a contract after award, including conditions under which contracts may be terminated, in whole or in part, at the government’s convenience or for default. These regulations also subject us to financial audits and other reviews by the government of our costs, performance, accounting and general business practices relating to our government contracts, which may result in adjustment of our contract-related costs and fees and, among other things and impose accounting rules that define allowable and unallowable costs governing our right to reimbursement under certain contracts. The full text of the Federal Acquisition Regulation System is located at the Library of Congress.

First Article Testing and Acceptance requirements are defined under the Federal Acquisitions Regulation, Part 9 – Contractor Qualification, Subpart 9.3 – First Article Testing and Approval. For example, first article testing on a Howitzer type product is very comprehensive and very time consuming. Each piece part of the assembly requires each dimension and material specification to be verified, and each product has in excess of 100 piece parts. Once the individual piece parts are verified to be compliant to the specification, the assembly processes are documented and verified. A sample of the production (typically 3 units) is verified to meet final performance specifications. Once the units meet the final performance specification, they are then exposed to a series of tests which simulate the lifetime use of the product in the field. This consists of exposing the units to thermal extremes, humidity, mechanical shock, vibration, and other physical exposure tests. Once completed, the units undergo a final verification that no damage has occurred as a result of the testing and that they continue to meet the performance specification. All of the information and data is recorded into a final first article inspection and test report and submitted to the customer along with the test units for final approval. First Article Acceptance and Testing is generally required on new contracts/product awards but may also be required on existing products or contracts where there has been a significant gap in production, or where the product has undergone significant manufacturing process, material, tooling, equipment or product configuration changes.

Optex Systems Holdings, Inc. is also subject to laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data as covered by the International Traffic in Arms Regulation. In order to import or export items listed on the U.S. Munitions List, we are required to be registered with the Directorate of Defense Trade Controls office.  The registration is valid for 1 year and the registration fees are established based on the number of license applications submitted the previous year.  Optex Systems Holdings currently has an approved and current registration on file with the Directorate of Defense Trade Controls office. Once the registration is approved, each import/export license must be filed separately. License approval requires the company to provide proof of need, such as a valid contract or purchase order requirement for the specific product or technical data requested on the license and requires a detailed listing of the items requested for export/import, the end-user, the end-user statement, the value of the items, consignees/freight forwarders and a copy of a valid contract or purchase order from the end-user. The approval process for the license can vary from several weeks to six months or more. The licenses Optex Systems Holdings currently uses are the DSP-5 (permanent export) and DSP-73 (temporary export).  The aforementioned licenses are all valid for 48 months from date of issue.  Optex Systems Holdings currently has 7 active DSP-5’s and 4 active DSP-73’s.  Licenses are subject to termination if a licensee is found to be in violation of the Arms Export Control Act or the International Traffic in Arms Regulations requirements.  If a licensee is found to be in violation, in addition to a termination of its licenses, it can be subject to fines and penalties by the government.

Optex Systems Holdings’ contracts may also be governed by the Truth in Negotiation Act requirements where certain of our contracts or proposals exceed the $650,000 threshold and/or are deemed as sole source, or non competitive awards, covered under this Act. These contracts require that Optex Systems Holdings provide a vast array of cost and pricing data in addition to certification that our pricing data and disclosure materials are current, accurate and complete upon conclusion of the negotiation. Due to the additional disclosure and certification requirements, if a post contract award audit were to uncover that the pricing data provided was in any way not current accurate or complete as of the certification date, Optex could be subjected to a defective pricing claim adjustment with accrued interest. Currently, Optex does not have any pending claims as a result of defective pricing as a result of these covered contracts. Additionally, as a result of this requirement, contract price negotiations may span from two to six months and will often result in undefinitized or not to exceed ceiling priced contracts subject to future downward negotiations and price adjustments. Currently, Optex Systems Holdings does not have any undefinitized contracts subject to further price negotiation.

Our failure to comply with applicable regulations, rules and approvals or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, the loss of our U.S. government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could have a material adverse effect our business, financial condition, results of operations and cash flows. We are currently in compliance with all applicable regulations and do not have any pending claims as a result of non compliance.

The material terms of our five largest contracts are as follows:

			Contract Quantities
Customer	Customer PO/Contract	Contract Type	Min Qty	Max Qty	Total Award Value		Progress Billable (1)	Order Period Expiration	Delivery Period
General Dynamics Land Systems	PCL860000 thru PCL860005 (Multiple Prime Contracts)	1 year blanket order with Fixed Qty Contract release which includes ability to in crease or decrease quantity on each release up to 20% from PO release quantity.	N/A	N/A	$14,813,100		Yes	Expired	Dec 2007 - Jan 2011

Tank-automotive and Armaments Command - ROCK ISLAND	W52H09-05-D-0260	5 Year Firm Fixed Price (3)	138	2,100	$7,261,716		Yes	30-Jun-2010	Oct 2007-Jan 2011

Tank-automotive and Armaments Command - ROCK ISLAND	W52H09-05-D-0248	5 Year Firm Fixed Price (3)	138	1,250	$5,006,119		Yes	30-Jun-2010	Apr 2007- Jul 2010

Tank-automotive and Armaments Command - ROCK ISLAND	W52H09-09-D-0128	3 Yr – Evaluated Pricing (3). Restricted Procurement between Optex Systems & Miller Holzwarth	250 each supplier	250 each supplier	$118,250	(2)	Yes	31-Dec-2011	Initial award deliverable Aug - Sept 2009. Additional awards not to exceed aggregate 2000 units per month total units.

General Dynamics Land Systems	40050551 (Multiple Prime Contracts)	Firm Fixed Price and Fixed Quantity Purchase Order	N/A	N/A	$5,380,137		Yes	N/A	Jan 2011 - Feb 2013

(1)	Payment terms on shipments are all net 30 days.
(2)
Only first delivery order awarded.  Maximum order value potential of up to $22 million with expected award value of $7.5 million. We estimate the maximum order potential at $22 million based on the government’s estimated maximum order quantity for each periscope type times the Optex not to exceed price per unit for each of the solicited periscope assemblies.  The $7.5 million expected value is derived based on the governments estimated quantity requirement for each periscope type across the contract period times Optex proposed not to exceed price per unit, assuming that the award is split equally between Optex and the other supplier.

(3)	Indefinite Delivery/Indefinite Quantity type contract.

Organizational History

On October 14, 2008, in a transaction that was consummated via public auction, Optex Systems Inc., (Delaware) (Successor) purchased all of the assets of Optex Systems Inc., (Texas) (Predecessor) in exchange for $15 million of Irvine Sensors Corporation debt and the assumption of approximately $3.8 million of certain liabilities of Optex Systems Inc., (Texas).  Optex Systems Inc., (Delaware) was formed by the Longview Fund, LP and Alpha Capital Antstalt, former secured creditors of Irvine Sensors Corporation, to consummate the transaction with Optex Systems Holdings, and subsequently, on February 20, 2009, Longview Fund conveyed its ownership interest in Optex Systems Holdings to Sileas, an entity owned by three of Optex Systems  Holdings’ officers (one of whom is also one of Optex Systems  Holdings’ three directors).  On March 30, 2009, a reorganization occurred whereby Optex Systems Inc., (Delaware) became a wholly-owned subsidiary of Optex Systems Holdings.

Products

The Company’s products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles and have been selected for installation on the Future Combat Systems (FCS) Stryker vehicle. Optex Systems Holdings also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems Holdings delivers its products both directly to the military services and to prime contractors.

Optex Systems Holdings delivers high volume products, under multi-year contracts, to large defense contractors and government customers. Optex Systems Holdings has a reputation for quality and credibility with its customers as a strategic supplier. Optex Systems Holdings also anticipates the opportunity to integrate some of its night vision and optical sights products into commercial applications.

Specific product lines include:

•	Electronic sighting systems

•	Mechanical sighting systems

•	Laser protected glass periscopes

•	Laser protected plastic periscopes

•	Non-laser protected plastic periscopes

•	Howitzer sighting systems

•	Ship binoculars

•	Replacement optics (e.g. filters, mirrors)

Location and Facility

We are located in Richardson, TX in a 49,000 square foot facility and currently has 107 full time employees. We operate with a single shift, and capacity could be expanded by adding a second shift.  Our proprietary processes and methodologies provide barriers to entry by other competing suppliers. In many cases, we are the sole source provider or one of only two providers of a product.  We have capabilities which include machining, bonding, painting, tracking, engraving and assembly and can perform both optical and environmental testing in-house.  We lease our facility, and the lease currently expires on February 28, 2010.  We are presently in negotiations with the landlord regarding a lease extension, and we are also exploring the possibility of moving to another location.  Mixed use space, such as that leased by us (which is approximately 25% office space and 75% manufacturing space, in the case of us), is readily available in our general geographic area. (See subsequent events in Note 9 of Financial Statements)

Prior Operational/Financial Challenges; Recovery; and Future Growth Potential

While Optex Systems Inc., (Texas) (Predecessor) was a wholly-owned subsidiary of Irvine Sensors Corporation, Irvine Sensors Corporation faced certain business challenges and utilized the cash flow from Optex Systems Inc., (Texas) to meet its own funding needs.  This left Optex Systems Inc., (Texas) with limited working capital to satisfy its own operating needs.

As of the year ended September 28, 2008, Optex Systems Inc., (Texas) (Predecessor) reported $4.3 million of liabilities attributable to corporate expenses allocated to Optex Systems Inc., (Texas) (Predecessor) through an intercompany payable account “Due to Parent”. These costs were for expenses incurred by Irvine Sensors Corporation on behalf of Optex Systems Inc., (Texas), including legal, audit, and consulting fees; insurance costs; and significant amounts of Irvine Sensors Corporation general overhead allocated to Optex Systems Inc., (Texas). The outstanding “Due to Parent” balance was not acquired by the company as part of the October 14, 2008 transaction. Therefore, this balance will have no impact on future operating results or liquidity. We anticipate incurring similar expenses for fiscal year 2009 as follows:

Accounting & Auditing Fees	$250,000
Legal Fees	60,000
Consulting Fees	60,000
Workers Comp & General Insurance	70,000
Total	$440,000

As a result of the purchase of Optex Systems, Inc. (Texas) on October 14, 2008, these general and administrative costs are incurred and paid directly by Optex Systems, Inc. (Delaware) for the 2009 fiscal year, and have been reflected in the financial statements to the extent incurred through December 28, 2008.

Since the buyout, the business outlook for Optex Systems Holdings has changed dramatically.  Management has strengthened Optex Systems  Holdings’ balance sheet and has increased operational efficiencies and productivity, as demonstrated by the significant $1.45 million reduction in operating loss to $(15,193) versus $(1,468,192) for the total for the periods September 29, 2008 through October 14, 2008 (Predecessor) and October 15, 2008 through June 28, 2009 (Successor)  and the nine months ended June 28, 2008 (Predecessor), respectively.  Management expects to achieve additional improvement in operations over time.

           Virtually all of our contracts are prime or subcontracted directly with the Federal government and are subject to Federal Acquisition Regulation Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation clauses 52.249-2  “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on our prime military contracts and are generally “flowed down” to us as subcontractors on other military business.  It has been our experience that the termination for convenience is rarely invoked, except where it has been mutually beneficial for both parties.  We are currently not aware of any pending terminations for convenience or default on our existing contracts.

In the event a termination for convenience were to occur, these Federal Acquisition Regulation clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract.  In the event a termination for default were to occur, we could be liable for any excess cost incurred by the government to acquire replacement supplies from another supplier.  We would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by Federal Acquisition Regulation clause 52.249-8.  In addition, the U.S. government may require us to transfer title and deliver to it any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that we specifically produced or acquired for the terminated portion of this contract.  The U.S. government is required to pay contract price for completed supplies delivered and accepted, and the parties are required to negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the Federal Acquisition Regulation Disputes clause 52.233-1.

In some cases, we may receive orders subject to subsequent price negotiation on contracts exceeding the $650,000 federal government simplified acquisition threshold.  These “undefinitized” contracts are considered firm contracts, but as Cost Accounting Standards Board covered contracts, they are subject to the Truth in Negotiations Act disclosure requirements and downward-only price negotiation.  As of September 28, 2008 and September 30, 2007, approximately $4.0 million and $10.0 million of booked orders fell under this criterion, respectively.  As of December 28, 2008 there were $5.0 million booked orders that fell under this criterion. Our experience has been that the historically negotiated price differentials have been immaterial and we do not anticipate any significant downward adjustments on these booked orders.

We are currently bidding on several substantial government contracts to expand sales and production beyond the current production and backlog.  We are also exploring possibilities to adapt some of our products for commercial use in those markets that demonstrate potential for solid revenue growth.

Market Opportunity – U.S. Military

Our products are currently marketed to the military and related government markets.  Since 1998, annual U.S. military spending has increased over 225% to over $600 billion. The trend of significant growth in government spending on the military and defense is very positive for Optex Systems Holdings and others in the defense industry sector.  The data suggests that the market continues to be robust and Optex Systems Holdings believes the markets for new and replacement parts, such as those manufactured by Optex Systems Holdings, are significant.

The chart below was derived from public government spending sources and depicts total U.S. Military Spending from 1998 through 2008.  Total military spending increased from $268.2 billion in 1998 to $607.3 billion in 2008 representing a total increase in military spending of 226% in the last 10 years.  It is difficult to directly tie this spending to any specific military vehicles; however, Optex Systems Holdings serves the U.S. armed forces and state national guards.  The purpose of including this chart is to provide the reader with trend data showing increased military spending by the government since 1998, which is a favorable trend for Optex Systems Holdings’ overall business.

Source: Government Printing Office, U.S. Budget Historical Tables, FY 2008, Table 3.2 Outlays by function and subfunction, 1962-2012

The following factors are important to the U.S. military:

•	Reliability – failure can cost lives

•	Time delivery to schedule

•	Cost effectiveness

•	Armed forces need to be able to see to perform

•	Mission critical products.

Optex Systems Holdings focuses on delivering products that satisfy these factors and believes it is well positioned to continue to service U.S. military needs.

Market Opportunity – Commercial

Optex Systems Holdings’ products are currently sold exclusively to military and related government markets. We believe there may be opportunities to commercialize various products we presently manufacture to address other markets.  Our initial focus will be directed in three product areas.

•
Big Eye Binoculars – While the military application we produce is based on mature military designs, Optex Systems Holdings owns all castings, tooling and glass technology.  These large fixed mount binoculars could be sold to Cruise Ships, Personal Yachts and Cities/Municipalities.

•
Night Vision Sight – Optex Systems Holdings manufactured the Optical System for the NL-61 Night Vision Sight for the Ministry of Defense of Israel. This technology is based on the I Squared design and could be implemented for commercial applications.

•
Infrared Imaging Equipment – Optex Systems Holdings manufactures and assembles Infrared Imaging Equipment for Textron and components for Raytheon’s Thermal Imaging M36 Mount product. This equipment and technology has potential to be assembled for border patrol, police and security agencies.

Customer Base

Optex Systems Holdings serves customers in three primary categories: as prime contractor (Tank-automotive and Armaments Command , U.S. Army, Navy and Marine Corps), as subcontractor (General Dynamics, BAE, Raytheon and Northrop) and also as a supplier to foreign governments   Israel, Australia and NAMSA).  For reference, TACOM is Tank-automotive and Armaments Command, and NAMSA is the NATO Maintenance and Supply Agency, which is the main logistics agency of NATO.  Although we do serve all three of these categories, at present, approximately 93% of the gross revenue from our business is derived from two customers, General Dynamics Land System Division and Tank-automotive and Armaments Command , with which we have approximately 50 discrete contracts that are utilized in vehicles, product lines and spare parts.  Given the size of General Dynamics Land System Division and Tank-automotive and Armaments Command as well as the fact that the contracts are not interdependent, we are of the opinion that this provides us with a fairly well diversified revenue pool.

Marketing Plan

Potential Entrants – Low.  In order to enter this market, potential competitors must overcome several barriers to entry.  The first hurdle is that an entrant would need to prove the existence of a government approved accounting systems for larger contracts.  Second, the entrant would need to develop the processes required to produce the product.  Third, the entrant would then need to produce the product and then submit successful test requirements (many of which require lengthy government consultation for completion).  Finally, in many cases the customer has an immediate need and therefore cannot wait for this qualification cycle and therefore must issue the contracts to existing suppliers.

Buyers – Medium.  In most cases the buyers have two fairly strong suppliers.  It is in their best interest to keep at least two, and therefore in some cases the contracts are split between suppliers.  In the case of larger contracts, the customer can request an open book policy on costs and expects a reasonable margin to have been applied.

Substitutes – Low.  Optex Systems Holdings has both new vehicle contracts and replacement part contracts for the exact same product.  The US Government has declared that the Abrams/Bradley base vehicles will be the ground vehicle of choice out through 2040.  The Bradley vehicle has been in service for 28 years, the Abrams for 27 years.  Therefore it appears that the systems are capable of a life of approximately 30 years.  In February 2008, the Army signed a 5 year multi-year contract for the delivery of improved Abrams and Bradleys.  The contract is for up to 435 tanks and 540 Bradley vehicles.  These are the only production tanks currently being procured by the government.  This in conjunction with the 30 year life span supports their continued use through 2040.  There are no replacement systems being proposed or funded at this time.  The Abrams is the principal battle tank of the United States Army and Marine Corps, and the armies of Egypt, Kuwait, Saudi Arabia, and since 2007, Australia.  The new contract terms allow efficiencies within the supply chain and a very long return on investment on new vehicle proposals.

Suppliers – Low to Medium. The suppliers of standard processes (e.g.: casting, machining, plating) have very little power. Given the current state of the economy, they need to be very competitive to gain and /or maintain contracts. Those suppliers of products that use Top Secret Clearance processes are slightly better off; however, there continues to be multiple avenues of supply and therefore moderate power.

Industry Competitors – Low. The current suppliers have been partitioned according to their processes and the products. Optex Systems Holdings and Miller-Holzwarth, Inc. both compete for plastic periscope products whereas Optex Systems Holdings and Seiler Instrument & Manufacturing Co., Inc., have competed on the higher level products. In the last 12-18 months, we have begun to challenge Seiler in areas where they have long held the dominant role. For example, while the existing Howitzer contracts are at low margins, the new bids will be at a much higher margin now that we have proven we can produce the product.

The second model is a two by two matrix for Products and Customers.

This Product/Customer matrix sets forth our four basic approaches:

1)	Sell existing products to existing customers.

2)	Sell existing products to new customers.

3)	Develop new products to meet the needs of our existing customers.

4)	Develop new products to meet the needs of new customers.

The product categories described in the above matrix are associated with the product lines set forth below:

Name	Product Line
M137, M187, M119 Aiming Device	Howitzer Sighting Systems
Aiming Circle	Howitzer Sighting Systems
Periscopes	Laser Protected Plastic Periscopes
Collimators	Electronic Sighting Systems
Back Up Sights	Mechanical Sighting Systems
ICWS	Laser Protected Glass Periscopes

Those “new customers” listed (BAE and Textron) are producers of armored vehicles.  Optex Systems Holdings has provided them quotations for Laser Protected Plastic Periscopes and Mechanical Sighting Systems.  Both of these companies have previously purchased products from Optex Systems Holdings.  “New Customers” listed (L3 and ITT) are potential customers for night vision products.

Operations Plan

Our Operations Plan can be broken down into three distinct areas, Material Management, Manufacturing Space Planning and Efficient Scales of Economy.

Materials Management –

The largest portion of our costs are materials.  We have completed the following activities in order to demonstrate continuous improvement:

-	Successful Completion of ISO9001:2008 Certification

-	Weekly Cycle Counts on Inventory Items

-	Weekly Material Review Board Meeting on non-moving piece parts

-	Kanban kitting on products with consistent ship weekly ship quantities

-	Daily review of Yields and Product Velocity

-	Bill of Material Reviews prior to Work Order Release

Future continuous improvement opportunities include installation and training of Shop Floor Control module within the ERP system and organizational efficiencies of common procurement techniques among buyers.

Manufacturing Space Planning –

We currently lease approximately 49,000 square feet of manufacturing space.  Given the ample building opportunities along with competitive lease rates, the objective is to maintain building and building-related costs consistent with prior historical norms on a percentage of sales basis.

Consistent with the space planning, we will drive economies of scale to reduce support costs on a percentage of sales perspective.  These cost reductions can then be either brought directly to the bottom line or used for business investment.

This process is driven by the use of six sigma techniques and process standardization.  Initial activities in this area have been the success of 5S projects in several production areas which has lead to improved output and customer approval on the aesthetics of the work environment.  In addition to the 5S projects, we have used the Define, Measure, Analyze, Improve, Control Problem Solving technique to identify bottlenecks within the process flow and improve product yields.  These successful techniques can then be duplicated across the production floor and drive operational improvements.

Intellectual Property

We utilize several highly specialized and unique processes in the manufacture of our products.  While we believe that these trade secrets have value, it is probable that our future success will depend primarily on the innovation, technical expertise, manufacturing and marketing abilities of our personnel. We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure.  The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.  Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.  We do not possess any patents.

Our competitors, many of which have substantially greater resources, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although we believe that our products do not infringe on the patents or other proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

Competition

The markets for our products are competitive. We compete primarily on the basis of our ability to design and engineer products to meet performance specifications set by our customers. Our customers include the military and government end users as well as prime contractors that purchase component parts or subassemblies, which they incorporate into their end products.  Product pricing, quality, customer support, experience, reputation and financial stability are also important competitive factors.

There are a limited number of competitors in each of the markets for the various types of products that we design, manufacture and sell. At this time we consider our primary competitors to be Seiler Instruments, Miller-Holzwarth, Kent Periscopes, and EO System Co.

Our competitors are often well entrenched, particularly in the defense markets. Some of these competitors have substantially greater resources than we do. While we believe that the quality of our technologies and product offerings provides us with a competitive advantage over certain manufacturers, some of our competitors have significantly more financial and other resources than we do to spend on the research and development of their technologies and for funding the construction and operation of commercial scale plants.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure investors that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features, or that new technology or processes will not emerge that render our products less competitive or obsolete. Increased competitive pressure could lead to lower prices for our products, thereby adversely affecting our business, financial condition and results of operations. Also, competitive pressures may force us to implement new technologies at a substantial cost, and we may not be able to successfully develop or expend the financial resources necessary to acquire new technology. We cannot assure you that we will be able to compete successfully in the future.

External Growth Potential/Roll-Up Opportunities

We operate in a business environment which is highly fragmented with numerous private companies, many of which were established more than 20 years ago. We believe there may be opportunities to pursue mergers with these competitors. We are not aware of any previous attempts to consolidate companies with our defense manufacturing expertise.

The typical company we compete with has 50-100 employees and annual revenue of $20-$50 million dollars. Most of these private companies have never had the opportunity to enjoy the benefits of consolidation and the resulting economies of scale associated with a larger entity.

We plan to engage our competition on a selective basis, and to explore all opportunities to grow our operations through mergers and/or acquisitions. We have no acquisition agreements pending at this time and are not currently in discussions or negotiations with any third parties.

Employees

Optex Systems Holdings has 107 full time equivalent employees. Optex Systems Holdings uses a small temporary work force to handle peak loads.  The full time employee count is 101 and the temporary employee head count is 6.  To the best of its knowledge, Optex Systems Holdings is compliant with local prevailing wage, contractor licensing and insurance regulations, and has good relations with its employees.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. To the extent that any statements made in this Current Report on Form 8-K contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors” and include, without limitation, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Reorganization ; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which the proceeds of the Private Placement will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed from time to time in the Company’s filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this Report is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis or Plan of Operations

All references to the “Company,” “we,” “our” and “us” for periods prior to the closing of the Reorganization refer to Optex, and references to the “Company,” “we,” “our” and “us” for periods subsequent to the closing of the Reorganization refer to the Registrant and its subsidiaries.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion contains forward-looking statements. Please see “Special cautionary statement concerning forward-looking statements” and “Risk factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. The operating results for the periods presented were not significantly affected by inflation.

Background

Management’s Discussion and Analysis or Plan of Operations

This management's discussion and analysis reflects information known to management as at December 28, 2008. This MD&A is intended to supplement and complement our audited financial statements and notes thereto for the year ended September 28, 2008 (Predecessor), prepared in accordance with U.S. generally accepted accounting principles (GAAP). You are encouraged to review our financial statements in conjunction with your review of this MD&A. The financial information in this MD&A has been prepared in accordance with GAAP, unless otherwise indicated. In addition, we use non-GAAP financial measures as supplemental indicators of our operating performance and financial position. We use these non-GAAP financial measures internally for comparing actual results from one period to another, as well as for planning purposes. We will also report non-GAAP financial results as supplemental information, as we believe their use provides more insight into our performance. When non-GAAP measures are used in this MD&A, they are clearly identified as a non-GAAP measure and reconciled to the most closely corresponding GAAP measure.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion contains forward-looking statements. Please see “Special cautionary statement concerning forward-looking statements” and “Risk factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements. The operating results for the periods presented were not significantly affected by inflation.

Background

On March 30, 2009, the reorganization was consummated pursuant to which the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows:   (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Company Series A preferred stock, and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Company common stock.  Optex Systems, Inc. (Delaware) has remained a wholly-owned subsidiary of Optex Systems Holdings.

As a result of the reorganization, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.

Immediately prior to the closing under the reorganization agreement (and the shares included above), as of March 30, 2009, Optex Systems, Inc. (Delaware) accepted subscriptions from accredited investors for a total 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock, no par value, of Optex Systems, Inc. (Delaware) and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five (5) years from the initial closing, which were issued by Optex Systems, Inc. (Delaware) after the closing referenced above.  Gross proceeds to Optex Systems, Inc. (Delaware) were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit. As described above, these 8,131,667 shares were exchanged for 8,131,667 shares of Optex Systems Holdings common stock in the reorganization.

Optex Systems, Inc. (Delaware) manufactures optical sighting systems and assemblies primarily for Department of Defense applications. Its products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems, Inc. (Delaware) also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies.  Optex Systems, Inc. (Delaware) products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors.  Less than 1% of today’s revenue is resale of products “substantially manufactured by others”.  In this case, the product would likely be a simple replacement part of a larger system previously produced by Optex Systems, Inc. (Delaware).

Optex Systems, Inc. (Delaware) delivers high volume products, under multi-year contracts, to large defense contractors.  It has the reputation and credibility with those customers as a strategic supplier. Irvine Sensors Corporation (“Irvine Sensors Corporation”) is predominately a research and design company with capabilities enabling only prototype or low quantity volumes.  Optex Systems, Inc. (Delaware) is predominately a high volume manufacturing company.  Therefore the systems and processes needed to meet customer’s needs are quite different.  While both companies serve the military market, the customers within these markets are different.  For example, two of the largest customers for Optex are GDLS and TACOM.  Irvine Sensors Corporation did not have any contracts or business relations with either of these two customers.  Therefore the separation has allowed Optex Systems, Inc. (Delaware) to fully focus on high volume manufacturing and the use of the six sigma manufacturing methodology.   This shift in priorities has allowed Optex Systems, Inc. (Delaware) to improve delivery performance and reduce operational costs.

Many of our contracts allow for government contract financing in the form of contract progress payments pursuant to Federal Acquisition Regulation 52.232-16. “Progress Payments”.  As a small business, and subject to certain limitations, this clause provides for government payment of up to 90% of incurred program costs prior to product delivery.  To the extent our contracts allow for progress payments, we intend to utilize this benefit, thereby minimizing the working capital impact on Optex Systems Holdings for materials and labor required to complete the contracts.

Optex Systems Holdings also anticipates the opportunity to integrate some of its night vision and optical sights products into commercial applications.  Optex Systems Holdings plans to carry on the business of Optex Systems, Inc. (Delaware) as its sole line of business, and all of Optex Systems  Holdings’ operations are expected to be conducted by and through Optex Systems, Inc. (Delaware).

The successful completion of the separation from Irvine Sensors Corporation, which was accomplished by Optex Systems, Inc. (Delaware)’s acquisition of all of the assets and assumption of certain liabilities of Optex Systems, Inc. (Texas), reduced the general and administrative costs allocated by Irvine Sensors Corporation. These costs represented services paid by Irvine Sensors Corporation for expenses incurred on Optex Systems, Inc. (Texas)’ behalf such as legal, accounting and audit, consulting fees and insurance costs in addition to significant amounts of Irvine Sensors Corporation’s general overhead allocated to Optex Systems, Inc. (Texas).

The estimated total General and Administrative expenses assuming Optex Systems, Inc (Texas) was operated under a stand-alone basis during the 2008 fiscal year are:

Accounting and Auditing Fees	$250,000
Legal Fees	60,000
Consulting Fees	60,000
Workers Comp and General Insurance	70,000
Total	$440,000

As a result of the purchase of Optex Systems, Inc. (Texas) on October 14, 2008, these general and administrative costs are incurred and paid directly by Optex Systems, Inc. (Delaware) for the 2009 fiscal year, and have been reflected in the financial statements to the extent incurred through December 28, 2008.

The liabilities not assumed relate to costs that would not have been incurred by Optex Systems, Inc. (Texas) if they were operated on a stand alone basis, including a note due to Timothy Looney.  The 2007 promissory note had a principal amount of $2,000,000 together with accrued interest unpaid aggregating to approximately $2,300,000.  The note was an amendment to Looney’s earn-out agreement which was the consideration for Irvine Sensor’s purchase of Optex Systems, Inc. (Texas).

The 2007 promissory note was not assumed by Optex Systems, Inc. (Delaware) in the October 2008 transaction.  The note and accrued interest was reported on Optex Systems, Inc. (Texas) financial statements as of September 28, 2008 as a result of push down accounting for the acquisition of Optex Systems, Inc. (Texas) by Irvine Sensors.  The note would not have been incurred by Optex Systems, Inc. (Texas) if operated as a stand alone entity because it relates to Irvine Sensor’s consideration for its purchase of Optex Systems, Inc. (Texas). Therefore, we expect no similar impact to the future operating results or liquidity of the Company.

Additionally, as of September 28, 2008, Optex Systems, Inc. (Texas) reported $4.3 million of liabilities attributable to corporate expenses allocated to Optex Systems, Inc. (Texas) through an intercompany payable.  The outstanding intercompany payable was not acquired by the company in the acquisition from Irvine Sensors.

Plan of Operation

Through a private placement offering completed prior to consummation of the reorganization agreement, Optex Systems, Inc. (Delaware) raised $1,219,750 ($874,529, net of finders fees, issuance costs and non cash consideration resulting from satisfaction of indebtedness owed to an investor) to fund operations.  The proceeds have been used as follows:

Description	Offering
Additional Personnel	$150,000
Legal and Accounting Fees	$100,000
Investor Relations Fees	96,000
Working Capital	$528,529
Totals	$874,529

Results of Operations

Based on the current level of deliverable backlog, we expect the next three months’ revenues to be consistent with the total for the periods September 29, 2008 through October 14, 2008 (Predecessor) and October 15, 2008 through December 28, 2008 (Successor).  In addition, future business includes expected awards yet to be determined.  Although the current range of products being manufactured is dependent on the receipt of continued and timely funding to existing programs, the most recent proposed federal budget is not expected to impact any of our existing programs in the near term.

The Revenue, Expenses and Income for the fourteen day period of Optex Systems, Inc. (Texas) prior to the acquisition by Optex Systems, Inc. (Delaware) are summarized below (in millions).

Optex Systems Inc. (Texas) (Predecessor)
Revenue	$0.9
Cost of Sales	0.7
Gross Margin	0.2
General & Administrative	0.1
Operating Income	$0.1
Net Income	$0.1

The table below summarizes our quarterly and year to date operating results in terms of both a GAAP net income measure and a non GAAP EBITDA measure.  We use EBITDA as an additional measure for evaluating the performance of our business as “net income” includes the significant impact of noncash Intangible Amortization on our income performance.  Consequently, in order to have a meaningful measure of our operating performance on a continuing basis, we need to evaluate an income measure which does not take into account this Intangible Amortization.  We have summarized the quarterly revenue and margin below along with a reconciliation of the GAAP net loss to the non GAAP EBITDA calculation for comparative purposes below.  We believe that including both measures allows the reader to have a “complete picture” of our overall performance.

	Predecessor - Fiscal Year 2008
	Predecessor - Qtr 1 (Sept 29, 2008 through Oct 14, 2008)	Successor- Qtr 1 (Oct 15, 2008 through Dec 28, 2008)	3 months ended December 28, 2008	3 months ended December 30, 2007

Net Loss After Taxes - GAAP	$(0.1)	$0.1	$(0.0)	$(0.7)

Add:
Interest Expense		$0.1	$0.1	$0.1
Federal Income Taxes		0.2	0.2	-
Depreciation & Amortization		0.6	0.6	0.3
EBITDA - Non GAAP	$(0.1)	$1.0	$0.9	$(0.3)

We have experienced substantial improvement in our EBITDA as compared to our prior year performance.  We have increased our EBITDA by $1.2 million in the three months ending December 28, 2008 as compared to the three months ending December 30, 2007 (Predecessor), primarily as a result of increased revenue and lower general and administrative costs.  We expect this trend to continue over the next 12 months as our product mix shifts towards more profitable programs and we continue to pursue cost reductions in our production and general and administrative areas.

Product mix is dictated by customer contracted delivery dates and volume of each product to be delivered on such delivery dates.   Shifts in gross margin from quarter to quarter are primarily attributable to the differing product mix recognized as revenues during each respective period.  During the three months ended December 28, 2008, our revenues on legacy periscope programs increased significantly over the prior year.  The legacy periscope contracts were awarded January 2003, and due to significant material price increases subsequent to the contract award date, we are experiencing a loss on these contracts.  We have fully reserved for future contract losses on this program, thus deliveries against these programs yield a product margin of zero.   During the first three months of fiscal year 2008, we recognized revenue of $1.5 million from these legacy periscope programs, with a remaining backlog of $5.1 million, $3.9 million of which should be recognized in fiscal year 2009 and the remaining $1.2 million in the first three quarters of fiscal year 2010.  We expect our product margins on all periscopes to increase over the next 12 months as the legacy programs are completed and are replaced with new awards.

We are aggressively pursuing additional, potentially higher margin periscope business, and in May 2009, Optex Systems Holdings was awarded a multi-year Indefinite Delivery/Indefinite Quantity type contract accompanied by the first delivery order from TACOM.  If all government forecasted delivery orders against this Indefinite Delivery/Indefinite Quantity contract are awarded and if we were to share equally with the other supplier in the awarded releases, the total value of the contract to us could be valued at approximately $7.5 million over the next three years.  In June 2009, we received an additional $3.4 million dollar award from GDLS and in September 2009, an additional $1.9 million award to provide product beginning with delivery starting in 2011 at the completion of our current production contract.

As a result of the October 14, 2008 acquisition of the assets of Optex Systems, Inc. (Texas) (Predecessor), our amortizable intangible assets increased significantly over the prior year. The non cash amortization of intangible assets will have a negative impact on our Gross Margin for 2009 as compared to 2008. In fiscal 2009, intangible amortization expense will be $2 million and is scheduled to decline significantly to $1 million in fiscal 2010.

Backlog as of December 28, 2008 was $30.9 million as compared to a backlog of $44.2 million as of December 30, 2007.  The following table depicts the current expected delivery by quarter of all contracts awarded as of March 30, 2009.

	2009			2010				2011				2012				2013
Program Backlog (000's)	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1

Howitzer Programs	$0.2	$1.0	$0.8	$0.6	$1.7	$1.9	$2.6	$1.7	$0.1	-	-	-	-	-	-	-
Periscope Programs	4.4	2.6	2.1	1.9	2.0	2.5	1.5	0.5	0.3	0.2	-	-	0.1	0.1	-	-
Sighting Systems	0.6	1.3	1.0	0.6	-	-	-	-	-	-	-	-	-	-	-	-
All Other	0.6	2.3	1.4	0.6	0.5	0.4	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Total	$5.8	$7.2	$5.3	$3.7	$4.2	$4.8	$4.2	$2.3	$0.5	$0.3	$0.1	$0.1	$0.2	$0.2	$0.1	$0.1

Virtually all of our contracts are prime or subcontracted directly with the Federal government and, as such, are subject to Federal Acquisition Regulation Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation  clauses 52.249-2 “Termination for Convenience of the Government Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.  These clauses are standard clauses on our prime military contracts and generally apply to us as subcontractors.  It has been our experience that the termination for convenience is rarely invoked, except where it is mutually beneficial for both parties.  We are currently not aware of any pending terminations for convenience or for default on our existing contracts.

By way of background, Federal Acquisition Regulation is the principal set of regulations that govern the acquisition process of government agencies and contracts with the U.S. government. In general, parts of the Federal Acquisition Regulation are incorporated into government solicitations and contracts by reference as terms and conditions effecting contract awards and pricing solicitations.

In the event a termination for convenience were to occur, these Federal Acquisition Regulation  clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract. In the event a termination for default were to occur, we could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from us. We would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by Federal Acquisition Regulation clause 52.249-8. In addition, the Government may require us to transfer title and deliver to the Government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that we have specifically produced or acquired for the terminated portion of this contract. The Government shall pay contract price for completed supplies delivered and accepted, and we and the Government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the Federal Acquisition Regulation Disputes clause 52.233-1.

In some cases, we may receive an “undefinitized” (i.e., price, specifications and terms are not agreed upon before performance commenced) contract award for contracts that exceed the $650,000, which is the federal government simplified acquisition threshold.  These contracts are considered firm contracts at an undefinitized, but not to exceed specified limits threshold.  Cost Accounting Standards Board covered contracts are subject to the Truth in Negotiations Act disclosure requirements and downward only price negotiation.  As of December 28, 2008, 16.6% of our outstanding backlog, or $5.0 million of booked orders, fell under this criterion.  Our experience has been that the historically negotiated price differentials have been minimal (5% or less) and accordingly, we do not anticipate any significant downward adjustments on these booked orders.

Predecessor period of September 29, 2008 through October 14, 2008 and Successor period of October 15, 2008 through December 28, 2008 compared to the Predecessor three month period ended December 30, 2007.

Revenues: For the three months ended December 28, 2009 (Combined) revenues increased by 63.6% over the respective prior period (Predecessor) per the table below:

	Predecessor	Successor	Combined	Predecessor
	September 29, 2008 through October 14, 2008	October 15, 2008 through December 28, 2008	3 mos. ended December 28, 2008	3 mos. ended December 30, 2007	Change

Revenue	$0.9	$6.4	$7.3	$4.4	$2.9

Percent increase					65.9%

The table below details the revenue changes by product line in the three months ended December 28, 2008.

Product Line	3 mos ended December 28, 2008 (Combined)	3 mos ended December 30, 2007 (Predecessor)	Change
Howitzer Programs	0.5	0.3	(0.2)
Periscope Programs	4.8	1.8	3.0
Sighting Systems	1.0	1.6	(0.6)
All Other	1.0	0.7	0.3
Total	7.3	4.4	2.9

Percent increase			65.9%

Revenues increased $3.0 million in periscopes during the three months ended December 28, 2008 as compared to the three months ended December 30, 2007.  The significant increase in periscope sales is attributable to increased demand by GDLS and U.S. government accelerated schedules, whereby, in consideration for increased pricing of approximately $1.0 million, Optex Systems, Inc. (Delaware) agreed to accelerate the contract delivery schedule and deliver at higher volumes to support increased military service needs. Of the total periscope revenue increase, approximately 82% is attributable to increased product levels, as compared to 18% due to accelerated pricing.  The ramp up included the addition direct labor headcount of approximately 8 employees, combined with dual sourcing of material on several key components needed to meet the increased production requirements.   During the first three months of fiscal 2009, Optex had delivered approximately 23% of the accelerated units, with the remaining units to be delivered through the first quarter of 2010.  Based on our current backlog demand, we expect the periscope revenues to decline after the first fiscal quarter of 2009 as the accelerated orders near completion; however we expect the revenue on periscopes to remain strong in 2010 as we continue to quote and receive awards for additional periscopes from multiple customers.

Revenues in the Howitzer programs declined slightly by ($0.2) million over the same period in the prior year due to technical issues experienced on the Howitzer product lines related to problems with the government technical data and drawing package affecting the manufacturability of the products and the functionality of the product during field use and testing. These issues were resolved subsequent to the second fiscal quarter of 2009 through Optex initiated engineering change proposals and customer changes to the statement of work and contract schedules modified accordingly to implement the required changes. With most of the technical and start up issues behind us on these programs, we expect to increase program deliveries on these programs starting with the third and fourth fiscal quarters of fiscal year 2009 continuing through 2010.

Sighting Systems revenues decreased ($0.6) million over the prior year due to the wind down and completion of a substantial Textron and Raytheon related M36 programs in 2008. There has been no follow on award to the programs subsequent to the program completion in April 2008.

Increases in the other products $0.3 million for the three months ending December 28, 2008 are a result of increased business in muzzle reference sensor assemblies from GDLS.

Currently we are experiencing losses on our Howitzer programs as a result of unanticipated manufacturing costs due to design and technical data package issues impacting the product manufacturability. These issues have resulted in increased labor and material costs due to higher scrap and extensive engineering costs incurred during the start up phase of the programs. In addition some of our older “legacy” periscope programs are experiencing losses due to significant material price increases since the initial 5 year contract award in 2004. As of December 28, 2008 Optex Systems Holdings has reserved $0.6 million in contract loss reserves on Howitzer programs and $0.1 million on periscope programs for a total of $0.7 million in contract loss reserves. The total remaining backlog on these loss programs as of December 28, 2008 is $15.7 million. We are expecting to ship $9.4 of the loss contract backlog in the remaining quarters of fiscal year 2009 and $4.5 million of the existing loss contract backlog in 2010, with the remaining $1.8 million expected to ship in the first quarter of 2011. As these losses have been previously recognized to the extent identified, future margins on these revenues are expected to be zero.

Currently we are not experiencing any negative impact due to changes in incremental funding commitments by federal agencies. There has been one delay in the award of the second delivery order for the U.S. government periscope contract subsequent to December 28, 2008, however as the contract is a dual award between Optex Systems Holdings and a competitor with no volume guaranteed to any single-source, we have not expended any resources in support of the yet to be awarded portion of the contract. We are anticipating a government award on the contract in the second quarter of 2010. However, delay of the government procurement is not expected to negatively impacted Optex Systems Holdings’ revenue in 2009, and due to other increased periscope orders from non U.S. government contracts further delays in the award on the prime government contract should not materially affect Optex Systems Holdings in the next 12 months.

Cost of Goods Sold. During the Predecessor period from September 29, 2008 through October 14, 2008, we recorded cost of goods sold of $0.7 million and during the Successor period from October 15 through December 28, 2008 we recorded cost of goods sold of $5.6 million for a total cost of goods sold during the three month period of $6.3 million as compared, to $3.8 million during the three months ended December 30, 2007, an increase of $2.5 million or 65.8%. This increase in cost of goods sold was primarily associated with increased revenue on our periscope product lines in support of higher backlog and accelerated delivery schedules and increased intangible amortization resulting from the acquisition of the assets of Optex Systems, Inc. (Texas) (Predecessor) on October 14, 2008. The gross margin during the Predecessor period beginning September 29, 2008 through October 14, 2008 was $0.1 million and the gross margin for the Successor period beginning October 15, 2008 through December 28, 2008 was $0.9 million for a total of $1.0 million or 13.7% of revenues as compared to a gross margin of $0.6 or 13.6% for the three months ended December 30, 2007. Product gross margins were up 0.5% to 20.1% for the three months ended December 28, 2008 versus 19.6% for the three months ended December 30, 2007 due to a shift in revenue mix toward more profitable periscopes programs in 2009 and completion of a less profitable sighting system in 2008. Cost of goods sold was also impacted by higher intangible amortization of $0.2 million, or 6.4% of revenues, in the period ended December 28, 2008 as compared to the three months ended December 30, 2007.

G&A Expenses. During the Predecessor period from September 29, 2008 through October 14, 2008 we recorded operating expense of $0.1 million and during the period from October 15, 2008 through December 28, 2008, we recorded operating expenses of $0.5 million for a total of $0.6 million for the three months ended December 30, 2008 as opposed to $1.2 million during the three months ended December 30, 2007, a decrease of $0.6 million or 50.0%.  The components of the significant net decrease in general and administrative expenses as compared to the three months ended December 30, 2007 are outlined below.

•
Elimination of corporate cost allocations from Irvine Sensors Corporation of $0.4 million and the Irvine Sensors Corporation Employee Stock Bonus Plan of $0.1 million as a result of the ownership change.

•	Increased Amortization of Intangible Assets of $0.04 million as a result of the ownership change as of October 14, 2008.
•	Decreased consulting and travel expenses of $0.04 million, primarily a result of the change in ownership.

Income (Loss) from Operations. During the Predecessor period from September 29, 2008 through October 14, 2008 we recorded income from operations of $0.1 million and for the Successor period from October 15, 2008 through December 28, 2008, we recorded income from operations of $0.2 million for a total operating income of $0.3 million during the three month period as opposed to a loss from operations of $(0.6) million during the three months ended December 30, 2007. This improvement was primarily due to increased sales revenue in the period ended December 28, 2008, combined with reduced general and administrative expenses driven by the elimination of Irvine Sensors Corporation corporate costs pushed down to us in the three months ended December 28, 2008. The current year loss from operations also includes $0.5 million of non cash amortization of intangible assets as a result of the October 14, 2008 acquisition transaction.

Net Income (Loss). During the Predecessor period from September 29, 2008 through October 14, 2008 we recorded net income of $0.07 million, and for the period beginning October 15, 2008 through December 28, 2008, we recorded a net loss of $(0.1) million for a total net loss of $(.03) million during the three months ended December 28, 2008, as compared to $(0.7) million for three months ended December 30, 2007, a decrease in net loss of $0.7 million or 97.1%. This decrease in net loss was principally the result of reduced operating expenses related to the elimination of corporate cost allocations from Irvine Sensors Corporation since the successor operating as a stand-alone entity did not incur these costs in the three months ended December 28, 2008 combined with increased revenue in the period ending December 28, 2008.  Federal Income Tax expense increased by $0.3 million over the prior year period as a result of the increased profit before intangible amortization expense. The intangible amortization expense is amortized over five years for book purposes and is deductible over 15 years for income tax purposes. In 2008, there was no Federal Income Tax expense due to the loss from operations. Excluding the impact of the increased intangible expenses of $0.47 million, we would have recorded net income of $0.5 million for the three month period ending December 28, 2008.

Year Ended September 28, 2008 (Predecessor) Compared to Year Ended September 30, 2007 (Predecessor)

For the year ended September 28, 2008 revenues increased by 29.9% over the respective prior year per the table below:

	12 mos ended 9/28/2008	12 mos ended 9/30/2007	Change
Howitzer Programs	2.4	-	2.4
Periscope Programs	9.6	7.3	2.3
Sighting Systems	4.0	5.8	(1.8)
All Other	4.0	2.3	1.7
Total	20.0	15.4	4.6

Percent increase			29.9%

Revenues increased 29.9% or $4.6 million in the year ended September 28, 2008 from the prior year due to reaching full production on the M137 Howitzer program, $1.7 million combined with additional revenue of $0.7 million due to an equitable adjustment for start up costs on the M187 Howitzer program.   In March 2008, The Department of the Army, TACOM-Rock Island awarded Optex Systems an equitable adjustment contract modification in support of the M187 Howitzer program.  The equitable price adjustment had been requested by Optex Systems due to significant non-recurring incurred costs related to the start up on the program associated with deficiencies in the government provided design and technical data package provided during the original contract negotiation and award.  These deficiencies caused significant cost overruns in materials, labor and other direct contract costs as a result of higher scrap, obsolete inventories, increased engineering effort, production delays and unabsorbed overhead costs incurred in 2007 and early 2008.  The equitable adjustment totaled $1.6 million and was split between recovery of Optex program to date expended costs of $0.7 million and future price increases of $0.8 million. During the quarter ended March 30, 2008, Optex recognized $0.7 million in revenues directly attributable to the non recurring portion of the equitable adjustment for costs incurred thru March 2008, with the remaining $0.9 million adjustment to be recognized as a unit price increase on deliveries through 2010.

Periscope revenues increased $2.3 million due to increased production to meet higher delivery schedules from the U.S. Government and GDLS.  Sighting system revenues declined $1.8 million due to completion of one of our major system contracts in the second quarter of 2008.  Other products increased $1.7 million due to significantly increased revenues of Navy binoculars $0.8 million and increased deliveries for assorted optical spare parts and assemblies $0.9 million over the prior year.

Cost of Goods Sold. During the year ended September 28, 2008, we recorded cost of goods sold of $18.1 million as opposed to $17.4 million during the year ended September 30, 2007, an increase of $0.7 million or 4.5%. This increase in cost of goods sold was primarily due to increased revenues of $4.6 million. The margins on the increased revenue is significantly improved over the year ended September 30, 2007 due to equitable price adjustments and accelerated schedule consideration received in the year ended September 2008 on certain programs. Additionally, the gross margin for the year ended September 30, 2007 included significant contract loss reserves, excess and obsolescence and other non recurring inventory adjustments related to unrecoverable costs increases on fixed price contracts.

G&A Expenses. General and Administrative expenses were $5.0 million in the year ended 2008 versus $4.9 million in the year ended 2007, an increase $0.1 million or 2.0%.  The significant components of the net increase are outlined below.

•
Decrease in legal and accounting fees of $0.2 million as a result of reduced auditing expenses related to 2008 annual physical inventory and higher legal expenses in 2007 related to securing a $2 million note from Tim Looney.

•
Salaries and wages and employee related costs changed by $0.0 in the year ended 2008 versus the year ended 2007. Salaries increased 4%, or $0.03 million in the year ended September 28, 2008 as compared to the year ended September 30, 2007.  This increase was primarily due to personnel changes combined with annual salary and wage increases of approximately 3%.  Employee benefits declined by 15% or $(0.03) million in the year ended September 28, 2008 due to personnel changes at the end of 2007 whereas two key executive employees received all accrued vacation as of their departure at the end September 2007.

•
Consulting and contract service fees increased by $0.1 million in 2008 over 2007 due to services used in support of attaining ISO 9000 certification in 2008, in addition to executive services charged to Optex Systems Inc., (Texas) by Irvine Sensors Corporation for organizational oversight until replacements were secured for executives leaving Optex as of September 30, 2007.

Loss from Operations. During the year ended September 28, 2008, we recorded a loss of $(3.1) million as opposed to $(6.8) million during the year ended September 30, 2007, a decrease of $3.7 million or 54.4%. This decrease in the loss from operations was primarily due to the negotiation of several equitable price adjustments and other consideration on accelerated delivery schedules in the year ended September 28, 2008. Additionally, for the year ended September 30, 2007, non-recoverable cost increases on fixed price contracts resulted in significant contract loss and excess and obsolete inventory reserves as discussed above in cost of goods sold. These losses were partially offset in 2008 with equitable price adjustments negotiated with the customer.

Net Loss. During the year ended September 28, 2008, we recorded a net loss of $(4.8) million, as compared to $(6.8) million for year ended September 30, 2007, an improvement of $2.0 million or 29.4%. This decrease in net loss was principally the result of increased revenues and negotiated equitable and other price adjustments discussed above, partially offset by a $1.6 million adjustment for the impairment of goodwill, Goodwill was reviewed as of September 28, 2008 and adjusted based upon the most recent value of the company as determined by the sale to third party purchasers on October 14, 2008.

Liquidity and Capital Resources

In the year ended 2008, Optex Systems, Inc. (Texas) working capital was significantly constrained due a high level of loss programs and production increases across multiple programs which necessitated the need for investment in inventories and manpower resources required to meet the additional product demand.  As Optex Systems, Inc. (Texas) was a wholly-owned subsidiary of Irvine Sensors Corporation, access to additional outside funding apart from government progress bills was severely limited.  Further, Optex Systems, Inc. (Texas) had incurred significant costs on one of the Howitzer programs and was unable to recover these costs until fiscal 2009 due to progress billing limitations prior to first article inspection testing and approval which did not occur until August of 2009.  During 2008, Optex Systems, Inc. (Texas) transferred $0.7 million in cash to Irvine Sensors in support of intercompany services provided by Irvine Sensors on behalf of Optex Systems, Inc. (Texas) that were outside our control, including:  legal, accounting, and consulting fees; Irvine Sensors Corporation travel expenses; and insurance costs.

The estimated total General and Administrative expenses assuming Optex Systems, Inc. (Texas) was operated on a stand-alone basis during the 2008 fiscal year are:

Year- Ended
September 28, 2008

Accounting & Auditing Fees	$250,000
Legal Fees	60,000
Consulting Fees	60,000
Workers Comp & General Insurance	70,000
Total	$440,000

As a result of the purchase of Optex Systems, Inc. (Texas) on October 14, 2008, these general and administrative costs are incurred and paid directly by Optex Systems, Inc. (Delaware) for the 2009 fiscal year and have been reflected in the financial statements to the extent incurred through December 28, 2008.

Subsequent to the asset acquisition from Irvine Sensors on October 14, 2008 and the reverse merger and reorganization on March 30, 2009, Optex Systems Holdings has raised additional cash through a private equity sale that generated gross proceeds of $1.0 million.  As a result of the new capital, Optex Systems Holdings will be able acquire the necessary inventory and personnel resources required to operate at the higher revenue levels, and improve the company’s working capital position.

We have historically met our liquidity requirements from a variety of sources, including government and customer funding through contract progress bills, short term loans, notes from related parties, and the sale of equity securities. Based upon our current working capital position and potential for expanded business revenues, we believe that our working capital is sufficient to fund our current operations for the next 12 months. However, based on our strategy and the anticipated growth in our business, we believe that our liquidity needs may increase in the future. The amount of such increase will depend on many factors, including the costs associated with the fulfillment of our projects, whether we upgrade our technology, and the amount of inventory required for our expanding business. If our liquidity needs do increase, we believe additional capital resources will be derived from a variety of sources including, but not limited to, cash flow from operations and further private placements of our common stock and/or debt, including receivables funding through a commercial lender.

Predecessor period of September 29, 2008 through October 14, 2008

Cash and Cash Equivalents. As of October 14, 2008, Optex Systems, Inc. (Texas) (Predecessor) had cash and cash equivalents of $0.3 million, an increase of $0.1 million from September 29, 2008. The slight increase in cash was primarily due to the timing of cash receipts on accounts receivable collections and supplier payments. The cash balance as of October 14, 2008 is included as “Cash Received through Optex Systems, Inc. (Texas) acquisition” as of October 15, 2008.

Net Cash Provided by Operating Activities. Net cash provided by operating activities totaled $0.1 million for the Predecessor period of September 29, 2008 through October 14, 2008. Cash provided by operating activities was primarily due to the timing of purchases and accounts receivable collections during the 15 day period prior to the acquisition of Optex Systems Inc, (Texas), by Optex Systems Inc., (Delaware).  During this period, our net inventory increased by $0.9 million to support substantially increased production rates across all of our product lines and our accounts receivable decreased $(1.0) million due to timing of collections from one of our major customers in the second week of October 2008. Accounts payable and accrued expenses decreased by $(0.2) million due to the timing of cash disbursements prior to the acquisition.

Net Cash Used in Investing Activities.  There was no net cash used in investing activities during the Predecessor period beginning September 29, 2008 and ending October 14, 2008.  Optex Systems Holdings’ business is labor intensive and we purchase equipment as it becomes necessary.

Net Cash Provided by Financing Activities.  There was no net cash provided by financing activities during the Predecessor period beginning September 29, 2008 and ending October 14, 2008.

Successor period of October 15, 2008 through December 28, 2008

Cash and Cash Equivalents.  As of December 28, 2008, we had cash and cash equivalents of $0.5 million. During the Successor period of October 15, 2008 through December 28, 2008 we increased cash and cash equivalents by $0.2 million above the $0.3 million of cash received through the Optex Systems, Inc. (Texas) acquisition primarily due to timing of cash disbursements for accounts payable subsequent to the asset acquisition.

Net Cash (Used) Provided by Operating Activities.  Net cash provided by operating activities during the Successor period beginning October 15, 2008 and ending December 28, 2009 totaled $0.4 million. The primary sources of cash during this period relate to the timing of purchases, accelerated collections on government contracts, and the timing of payments to vendors.  Accelerated collections of government contracts was accomplished by offering nominal discounts for prompt payment.  Federal Acquisition Regulation Clause 52.232-8  “Discounts for Prompt Payment” permits the offer of nominal discounts on payment terms for government contracts in order to expedite invoice payment.  Because many of our programs incur significant, long lead times from material acquisition through production and shipment, it is the standard policy of Optex Systems, Inc. (Delaware) to offer a 0.5% discount for all government invoices paid in net 10 days or less.  The normal payment terms on these contracts are net 30.   The foregone revenues as a result of the discounted payments equate to less than 0.1% of total revenue reported during the same period.  In the period beginning October 15, 2008 and ending December 28, 2008, our net inventory increased by $0.5 million to support substantially increased production rates across all of our product lines.  A large portion of these inventories are progress billable costs and as such were billed to our customer as costs were incurred.  As of December 28, 2008, our accounts receivable included approximately $0.6 million in unpaid outstanding progress bills related to these programs, which were paid in January 2009.  We expect similar cash flows from operations until at least mid 2010 when our low margin legacy periscope programs are anticipated to end and are replaced with other significant programs as they reach level production rates.

Net Cash Provided by Investing Activities. In the Successor period beginning October 15, 2008 and ending December 28, 2008, net cash provided by investing activities totaled $0.24 million and consisted of cash acquired during the Optex Systems, Inc. (Delaware) Predecessor acquisition as of October 14, 2009 of $0.25 million and cash used to purchase equipment of $(0.01) million during the period.

Net Cash Used By Financing Activities. Net cash used by financing activities totaled $0.1 million during the period beginning October 15, 2008 through December 28, 2008, The change of $0.1 million is due to payments against an outstanding loan payable balance.

For the 12 months ended September 28, 2008 (Predecessor)

Cash and Cash Equivalents. As of September 28, 2008, the Predecessor had cash and cash equivalents of $0.2 million compared to $0.5 million in 2007. The decrease in cash and cash equivalents was primarily due to the timing of payments to suppliers against the open accounts payable balance versus collections of open accounts receivable balances as of year end.

Net Cash Used in Operating Activities. For the year ended September 28, 2008, the Predecessor used $0.6 million of net cash in operating activities, as compared to using $1.5 million of net cash in operating activities during 2007. The primary change was the timing of purchases, accelerated collections on government contracts, and the timing of payments to vendors.  In the twelve months ending September, 28, 2008, the Predecessor’s net inventory decreased by $1.7 million due to higher shipments in 2008 of inventories on hand as of the end of 2007. Accounts receivable declined by $0.4 million in 2008 primarily due to aggressive non US government collections and accelerated collections on government contracts. The accelerated collections of government contracts was accomplished by offering nominal discounts for prompt payment.  Federal Acquisition Regulation Clause 52.232-8  “Discounts for Prompt Payment” permits the offer of nominal discounts on payment terms for government contracts in order to expedite invoice payment.  Because many of our programs incur significant, long lead times from material acquisition through production and shipment, it is the standard policy to offer a 0.5% discount for all government invoices paid in net 10 days or less.  The normal pay terms on these contracts is net 30.   The foregone revenues as a result of the discounted payments equate to less than 0.1% of total revenue reported during the same period. Due to the increased revenues and collections, combined with reductions in inventory, the Predecessor was able to decrease the outstanding accounts payable and accrued expense balances by 30% or $1.1 million during 2008.

Net Cash Used in Investing Activities. Net cash used in investing activities totaled $0.1 million during the 12 months ended September 28, 2008, as compared to net cash used in investing activities of $0.06 million during the 12 months ended September 30, 2007 and consisted of equipment purchases.  Optex Systems Holdings’ business is labor intensive and the Predecessor purchased equipment as it became necessary.

Net Cash Provided By Financing Activities. Net cash provided by financing activities totaled $0.4 million during the 12 months ended September 28, 2008, as compared to net cash provided by financing activities of $2.0 million during the 12 months ended September 30, 2007. The Predecessor raised funds for working capital needs through short-term loans.

Critical Policies and Accounting Pronouncements

Stock-Based Compensation:  In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment.  SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.”  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, which ever is more readily determinable in accordance with SFAS 123R.

Revenue Recognition.  The Company recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with SOP 81-1:

•
The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers' specifications.

Our contracts are fixed price production type contracts whereas a defined order quantity is delivered to the customer in a continuous or sequential production process in accordance with buyer specifications (build to print).  Our deliveries against these contracts generally occur in monthly increments across fixed delivery periods spanning from 3 to 36 months.

Warranty Costs:   Some of our customers require that we warranty the quality of our products to meet customer requirements and be free of defects for up to fifteen months subsequent to delivery.   On certain product lines the warranty period has been extended to 24 months due to technical considerations incurred during the manufacture of such products.  In the year ended September 28, 2008, the company incurred $227,000 of warranty expenses representing the estimated cost of repair or replacement for specific customer returned products still covered under warranty as of the return date and awaiting replacement, in addition to estimated future warranty costs for shipments occurring during the twelve months proceeding September 28, 2008.  In the three months ended December 28, 2008, the company incurred $29,398 of warranty expense related to estimated warranties on product shipped during the first fiscal quarter of 2009. Future warranty costs were determined, based on estimated cost of replacement for expected returns based upon our most recent experience rate of defects as a percentage of sales.  Prior to fiscal year 2008, all warranty expenses were incurred as product was replaced with no reserve for warranties against deliveries in the covered period.

On certain periscope product lines the warranty period has been extended from 15 to 24 months due to technical considerations incurred during the manufacture of such products.  During June of 2008, Optex Systems Inc., (Delaware) experienced an internal control test failure related to the laser filters used on one of the periscope products.  As a result of the internal test failure, Optex implemented a manufacturing process change to eliminate the potential for future failures.  We believe the internal control test environment to be significantly more stringent than that which would occur under field conditions, however as a result of the internal test failure and manufacturing process change, we extended our warranty for all product shipped prior to the implemented change. As of the date of this report, Optex Systems Holdings has not received any warranty claims as a result of the condition.

Estimated Costs to Complete and Accrued Loss on Contracts. The Company reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates to complete and estimates at completion. Estimates at completion include the Company’s incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order. If an estimate at completion indicates a potential overrun (loss) against a fixed price contract/order, management generally seeks to reduce costs and /or revise the program plan in a manner consistent with customer objectives in order to eliminate or minimize any overrun and to secure necessary customer agreement to proposed revisions.

If an estimate at completion indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions to still profitably meet the requirements of the fixed price contract. If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent estimate at completion of the particular contract or product order.

Government Contracts: Virtually all of our contracts are prime or subcontracted directly with the Federal government and as such, are subject to Federal Acquisition Regulation Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation clauses 52.249-2 “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”.

Recent Accounting Pronouncements.

 In June 2006, The FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. The Company is currently evaluating the impact FASB No. 157 will have on its financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115,” was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The Company is currently evaluating what effect the adoption of FASB 159 will have on its financial statements.

In March 2007, the Financial Accounting Standards Board ratified “EITF” Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”.  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  EITF 06-10 is effective for fiscal years beginning after December 15, 2007.  The Company is currently evaluating the impact of EITF 06-10 on its financial statements, but does not expect it to have a material effect.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements. See Note 14 to the financial statements for the year ended September 28, 2008 for adoption of SFAS 141R subsequent to September 30, 2008.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110. SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. The Company does not have any outstanding stock options.

In March 2008, FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2009. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect.

In May 2008, FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60".  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2011.  The Company is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

In June 2008, FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”.  FSP EITF 03-6-1 clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities. We have granted and expect to continue to grant restricted stock that contain non-forfeitable rights to dividends and will be considered participating securities upon adoption of FSP EITF 03-6-1. As participating securities, we will be required to include these instruments in the calculation of our basic earnings per share ("EPS"), and we will need to calculate basic EPS using the "two-class method." Restricted stock is currently included in our dilutive EPS calculation using the treasury stock method. The two-class method of computing EPS is an earnings allocation formula that determines EPS for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending October 3, 2010.  The Company does not expect adoption of FSP EITF 03-6-1 to have a material effect on the Company’s financial statements.

In May 2009, “FASB issued SFAS No. 165, "Subsequent Events".  SFAS 165 establishes principles and requirements for the reporting of events or transactions that occur after the balance sheet date, but before financial statements are issued or are available to be issued.  SFAS 165 is effective for financial statements issued for fiscal years and interim periods ending after June 15, 2009. As such, the Company adopted these provisions at the beginning of the interim period ended June 28, 2009.  Adoption of SFAS 165 did not have a material effect on the Company’s financial statements.

In June 2009, FASB issued SFAS No. 168, " The FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162".  SFAS 168 replaces Statement 162 and to establish the FASB Accounting Standards CodificationTM (Codification) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP.  SFAS 168 is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009. As such, the Company is required to adopt these provisions at the beginning of the period ending September 27, 2009.  The Company does not expect adoption of SFAS 168 to have a material effect its financial statements.

Cautionary Factors That May Affect Future Results

This Current Report on Form 8-K and other written reports and oral statements made from time to time by the Company may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. You can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs. You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only risks we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment. The risks and uncertainties described below are not exclusive and are intended to reflect the material risks that are specific to us , material risks related to our industry and material risks related to companies that undertake a public offering or seek to maintain a class of securities that is registered or traded on any exchange or over-the-counter market.

Risks Related to our Business

We expect that we will need to raise additional capital in the future; additional funds may not be available on terms that are acceptable to us, or at all.

We anticipate we will have to raise additional capital in the future to service our debt and to finance our future working capital needs. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. Future equity or debt financings may be difficult to obtain. If we are not able to obtain additional capital as may be required, our business, financial condition and results of operations could be materially and adversely affected.

We anticipate that our capital requirements will depend on many factors, including:

•	our ability to fulfill backlog;

•	our ability to procure additional production contracts;

•	our ability to control costs;

•
the timing of payments and reimbursements from government and other contracts, including but not limited to changes in federal government military spending and the federal government procurement process;

•	increased sales and marketing expenses;

•	technological advancements and competitors’ response to our products;

•	capital improvements to new and existing facilities;

•	our relationships with customers and suppliers; and

•	general economic conditions including the effects of future economic slowdowns, acts of war or terrorism and the current international conflicts.

Even if available, financings can involve significant costs and expenses, such as legal and accounting fees, diversion of management’s time and efforts, and substantial transaction costs. If adequate funds are not available on acceptable terms, or at all, we may be unable to finance our operations, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

Current economic conditions may adversely affect our ability to continue operations.

Current economic conditions may cause a decline in business and consumer spending and capital market performance, which could adversely affect our business and financial performance.  Our ability to raise funds, upon which we are fully dependent to continue to expand our operations, may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility and economic recession.

Our ability to fulfill our backlog may have an effect on our long term ability to procure contracts and fulfill current contracts.

Our ability to fulfill our backlog may be limited by our ability to devote sufficient financial and human capital resources and limited by available material supplies.  If we do not fulfill our backlog in a timely manner, we may experience delays in product delivery which would postpone receipt of revenue from those delayed deliveries. Additionally, if we are consistently unable to fulfill our backlog, this may be a disincentive to customers to award large contracts to us in the future until they are comfortable that we can effectively manage our backlog.

Our historical operations depend on government contracts and subcontracts.  We face risks related to contracting with the federal government, including federal budget issues and fixed price contracts.

Future general political and economic conditions, which cannot be accurately predicted, may directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded, contracts can be affected by these factors. Therefore, cutbacks or re-allocations in the federal budget could have a material adverse impact on our results of operations. Obtaining government contracts may also involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development, price negotiations and milestone requirements. In addition, our government contracts are primarily fixed price contracts, which may prevent us from recovering costs incurred in excess of budgeted costs. Fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate such costs accurately and complete the project on a timely basis. Some of those contracts are for products that are new to our business and are thus subject to unanticipated impacts to manufacturing costs.  Given the current economic conditions, it is also possible that even if our estimates are reasonable at the time made, that prices of materials are subject to unanticipated adverse fluctuation.  In the event our actual costs exceed fixed contractual costs of our product contracts, we will not be able to recover the excess costs which could have a material adverse effect on our business and results of operations.  We examine these contracts on a regular basis and accrue for anticipated losses on these contracts, if necessary. As of September 27, 2009, we had approximately $1.3 million of loss provision accrued for these fixed price contracts.

Approximately 95% of our contracts contain contract termination clauses for convenience. In the event these clauses should be invoked by our customer, future revenues against these contracts could be affected, however these clauses allow for a full recovery of any incurred contract cost plus a reasonable fee up through and as a result of the contract termination. We are currently unaware of any pending terminations on our existing contracts.  In some cases, contract awards may be issued that are subject to renegotiation at a date (up to 180 days) subsequent to the initial award date. Generally, these subsequent negotiations have had an immaterial impact (zero to 5%) on the contract price of the affected contracts.  Currently, none of our awarded contracts are subject to renegotiation.

If we fail to scale our operations appropriately in response to growth and changes in demand, we may be unable to meet competitive challenges or exploit potential market opportunities, and our business could be materially and adversely affected.

Our past growth has placed, and any future growth in our historical business is expected to continue to place, a significant strain on our management personnel, infrastructure and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce, and expand our operational and financial systems, as well as our manufacturing and service capabilities. All of these endeavors will require substantial management effort and additional capital. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected.

We do not have long-term employment agreements with our key personnel, other than our Chief Operating Officer. If we are not able to retain our key personnel or attract additional key personnel as required, we may not be able to implement our business plan and our results of operations could be materially and adversely affected.

We depend to a large extent on the abilities and continued participation of our executive officers and other key employees. The loss of any key employee could have a material adverse effect on our business. We currently have only one employment agreement, with our Chief Operating Officer, and do not presently maintain “key man” insurance on any key employees. We believe that as our activities increase and change in character, additional, experienced personnel will be required to implement our business plan. Competition for such personnel is intense and we cannot assure you that they will be available when required, or that we will have the ability to attract and retain them. In addition, we do not presently have depth of staffing in our executive, operational and financial management. Until additional key personnel can be successfully integrated into our operations, the timing or success of which we cannot currently predict, our results of operations and ultimate success will be vulnerable to challenges associated with recruiting additional key personnel and difficulties associated with the loss of any key personnel in the future.

Our intangible assets or goodwill may suffer impairment in the future.

Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition. Valuation of intangible assets, such as goodwill, requires us to make significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, maintaining customer relationships and renewing customer contracts, and approximating the useful lives of the intangible assets acquired. To the extent actual results differ from these estimates, our intangible assets or goodwill may suffer impairment in the future that will impact our results of operations.  We reviewed the fair market value of our goodwill and intangible assets as of September 28, 2008, based on the fair market values established in connection with the acquisition by Optex Systems, Inc. (Delaware) of the assets of Optex Systems, Inc. (Texas) as of October 14, 2008, and as a result, determined that the current carrying value of goodwill had been impaired by $1.6 million.   We intend to continue to monitor the value of our intangible assets and goodwill in order to identify any impairment that may occur in the future.

Certain of our products are dependent on specialized sources of supply that are potentially subject to disruption which could have a material, adverse impact on our business.

Optex Systems Holdings has selectively single-sourced some of our material components in order to mitigate excess procurement costs associated with significant tooling and startup costs. Furthermore, because of the nature of government contracts, we are often required to purchase selected items from Government approved suppliers, which may further limit our ability to utilize multiple supply sources for these key components.

To the extent any of these single sourced or government approved suppliers should have disruptions in deliveries due to production, quality, or other issues, Optex Systems Holdings may also experience related production delays or unfavorable cost increases associated with retooling and qualifying alternate suppliers.  The impact of delays resulting from disruptions in supply for these items could negatively impact our revenue, our customer reputation, and our results of operations. In addition, significant price increases from single-source suppliers could have a negative impact on our profitability to the extent that we are unable to recover these cost increases on our fixed price contracts.

Each contract has a specific quantity of material which needs to be purchased, assembled, and finally shipped.  Prior to bidding a contract, Optex Systems Holdings contacts potential sources of material and receives qualified quotations for this material.  In some cases, the entire volume is given to a single supplier and in other cases, the volume might be split between several suppliers.  If a contract has a single source supplier and that supplier fails to meet their obligations (e.g., quality, delivery), then Optex Systems Holdings would find an alternate supplier and bring this information back to the final customer.  Contractual deliverables would then be re-negotiated (e.g., specifications, delivery, price).  Currently, approximately 28% of our total material requirements are single-sourced across 21 suppliers representing approximately 20% of our active supplier base.  Single-sourced component requirements span across all of our major product lines.  The vast majority of these single-sourced components could be provided by another supplier with minimal interruption in schedule (supply delay of 3 months or less) or increased costs. We do not believe these single sourced materials to pose any significant risk to Optex Systems Holdings as other suppliers are capable of satisfying the purchase requirements in a reasonable time period with minimal increases in cost.  Of these single sourced components, we have contracts (purchase orders) with firm pricing and delivery schedules in place with each of the suppliers to supply parts in satisfaction of our current contractual needs.

We consider only those specialized single source suppliers where a disruption in the supply chain would result in a period of three months or longer for Optex Systems Holdings to identify and qualify a suitable replacement to present a material financial or schedule risk. In the table below we identify only those specialized single source suppliers and the product lines supported by those materials.

Product Line	Supplier	Supply Item	Risk	Purchase Orders
Periscopes	TSP Inc	Window used on all glass & plastic periscopes	Proprietary coatings would take in excess of 6 months to identify and qualify an alternative source	Current Firm Fixed Price & Quantity Purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Periscopes	Spartec Polycast	Acrylic raw material used on plastic periscope assemblies	This material has quality characteristics which would take in excess of 6 months to identify and qualify an alternative source.	Current Firm Fixed Price & Quantity Purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Howitzers	Danaher Controls	Counter Assembly for M137 & M187 Howitzer programs	Critical assembly would take in excess of 6 months to identify and qualify an alternative source. Currently, the only US Government approved supplier.	Current Firm Fixed Price & Quantity Purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

Other	SWS Trimac	Subcontracted Electron Beam Welding
Subcontracted welder that is the only qualified supplier for General Dynamics Land Systems muzzle reference system collimator assemblies.  This operation would take in excess of 6 months to identify and qualify an alternative supplier.
Current Firm Fixed Price & Quantity Purchase orders are in place with the supplier to meet all contractual requirements. Supplier is on schedule.

The defense technology supply industry is subject to technological change and if we are not able to keep up with our competitors and/or they develop advanced technology as response to our products, we may be at a competitive disadvantage.

The market for our products is generally characterized by technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our competitors could also develop new, more advanced technologies in reaction to our products.  Currently accepted industry standards may change. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products and to develop and introduce new products that take advantage of technological advances and adhere to evolving industry standards. An unexpected change in one or more of the technologies related to our products, in market demand for products based on a particular technology or of accepted industry standards could materially and adversely affect our business. We may or may not be able to develop new products in a timely and satisfactory manner to address new industry standards and technological changes, or to respond to new product announcements by others. In addition, new products may or may not achieve market acceptance.

Unexpected warranty and product liability claims could adversely affect our business and results of operations.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products.  Some of our customers require that we warrant the quality of our products to meet customer requirements and be free of defects for up to fifteen months subsequent to delivery.  Approximately 50% of our current contract deliveries are covered by these warranty clauses. We establish reserves for warranty claims based on our historical rate of less than one percent of returned shipments against these contracts.  There can be no assurance that this reserve will be sufficient if we were to experience an unexpectedly high incidence of problems with our products.  Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers.  Costs associated with warranty and product liability claims could materially affect our financial condition and results of operations.

We derive almost all of our revenue from two customers and the loss of either customer or both customers could have a material adverse effect on our revenues.

At present, we derive approximately 93% of the gross revenue from our business from two customers, with 46% from General Dynamics Land System Division and 47% from Tank-automotive and Armaments Command. Procuring new customers and contracts may partially mitigate this risk. A decision by either General Dynamics Land System Division or Tank-automotive and Armaments Command to cease issuing contracts could have a significant material impact on our business and results of operations.  There can be no assurance that we could replace these customers on a timely basis or at all.

 We have approximately 50 discrete contracts with General Dynamics Land System Division and Tank-automotive and Armaments Command. If they choose to terminate these contracts, Optex Systems Holdings is entitled to fully recover all contractual costs and reasonable profits incurred up to or as a result of the terminated contract.

We do not possess any patents and rely solely on trade secrets to protect our intellectual property.

We utilize several highly specialized and unique processes in the manufacture of our products, for which we rely solely on trade secrets to protect our innovations.  We cannot assure you that we will be able to maintain the confidentiality of our trade secrets or that our non-disclosure agreements will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or other disclosure.  The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach.

It is also possible that our trade secrets will otherwise become known or independently developed by our competitors, many of which have substantially greater resources, and may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell some of our products. Although based upon our general knowledge (and we have not conducted exhaustive patent searches), we believe that our products do not infringe on the patents or other proprietary rights of third parties; however, we cannot assure you that third parties will not assert infringement claims against us or that such claims will not be successful.

In the future, we may look to acquire other businesses in our industry and the acquisitions will require us to use substantial resources, among other things.

At some time in the future, we may decide to pursue a consolidation strategy with other businesses in our industry.  In order to successfully acquire other businesses, we would be forced to spend significant resources in both acquisition and transactional costs, which could divert substantial resources in terms of both financial and personnel capital from our current operations.  Additionally, we might assume liabilities of the acquired business, and the repayment of those liabilities could have a material adverse impact on our cash flow.  Furthermore, when a new business is integrated into our ongoing business, it is possible that there would be a period of integration and adjustment required which could divert resources from ongoing business operations.

Conversion of our Series A preferred stock could cause substantial dilution to our existing common stock holders, and certain other rights of the preferred stock holders present other risks to our existing common stock holders.

As of September 27, 2009, we had 139,444,940 shares of our common stock issued and outstanding, as well as 1,027 shares of our Series A preferred stock issued and outstanding.  The Series A preferred stock is convertible into 41,080,000 shares of our common stock, and upon conversion, the Series A preferred stock would represent 21.7% of our outstanding common stock.  This would greatly dilute the holdings of our existing common stockholders. In addition, the preferred shareholders vote on a one-to-one basis with our common shareholders on an as converted basis.

Furthermore, in the event of a liquidation, the holders of our Series A preferred stock would receive priority liquidation payments before payments to common shareholders equal to the amount of the stated value of the preferred stock before any distributions would be made to our common shareholders.  The total stated value of our preferred stock is $6,162,000, so the preferred shareholders would need to receive that amount before any distributions could be made to common shareholders.  Our assets with liquidation value are exceeded by our liabilities on our balance sheet; therefore, upon a liquidation, there would be no assets remaining for distribution to common shareholders.

Lastly, the preferred shareholders have the right, by majority vote of the shares of preferred stock, to generally approve any issuances by us of equity and/or indebtedness, which is not ordinary course trade indebtedness.  Therefore, the preferred shareholders can effectively bar us from entering into a transaction which they feel is not in their best interests even if the transaction would otherwise be in the best interests of Optex Systems Holdings and its common shareholders.

Risks Relating to the Reorganization

A director who is also an executive officer beneficially owns a substantial percentage of Optex Systems  Holdings’ outstanding common stock, which gives him control over certain major decisions on which Optex Systems Holdings’ stockholders may vote, which may discourage an acquisition of Optex Systems Holdings ..

As a result of the reorganization, Sileas, which is owned by Optex Systems Holdings’ three officers (one of whom is also one of Optex Systems Holdings’ three directors), beneficially owns, in the aggregate, approximately 73.5% of Optex Systems  Holdings’ outstanding common stock. One director who is also an executive officer, Stanley Hirschman, owns the majority equity interest in Sileas. The interests of Optex Systems Holdings’ management may differ from the interests of other stockholders. As Optex Systems Holdings’ executive management has the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how Optex Systems Holdings’ other stockholders may vote, including the following actions:

•	Confirming or defeating the election of directors;

•	amending or preventing amendment of Optex Systems Holdings’ certificate of incorporation or bylaws;

•	effecting or preventing a reorganization, sale of assets or other corporate transaction; and controlling the outcome of any other matter submitted to the stockholders for vote.

Optex Systems Holdings’ management’s beneficial stock ownership may discourage a potential acquirer from seeking to acquire shares of Optex Systems Holdings’ common stock or otherwise attempting to obtain control of Optex Systems Holdings, which in turn could reduce the stock price or prevent Optex Systems Holdings’ stockholders from realizing a premium over Optex Systems Holdings’ stock price.

If Sileas is unable to meet its obligations under the purchase money note to the party from which it purchased its stock holdings in Optex Systems Holdings, there could be a change in control in Optex Systems Holdings.

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems, Inc. (Delaware), in a private transaction. The purchase price for the acquisition of Longview’s position was $13,524,405, and the consideration was paid in the form of a promissory note.   The obligations of Sileas under the promissory note are secured by a security interest in Optex Systems  Holdings’ common and preferred stock owned by Sileas.  As Sileas has no operations or business activities other than holding the purchased assets, Sileas is depending upon the value of its common stock and preferred stock holdings in Optex Systems Holdings to increase over time in order to pay its obligations under the promissory note.  If the value of the holdings does not sufficiently increase, and Sileas is unable to meet its payment obligations, Longview could exercise its remedies with respect to its security interest and take control of the pledged stock, and thus there would be a change in control of Optex Systems Holdings, as Sileas is currently the majority owner of Optex Systems Holdings.  There can be no guarantee that the investment objectives of Longview will be the same as those of Sileas or our other shareholders. In the event that control shifts to Longview from Sileas, Longview may vote its shares differently than Sileas would have voted under similar circumstances.

Public company compliance may make it more difficult to attract and retain officers and directors ..

The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public entity, Optex Systems Holdings expects these new rules and regulations to increase compliance costs in 2010 and beyond and to make certain activities more time consuming and costly. As a public entity, Optex Systems Holdings also expects that these new rules and regulations may make it more difficult and expensive for Optex Systems Holdings to obtain director and officer liability insurance in the future and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Optex Systems Holdings to attract and retain qualified persons to serve as directors or as executive officers.

We did not give separate notice by mailing to then current shareholders of Sustut of the written consent by Andrey Oks as the majority shareholder of the reorganization.

Section 228(e) of the Delaware General Corporation Law requires "[p]rompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders . . . who have not consented in writing.” Prior management of Sustut did not give notice to the other then existing shareholders of Sustut of the written consent of Andrey Oks in lieu of a meeting of stockholders approving the reorganization on March 26, 2009 in compliance with Section 228(e). On April 3, 2009, current management filed a Form 8-K which detailed the transaction although it did not specifically mention approval of the transaction by Andrey Oks as the majority shareholder of Sustut. Potential ramifications of this lack of compliance with Section 228(e) could include possible inquiry or litigation from then existing shareholders of Sustut for failure of being made aware of the consent. To the knowledge of current management of Optex Systems Holdings, there have been no claims or inquiries made and/or any litigation filed by then current shareholders of Sustut for failure to receive notice under Section 228(e) of the Delaware General Corporation Law.

Risks Relating to the common stock

Optex Systems Holdings’ stock price may be volatile.

The market price of Optex Systems Holdings’ common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond Optex Systems  Holdings’ control, including the following:

•	additions or departures of key personnel;

•
limited “public float” following the reorganization, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the common stock;

•	operating results that fall below expectations;

•	economic and other external factors, including but not limited to changes in federal government military spending and the federal government procurement process; and

•	period-to-period fluctuations in Optex Systems Holdings’ financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of Optex Systems Holdings’ common stock.

There is currently no liquid trading market for Optex Systems Holdings’ common stock and Optex Systems Holdings cannot ensure that one will ever develop or be sustained .

Our common stock is currently approved for quotation on the OTC Bulletin Board trading under the symbol OPXS.OB.  However, there is limited trading activity and not currently a liquid trading market.  There is no assurance as to when or whether a liquid trading market will develop, and if such a market does develop, there is no assurance that it will be maintained.  Furthermore, for companies whose securities are quoted on the Over-The-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc., it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to raise needed capital.  As a result, purchasers of Optex Systems Holdings’ common stock may have difficulty selling their shares in the public market, and the market price may be subject to significant volatility.

Offers or availability for sale of a substantial number of shares of Optex Systems Holdings’ common stock may cause the price of Optex Systems Holdings’ common stock to decline or could affect Optex Systems Holdings’ ability to raise additional working capital.

Under Rule 144(i)(2), Optex Systems Holdings’ stockholders can avail themselves of Rule 144 and commence selling significant amounts of shares into the market one year after the filing of “Form 10” information with the SEC as long as the other requirements of Rule 144(i)(2) are met.  While affiliates would be subject to volume limitations under Rule 144(e), which is one percent of the shares outstanding as shown by our then most recent report or statement published, nonaffiliates would then be able to sell their stock without volume limitations. If Optex Systems Holdings’ current stockholders seek to sell substantial amounts of common stock in the public market either upon expiration of any required holding period under Rule 144 or pursuant to an effective registration statement, it could create a circumstance commonly referred to as “overhang,” in anticipation of which the market price of Optex Systems Holdings’ common stock could decrease substantially.  The existence of an overhang, whether or not sales have occurred or are occurring, could also make it more difficult for Optex Systems Holdings to raise additional financing in the future through sale of securities at a time and price that Optex Systems Holdings deems acceptable.

The date on which current shareholders can sell a substantial amount of shares into the public market would be the earlier of the date on which the registration statement is effective and one year anniversary of the date on which all Form 10 information is deemed by the SEC to be filed (September 28, 2009), which would then allow sales under Rule 144. The amount of shares then available would be 11,784,177 shares (all of those being registered for resale under the prospectus) and 8,131,667 shares (under Rule 144, which are the remaining shares of common stock underlying warrants purchased in the private placement which took place just prior to the reorganization) respectively.

The elimination of monetary liability against Optex Systems Holdings’ directors, officers and employees under Delaware law and the existence of indemnification rights to Optex Systems Holdings’ directors, officers and employees may result in substantial expenditures by Optex Systems Holdings and may discourage lawsuits against Optex Systems Holdings’ directors, officers and employees.

Optex Systems Holdings’ certificate of incorporation does not contain any specific provisions that eliminate the liability of directors for monetary damages to Optex Systems Holdings and Optex Systems Holdings’ stockholders; however, Optex Systems Holdings provides such indemnification to its directors and officers to the extent provided by Delaware law. Optex Systems Holdings may also have contractual indemnification obligations under its employment agreements with its executive officers. The foregoing indemnification obligations could result in Optex Systems Holdings incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which Optex Systems Holdings may be unable to recoup. These provisions and resultant costs may also discourage Optex Systems Holdings from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by Optex Systems Holdings’ stockholders against Optex Systems Holdings’ directors and officers even though such actions, if successful, might otherwise benefit Optex Systems Holdings and its stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On January 8, 2010, we had 139,444,940 shares of common stock, and 1,027 shares of Series A preferred stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of January 4, 2010, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of January 4, 2010 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Optex Systems  Holdings’ corporate headquarters.

Except as otherwise set forth below, the address of each of the persons listed below is Optex Systems Holdings’ address.

Title of Class	Name of Beneficial Owner	Number of Shares	Preferred Conversion (4)	Combined Ownership	Percentage of Outstanding Shares

5% Holders	Arland Holdings, Ltd. (1)	11,148,935		11,148,935	5.89%
	Sileas Corporation (2,3)	102,184,347	37,040,000	139,224,347	73.52%

Directors and
Officers:	Stanley Hirschman (2)	102,184,347	37,040,000	139,224,347	73.52%
	Danny Schoening (5)	102,184,347	37,040,000	139,224,347	73.52%
	Karen Hawkins	-	-	-	-%
	Ronald Richards	-	-	-	-

	Merrick Okamoto	-	-	-	-

	Andrey Oks (6)	-	-	-	-

	Terry Hughes (7)	-	-	-	-

Directors and officers as a group (3 Individuals)		102,184,347	37,040,000	139,224,347	73.52%

1	Represents shares held by Arland Holdings, Ltd., which is located at 551 5th Avenue, Suite 1601, New York, NY 10176. Arie Rabinowitz has voting control over the shares held by Arland Holdings, Ltd.
2
Represents shares held by Sileas of which Stanley Hirschman, a Director/Officer Optex Systems Holdings, has a controlling interest (80%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Schoening of those shares.

3
Sileas’ ownership interest in Optex Systems Holdings has been pledged to Longview as security for a loan in connection with the acquisition of Longview’s interests in Optex Systems, Inc. (Delaware) by Sileas. Investment decisions for Longview are made by its investment advisor, Viking Asset Management, LLC. Mr. Peter Benz is the Chairman, Chief Executive Officer and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. Mr. Merrick Okamoto who is a director of Optex Systems Holdings is the President and a Managing Member of Viking Asset Management and may be deemed to control its business activities, including the investment activities of Longview. In the event of a default by Sileas on its debt obligation to Longview, the shares held by Sileas may be returned to Longview. Viking and Longview each may be deemed to have shared voting and dispositive authority over the shares of Optex Systems Holdings’ common stock if they are returned to Longview. Mr. Benz and Mr. Okamoto, as control persons of Viking and/or Longview, may be deemed to beneficially own all such shares; however, they disclaim such beneficial ownership.

4
Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder. Sileas Corporation holds 90% or 926 of the preferred shares which are convertible into 37,040,000 common shares. Alpha Capital owns the remaining 10% or 101 preferred shares convertible into 4,040,000 common shares, representing less than 2.13% total beneficial ownership.

5
Represents shares held by Sileas of which Mr. Schoening, an Officer of Optex Systems Holdings, has a controlling interest (15%); therefore, under Rule 13d-3 of the Exchange Act, Mr. Hirschman is deemed to be the beneficial owner, along with Mr. Hirschman, of those shares.

6
Andrey Oks did not own any shares subsequent to the reverse merger. Andrey Oks was given 10,000,000 shares of restricted stock as compensation for services in 2008 as an executive officer , which he forfeited on the date of his resignation on March 29, 2009.

7	Terry Hughes served as an officer of Sustut and resigned on September 12, 2008 at which time he forfeited 9,902,624 shares of common shares he owned at the time.

MANAGEMENT

            Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on March 30, 2009, the closing date of the reorganization.

The following table sets forth certain information with respect to the directors and executive officers of Optex Systems Holdings:

Name	Age	Position

Stanley A. Hirschman	63	President, Secretary, Treasurer & Director

Merrick D. Okamoto	49	Director

Ronald F. Richards	43	Chairman of the Board

Danny Schoening	45	Chief Operating Officer

Karen L. Hawkins	44	Vice President of Finance and Controller

Stanley A. Hirschman.  Stanley A. Hirschman.  Mr. Hirschman served as a Director and President of Optex Systems, Inc. (Delaware) since September 28, 2008 and assumed the same roles on behalf of Optex Systems Holdings on March 30, 2009, in which roles he is committed to providing Optex his management experience and provides direction and oversight of other executive officers and management.

From 1997 to 2009, he was president of CPointe Associates, Inc., a Plano, Texas consulting group, and provided consulting services to small and medium sized companies. From March 2009 to October 2009, in order to meet his responsibilities at Optex, he concluded his active role at CPointe. Additionally, since February 2009, he has been the majority beneficial owner of Sileas Corp (which has no active business), the majority shareholder of Optex Systems Holdings.

Mr. Hirschman is a director of Datascension and Axion Power International where he serves on the Audit Committee.   Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996.  He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, regularly participates in the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium.  He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

Merrick D. Okamoto. Mr. Okamoto has served Optex Systems Holdings as a Director since October 2008. In 2001, Mr. Okamoto co-founded Viking Asset Management, LLC and is the President and a Managing Member. Viking Asset manages the Longview Fund, LP and Longview Fund International, Ltd. Limited, partners in Viking’s family of funds are comprised of institutions, private banks, family offices and high net worth individuals from around the world. Mr. Okamoto has completed financings for hundreds of public and private companies across a broad array of industries and sectors. In 1998, Mr. Okamoto co-founded and was the President of TradePortal.com, Inc. TradePortal.com, Inc. is a software development company and it’s wholly owned subsidiary, TradePortal Securities, Inc., a direct access execution brokerage firm. Mr. Okamoto was instrumental in developing the proprietary Trade Matrix™ software platform. In 2000, TradePortal.com, Inc. sold a minority stake to Thomson Reuters (TRI:NYSE), a US $12 billion revenue company. In 1995, he founded First Stage Capital, Inc. which specializes in investment banking and consulting to public and private companies. From 1983 to 1994, he was employed in the securities industry with Shearson Lehman Brothers, Prudential Securities and Paine Webber. Mr. Okamoto is widely recognized as an advanced trader specializing in short-term trading and has more than 25 years of extensive experience in technical market analysis techniques and has been a frequent speaker at national trading venues. From 1987 to 1990, he created and hosted the television program, The Income Report in Los Angeles . He has also appeared on CNN and The MacNeil-Lehrer Report.

Ronald F. Richards.  Mr. Richards has been a director of Optex Systems Holdings since October 2008.  Since January 2009, Mr. Richards has served Optex Systems Holdings as its Chairman of the Board.  Mr. Richards is the founder and Managing Director of Gray Wolf Partners, LLC, a strategic and financial advisory firm. From February 2007 to October 2008, he served as a Managing Director of Viking Asset Management, LLC where his responsibilities included: (i) sourcing, conducting due diligence, and structuring potential investment opportunities and (ii) working with portfolio companies to enhance shareholder value. He previously served as Chief Financial Officer and Senior Vice President, Business Development of Biopure Corporation, a publicly traded biotechnology company developing oxygen therapeutics and as a Managing Director, Corporate Finance of Wells Fargo Van Kasper. Mr. Richards has over 21 years of experience working with public and private companies in the areas of investment banking, corporate finance, law and accounting. He has structured and executed numerous public offerings and private placements raising a total of more than $660 million. He also co-authored PIPES: A CEO's Guide to Successful Private Placements in Public Equities. Mr. Richards holds JD, MBA and BA degrees from UCLA. He is a member of the State Bar of California and a retired Certified Public Accountant.

Danny Schoening. Mr. Schoening joined Optex Systems, Inc. (Texas) in January 2008.  Upon the acquisition of the assets of Optex Systems, Inc. (Texas) by Optex Systems, Inc. (Delaware), Mr. Schoening became the COO of Optex Systems, Inc. (Delaware) (as of September 28, 2008) and he commenced service with  Optex Systems Holdings as its Chief Operating Officer as of the date of the reorganization, March 30, 2009.  He has been instrumental in establishing the systems and infrastructure required to continue Optex System’s rapid growth.  This activity was rewarded with Optex System’s recent ISO9001:2000 Certification.  From February 2004 to January 2008, Danny was the Vice President of Operations for The Finisar Corporation AOC Division for 4 years where he led a team of up to 200 employees to produce vertical cavity lasers for the data communications industry at production rates of hundreds of thousands of units per week.  Prior to Finisar, Danny was the Director of Operations for multiple divisions of Honeywell International.  Serving the Automotive, Medical, Aerospace, and Consumer Commercial Markets.  During this 17 year period, Danny was recognized with Honeywell’s Lund Award, their highest award for developing employee resources. Danny has a broad experience level in the following technologies: Mechanical Assembly Processes, Micro-Electronic Assembly Processes, Laser Manufacturing, Plastic Molding, Metal Machining, Plating, Thick Film Printing, Surface Mount Technology, Hall Effect Technology and MEMS based Pressure Devices. Danny received a Bachelors of Science in Manufacturing Engineering Technology from the University of Nebraska, an MBA from Southern Methodist University, and holds three united States Patents.

Karen L. Hawkins. Ms. Hawkins has served Optex Systems Holdings as its Vice President, Finance and Controller, since the date of the reorganization, March 30, 2009 and was the controller of Optex Systems, Inc. (Delaware), effective September 28, 2009.  She began her employment with Optex Systems, Inc. (Texas) in April 2007.  Ms. Hawkins is a Certified Public Accountant since 1992 with over 22 years experience in Financial Accounting and Management, primarily focused in the Defense and Transportation Industries. She has a strong background in both Financial & Cost Accounting, with extensive Government Pricing, Financial Analysis, and Internal Auditing experience.  Her past history also includes Program Management, Materials Management and Business Development.  She brings over 14 years direct experience in Government Contracting with a strong knowledge of Cost Accounting Standards Board and Federal Acquisition Regulations. Her previous employment includes General Dynamics – Ordinance and Tactical Division, Garland (formerly known as Intercontinental Manufacturing) for over 13 years from November, 1994 through March , 2007.  During her tenure there she served in the roles of Controller (Accounting & IT), Program Manager over a $250M 3 year Army Indefinite Delivery/Indefinite Quantity (Indefinite Delivery/Indefinite Quantity) type contract, as well as Materials Manager with oversight of Purchasing, Production Control & Warehousing functions.  Prior to her employment at General Dynamics, Ms. Hawkins served in various finance and accounting positions at Luminator, a Mark IV Industries Co, and Johnson Controls, Battery Division - Garland.  Karen received her Bachelor’s of Business Administration in Accounting from Stephen F. Austin State University in Texas in 1986.

Family Relationships

There are no family relationships among the officers and directors.

Our Directors’ Terms and Meetings of Our Board of Directors

Each director who is elected at an annual meeting of shareholders, and each director who is elected in the interim to fill a vacancy or a newly created directorship, shall hold office until the next annual meeting of shareholders and until his successor has been elected and qualified.  Sustut’s board of directors did not hold any meetings during the fiscal year ended December 31, 2008. Optex Systems, Inc. (Delaware)’s board of directors held 3 meetings during the three months ended December 28, 2008.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. As we grow, our board of directors will work to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

Code of Business Conduct and Ethics

Our board of directors has adopted a Financial Code of Ethics which has been distributed to all directors, and executive officers, and will be distributed to employees and will be given to new employees at the time of hire. The Financial Code of Ethics contains a number of provisions that apply principally to our CEO, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.optexsys.com. We intend to disclose any amendments or waivers of our Code on our website at www.optexsys.com.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group may do so by writing to Ronald F. Richards, Chairman, 1420 Presidential Drive, Richardson, TX 75081-2439.  Mr. Richards will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Richards, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our Audit Committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that one of our directors, Ronald Richards, would meet the independence requirements of the American Stock Exchange if such standards applied to Optex Systems Holdings.  Mr. Hirschman, is the majority owner of Sileas, which is our major common shareholder, and Merrick Okamoto is the President and a Managing Member of Viking Asset Management, which is the investment advisor to the Longview Fund.

Board Committees

Audit Committee . Optex Systems Holdings intends to establish an audit committee of the board of directors, which will consist of to-be-nominated independent directors, which will be selected based upon a search to be conducted at the time it is determined to implement the audit committee. The audit committee’s duties would be to recommend to Optex Systems Holdings’ board of directors the engagement of an independent registered public accounting firm to audit Optex Systems  Holdings’ financial statements and to review Optex Systems  Holdings’ accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of Optex Systems  Holdings’ board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Mr. Richards is the board of directors’ financial expert to be considered upon the formation of the audit committee.

Compensation Committee . Optex Systems Holdings intends to establish a compensation committee of the Board of Directors. The compensation committee would review and approve Optex Systems  Holdings’ salary and benefits policies, including compensation of executive officers.

We have no nominating committee and do not plan to establish one.  – Given the relatively small size of our board of directors and the desire to involve the entire board of directors in nominating decisions, we have elected not to have a separate nominating committee, and the entire board of directors currently serves that function. With respect to director nominees, our board of directors will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. The process for receiving and evaluating director nominations from stockholders is described below. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We also do not have a specific process for identifying and evaluating nominees for director, including nominees recommended by security holders. The board has not paid fees to any third party to identify or evaluate potential board nominees.

Director Compensation

The following table provides information regarding compensation paid to directors for services rendered during the year ended September 27, 2009.

		Fees			Non-Equity	Nonqualified
		Earned or	Stock	Option	Incentive Plan	Deferred	All Other
		Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation
Name		($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Ronald Richards	(1)	$100,000	-	-	-	-	-	$100,000
Stanley Hirschman	(2)	25,000	-	-	-	-	-	25,000
Merrick Okamoto	(3)	-	-	-	-	-	-	-

(1)
Director Fees paid monthly from December 2008 through September 2009.  Ronald Richards is paid $2,500 monthly as an Independent Director, $2,500 monthly for serving as Chairman of the Audit Committee, and $5,000 monthly for serving as Chairman of the Board of Directors.

(2)	Director Fees paid monthly from December 2008 through September 2009. Stanley Hirschman is paid $2,500 monthly as a Director.
(3)	Merrick Okamoto serves as a non-independent director and does not earn directors fees.

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Directors’ and Officers’ Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.  The insurance also insures us against losses which we may incur in indemnifying our officers and directors.  In addition, in the near future, we will enter into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by Optex Systems Holdings’ principal executive officer, principal financial officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods. These officers are referred to herein as the “named executive officers.” Except as provided below, none of our executive officers received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year (7)		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (6)	All Other Compensation ($)		Total ($)

Stan Hirschman, President (8)	2009	(5)	-	-	-	-		25,000	25,000
Danny Schoening, Chief Operating Officer (8)	2009		$182,932	$11,000	$-	$10,588	$		$204,520
	2008	(1,2)	122,646	10,300	7,500	-		-	140,446
Karen Hawkins, VP Finance / Controller (8)	2009		133,647	7,271	-	5,516		-	146,434
	2008		132,473	300	-	-		-	132,773
	2007	(1)	56,900	300	-	-		-	57,200
Andrey Oks, CEO, CFO, Secretary, Treasurer and Director (7)	2008	(3)	-	-	10,000	-		-	10,000
Terry Hughes, CEO (7)	2007	(4)	-	-	-	-		42,000	42,000
1
The compensation depicted is not reflective of a full year’s compensation as Danny Schoening did not begin employment until the second quarter of fiscal year 2008 and Karen Hawkins did not begin employment until the third quarter of fiscal year 2007.  For Mr. Schoening and Ms. Hawkins, information is for service as an officer of Optex Systems, Inc. (Texas) and Optex Systems, Inc. (Delaware).  Given the fact that there has not been a change in fiscal year but rather adoption of the fiscal year of the accounting acquirer, there has been no adjustment made to treat the period since the change in fiscal year as a stub period, and all numbers presented are for complete fiscal years.

2	Stock awards include issues of 10,000 common shares of Irvine Sensors Common Stock on January 16, 2008 at the then current market share price of $0.75 per share.
3
Mr. Oks was appointed as an officer of Sustut as of September 15, 2008 and resigned as of March 29, 2009.  Mr. Oks was given 10,000,000 shares of restricted stock as compensation for services which was forfeited to Sustut on the date of his resignation.

4
Mr. Hughes served as an officer of Sustut and resigned on September 12, 2008 and forfeited the 9,902,624 shares of Common Stock in Optex Systems Holdings he owned at that time.  He received no other compensation during 2008.  In 2007, Mr Hughes received $42,500 in compensation, the nature of which is unspecified.

5	Stan Hirschman includes Director’s Fees paid in 2009. He received no other compensation.
6
The amounts in the “Option awards” column reflect the dollar amounts recognized as the executive portion of  compensation expense for financial statement reporting purposes for each named executive officer during fiscal 2009, as required by FASB ASC 718 (prior authoritative literature SFAS 123(R), disregarding any estimates for forfeitures relating to service-based vesting conditions.  For the assumptions relating to these valuations, see note 12 to our fiscal 2009 audited financial statements. Andrey Oks & Terry Hughes were executives of Sustut Exploration, Inc. during the years 2007 and 2008, prior to the reverse merger on March 30, 2009.  Concurrent with the reverser merger and name change to Optex Systems Holdings, Inc on March 30, 2009 Optex Systems Holdings adopted the fiscal year end of the accounting acquirer and changed the period end from December 31 to a fiscal year end of September.  There were no earnings of either of these individuals subsequent to the reverse merger and adoption of the accounting acquirers fiscal period.  All compensation expense shown for these individuals prior to the March 30, 2009 reorganization are depicted in calendar years ending December 31, 2008 and December 31, 2007.

7
Danny Schoening, Karen Hawkins and Stan Hirschman were all executives of Optex Systems Holdings subsequent to the March 30, 2009 reorganization.  Prior to the reorganization Danny Schoening and Karen Hawkins were executives of Optex Systems, Inc (Texas) and Optex Systems, Inc (Delaware) and Stan Hirschman became an executive of Optex Systems, Inc (Delaware) in September 2008.  Both Optex Systems, Inc. (Texas) and Optex Systems, Inc (Delaware) had previously been operating under an October through September fiscal year end and as such, compensation for these individuals is depicted in fiscal years beginning in October and ending in September for each of the years 2007 through 2009.

Option Grants in Last Fiscal Year

There were no options granted to any of the named executive officers during the fiscal years ended September 28, 2008 and September 30, 2007.

Employment Agreement

Optex Systems Holdings entered into an employment agreement with Danny Schoening dated December 1, 2008.  The term of the agreement commenced as of December 1, 2008 and shall continue through June 1, 2010. Thereafter, the term of the agreement shall be automatically extended for successive and additional 18 month periods, unless Optex Systems Holdings shall provide a written notice of termination at least ninety (90) days, or the Schoening shall provide a written notice of termination at least 90 days, prior to the end of the initial term or any extended term, as applicable. During the first eighteen months of the term of the agreement, Optex Systems Holdings shall pay to Schoening a base salary at the annual rate of One Hundred Ninety Thousand Dollars.  Schoening was paid a one time bonus of $10,000 at the commencement of the employment agreement in December 2008 and was granted 1,414,649 options to purchase common stock of Optex Systems Holdings at an exercise price of $0.15 per share at the time of the closing of the reorganization.

On each renewal date of the commencement of employment, Schoening’s base salary shall be reviewed by the Board and may be increased to such rate as the Board, in its sole discretion, may hereafter from time to time determine. During the term of the agreement, Schoening shall be entitled to receive bonuses of up to 30% of his base salary per year at the discretion of Optex Systems  Holdings’ Board of Directors pursuant to performance objectives to be determined by the Board of Directors.  Any bonuses shall be payable in cash and shall be paid within ninety (90) days of any year anniversary of the date of the agreement. Upon closing of the reorganization, Optex Systems Holdings granted Schoening stock options equal to 1% of the issued and outstanding shares of Optex Systems Holdings immediately after giving effect to the reorganization, with 34% of the options vesting on March 30, 2010, and 33% of the options vesting on each of March 31, 2011 and March 31, 2012.

The employment agreement events of termination thereof:  (i) death of Schoening; (ii) termination by Optex Systems Holdings for cause (including conviction of a felony, commission of fraudulent acts, willful misconduct by Schoening, continued failure to perform duties after written notice, violation of securities laws and breach of the employment agreement), (iii) termination without cause by Optex Systems Holdings and (iv) termination by Schoening for good reason (including breach by Optex Systems Holdings of its obligations under the agreement, the requirement for Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the then outstanding securities of Optex Systems Holdings or its successor changing ownership or a sale of all or substantially all of Optex Systems  Holdings’ assets, without the surviving entity assuming the obligations under the agreement).  For a termination by Optex Systems Holdings for cause or upon death of Schoening, the Schoening shall be paid salary and bonus earned through the date of termination.  For a termination by Optex Systems Holdings without cause or by the Schoening with good reason, the Schoening shall also be paid six months base salary in effect and all granted stock options shall remain exercisable for a period of two years after such termination, with all unvested stock options immediately vesting.  The agreement contains a standard non-solicitation and non-compete agreement that extends for one year subsequent to termination thereof, and contains standard clauses for termination and the like.

Optex Systems Holdings does not have any other employment agreements with its executive officers and directors.

Equity Compensation Plan Information

Optex Systems Holdings currently has an option compensation plan covering the issuance of options for the purchase of up to 6,000,000 shares.  The purpose of the Plan is to assist Optex Systems Holdings in attracting and retaining highly competent employees and to act as an incentive in motivating selected officers and other employees of Optex Systems Holdings and its subsidiaries, and directors and consultants of Optex Systems Holdings and its subsidiaries, to achieve long-term corporate objectives.  There are 6,000,000 shares of common stock reserved for issuance under this Plan.

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended September 28, 2008.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team. other than the provision with respect to Mr. Schoening described above. No awards of equity incentives under our 2009 Stock Option Plan provide for immediate vesting upon a change in control. However, our Board of Directors has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards.  A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Item 3.02  Unregistered Sales of Equity Securities.

On March 30, 2009, in reliance upon Section 4(2) of the Securities Act, a reorganization occurred whereby the then existing shareholders of Optex Systems Inc., (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings, Inc. as follows:   (i) the outstanding 85,000,000 shares of Optex Systems Inc., (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Systems Inc., (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Company Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems Inc., (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Company common stock.  Optex Systems Inc., (Delaware) will remain a wholly-owned subsidiary of Optex Systems Holdings.

Immediately prior to the closing of the reorganization agreement (and the shares are included above), as of March 30, 2009, in a transaction exempt from registration pursuant to Regulation D, for which a Form D was filed with the Commission on December 16, 2008, Optex Systems Inc., (Delaware) accepted subscriptions from accredited investors for a total 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock, no par value of Optex and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five years from the initial closing.   Gross proceeds were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, the net proceeds were $874,529.  The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

Neither Optex Systems Holdings nor Optex Systems Inc., (Delaware) had any options or warrants to purchase shares of capital stock outstanding immediately prior to or following the reorganization, except for 8,941,667 warrants issued in the private placement. Immediately prior to the closing, Optex Systems Holdings adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares for the purpose of having shares available for the granting of options to officers, directors, employees and to independent contractors who provide services.  Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders.

Optex Systems Holdings granted an officer at the consummation of the reorganization, options to purchase 1,414,649 shares at an exercise price of $0.15 per share that vest as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant

Series A preferred stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. The terms and provisions of the Series A preferred stock are set forth in “Description of Securities” – “preferred stock” above.

On March 27, 2009, Sileas and Alpha exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A preferred stock.  On March 30, 2009, the shares of Optex Systems Inc., (Delaware) preferred stock were exchanged on a 1:1 basis for Series A preferred stock of Optex Systems Holdings.

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act, with the exception of the equity sale completed just prior to the closing of the reorganization agreement, which was exempt from registration pursuant to Regulation D and for which a Form D was filed with the Commission on December 16, 2008.

Investor Relations Issuances

American Capital Ventures, Inc. with offices at 2875 N.E. 191st Street, Suite 904, Aventura, Florida 33180 was issued 1,000,000 shares of Optex Systems Holdings’ common stock for services to be provided from April 1, 2009 through March 31, 2010.On June 26, 2009, Optex Systems Holdings terminated its Investor Relations Agreement with American Capital Ventures, Inc., and pursuant to this termination, American Capital Ventures returned 700,000 of the 1,000,000 restricted shares of Company common stock it received pursuant to the agreement.

ECON Corporate Services, Inc. was issued 250,000 shares of restricted stock for services to be rendered.

Effective as of June 29, 2009, Optex Systems Holdings entered into a Consulting Agreement with ZA Consulting, Inc. for the provision of consulting services to Optex Systems  For services rendered, ZA Consulting received 480,000 shares of restricted common stock with 40,000 shares vesting per month.

Private Placement

On June 29, 2009, Optex Systems Holdings sold 750,000 shares of its common stock to private investors at a price of $0.20 per share for a total purchase price of $150,000 in a transaction exempt from registration under Section 4(2) of the Securities Act.

Optex Systems Holdings is authorized to issue 200,000,000 shares of common stock and 5,000 shares of preferred stock of which 1,027 shares are designated as Series A preferred stock. As of August 31, 2009, there were 139,444,940 shares of common stock issued and outstanding and 1,027 Series A preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

Series A preferred stock

On March 24, 2009, Optex Systems Holdings filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. This Certificate of Designation was approved by Optex Systems Holdings’ Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation sets forth the following terms for the Series A preferred stock as described in the table below.

Authorized Shares:	1,027

Per Share Stated Value:	$6,000

Liquidation Preference:	Per share Stated Value

Conversion Price into common stock:
$0.15 per share, as adjusted on a pro rata basis for stock splits, dividends, combinations or reclassifications and on a full ratchet basis for equity issuances at a price less than the then in effect exercise price.

Voting Rights:	The Series A Preferred Shares shall vote along with the common stock on an as converted basis and shall have one vote per share.

Dividends:	6% per annum payable quarterly in arrears.

Stock Options

As of the date of this prospectus, we have 2,681,649 outstanding stock options that represent potential future cash proceeds to our company of $402,247. The company granted an officer at the consummation of the reorganization, 1,414,649 options, on March 29, 2009 with an exercise price of $0.15 per share, vesting as follows: 34% of the options vesting one year following the date of grant, and 33% vesting on each of the second and third anniversaries following the date of grant. On May 14, 2009, the company issued 1,267,000 share options to Optex employees with an exercise price of $0.15 per share and vesting equally at 25% per year at the end of each service year for four years.  The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.  As of the date of this prospectus, none of the stock options had vested.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our Certificate of Incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

•
the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting (as set forth in Article II Section IV of the Bylaws which require notice to be given least ten (10) and not more than sixty (60) days prior to each meeting, and notice of each special meeting shall also state the purpose or purposes for which it has been called.);

•	the right of our board of directors to alter our bylaws without stockholder approval.

Also pursuant to the reorganization, we amended our bylaws which provided for a fiscal year end on December 31 to a fiscal year ending on the Sunday nearest September 30.

Transfer Agent

Our transfer agent is American Registrar & Transfer Co., 342 East 900 South, Salt Lake City, UT 84111.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On March 30, 2009, the Company notified Gately & Associates, LLC, the independent accountant engaged as the principal accountant to audit the financial statements of the Company, that the firm was dismissed as the Company’s independent registered accountant, effective immediately.

On March 30, 2009, the Company engaged Rotenberg & Co, LLP, as its independent registered accounting firm. The decision to change accountants was recommended and approved by Company’s Board of Directors.

The audit report of Gately & Associates, LLC on the Company’s financial statements for the fiscal years ending December 31, 2007 and 2008; the most recent two periods for which said auditor has issued audit reports, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  The auditor was not required or engaged to audit the Company’s internal control over financial reporting.

During the past two fiscal years and during the subsequent interim period preceding the date of dismissal, there were no disagreements with the auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report, and there were no reportable events as described in Item 304(a)(1)(iv) of Regulation S-B.

The Company has provided a copy of this disclosure to Gately & Associates, LLC and has requested that the firm furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company, and, if not, stating the respects in which it does not agree. A copy of the firm’s letter was filed as Exhibit 16.1 to the Form 8-K, dated April 3, 2009.

During the two most recent fiscal years prior to their engagement, or any subsequent interim period prior to engaging Rotenberg & Co. LLP, neither the Company nor anyone acting on the Company’s behalf consulted with Rotenberg & Co. LLP regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or (ii) the type of audit opinion that might be rendered on the Company’s financial statements where either written or oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue, or (iii) any matter that was the subject of a disagreement with the Company’s former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its audit report.

On October 8, 2009, Optex Systems Holdings received notice that its current auditors, Rotenberg and Co., LLP, had resigned in connection with their merger with EFP Group, which was effective as of October 1, 2009.  Optex Systems Holdings has engaged the new firm resulting from the merger, EFP Rotenberg, LLP, to continue as Optex Systems Holdings' independent registered public accounting firm.  All of the partners and employees of Rotenberg and Co., LLP and EFP Group have joined the new firm, EFP Rotenberg, LLP.  EFP Rotenberg, LLP is currently registered with the PCAOB.

Rotenberg and Co., LLP was engaged by Optex Systems Holdings on March 30, 2009 and has performed reviews for the quarters ended March 29, 2009 and June 28, 2009.  Rotenberg and Co., LLP has not performed any audit services or rendered any audit report from the time of its engagement through the date of cessation of the client-auditor relationship on October 1, 2009.  There have been no disagreements with Rotenberg and Co. LLP or reportable events since the date of their engagement on March 30, 2009 through the date of cessation of the client-auditor relationship on October 1, 2009.

On October 17, 2009, with the approval of Optex Systems Holdings’ Board of Directors, EFP Rotenberg, LLP was engaged as Optex Systems Holdings’ independent registered public accountant effective concurrent with the merger.  Prior to such engagement, during the two most recent fiscal years, Optex Systems Holdings had not consulted with EFP Rotenberg, LLP on any matter.

Optex Systems Holdings provided Rotenberg and Co., LLP with a copy of the disclosure relating to this change in its certifying accountant and requested that Rotenberg and Co., LLP furnish Optex Systems Holdings with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree, a copy of which was filed as Exhibit 16.1 to Optex Systems Holdings’ Form 8-K/A filed on October 19, 2009.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2009, Andrey Oks resigned as Director and CEO of the Company, and Messrs. Stanley Hirschman, Ronald Richards and Merrick Okamoto were appointed as directors.  Stanley Hirschman, Danny Schoening and Karen Hawkins were appointed as the President, COO and VP of Finance for the Registrant.  Other than as set forth in this Form 8-K there are no compensatory measures to officers and there are standard fees paid to Board members.

Item 5.06   Change in Shell Company Status .

As a result of the consummation of the Reorganization described in Items 1.01 and 2.01 of this Current Report on Form 8-K, the Company believes that it is no longer a “shell corporation,” as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01   Financial Statements and Exhibits .

(a)	Financial statements of businesses acquired.

Optex ’s audited financial statements for the year ended September 28, 2008 and unaudited financial statements for the quarter ended December 28, 2008 are filed as Exhibit 99.1 and 99.2, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The Company’s pro forma condensed combined financial statements as of December 28, 2008 are filed as Exhibit 99.3 to this Current Report on Form 8-K and are incorporated herein by reference.

(d)	Exhibits.
Exhibit No.	Description
2.1	Agreement and Plan of reorganization, dated as of the March 30, 2009, by and between registrant, a Delaware corporation and Optex Systems, Inc., a Delaware corporation (1).

3.1	Certificate of Incorporation, as amended, of Optex Systems Holdings, Inc.

3.2	Bylaws of Optex Systems Holdings (1).

5.1	Opinion as to Legality of the Shares (3)

10.1	Lease for 1420 Presidential Blvd., Richardson, TX (1).

10.2	Employment Agreement with Danny Schoening (1).

10.3	2009 Stock Option Plan (1).

10.4	Form of Warrant (3)

10.5	Specimen Stock Certificate (3)

10.6	Contract W52H0905D0248 with Tank-automotive and Armaments Command, dated July 27, 2005 (2)*

10.7	Contract W52H0909D0128 with Tank-automotive and Armaments Command, dated March 24, 2009 (2)*

10.8	Contract W52H0905D0260 with Tank-automotive and Armaments Command, dated August 3, 2005 (2)*

10.9	PO# 40050551 with General Dynamics, dated June 8, 2009 (2)*

10.10	Contract 9726800650 with General Dynamics, dated April 9, 2007 (2)*

10.11	Form of Subscription Agreement (5)

10.12	Single Source Supplier Purchase Orders with TSP Inc. (4)*

10.13	Single Source Supplier Purchase Orders with SWS Trimac (4)*

10.14	Since Source Supplier Purchase Orders with Danaher Controls (4)*

10.15	Single Source Supplier Purchase Orders with Spartech Polycast (4)*

14.1	Code of Ethics (1)

16	Letter re: Change in Certifying Accountant

21.1	List of Subsidiaries – Optex Systems, Inc. (1)

23.1	Consent of Rotenberg, LLP

*	Portions of this exhibit have been omitted pursuant to a confidential treatment request, and information regarding this confidential treatment request is being separately submitted to the Commission.
(1)	Incorporated by reference from our Current Report on Form 8-K dated April 3, 2009.
(2)	Incorporated by reference from our Amendment No. 1 to Registration Statement on Form S-1 filed on September 28, 2009
(3)	Incorporated by reference from our Registration Statement on Form S-1 filed on May 19, 2009
(4)	Incorporated by reference from our Amendment No. 2 to Registration Statement on Form S-1 filed on November 12, 2009
(5)	Incorporated by reference from our Form 10-K filed on January 11,2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   January 12, 2010

OPTEX SYTEMS HOLDINGS, INC.

By:	/s/
Stanley A. Hirschman
President

Optex Systems Inc.

Condensed Balance Sheets

	Restated
	Successor	Restated
	December 28, 2008	Predecessor
	(Unaudited)	September 28, 2008

ASSETS

Current Assets
Cash	$497,152	$170,183
Accounts Receivable	2,124,827	2,454,235
Net Inventory	5,848,508	4,547,726
Prepaid Expenses	46,811	307,507

Total Current Assets	8,517,298	7,479,651

Property and Equipment
Property Plant and Equipment	1,339,636	1,314,109
Accumulated Depreciation	(1,030,984)	(994,542)

Total Property and Equipment	308,652	319,567

Other Assets
Security Deposits	20,684	20,684
Intangibles	3,518,992	1,100,140
Goodwill	7,110,415	10,047,065

Total Other Assets	10,650,091	11,167,889

Total Assets	$19,476,041	$18,967,107

The accompanying notes are an integral part of these financial statements

Optex Systems Inc.

Balance Sheets - Continued

	Restated
	Successor	Restated
	December 28, 2008	Predecessor
	(Unaudited)	September 28, 2008

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities
Accounts Payable	$1,964,795	$1,821,534
Accrued Expenses	1,044,075	798,974
Accrued Warranties	256,397	227,000
Accrued Contract Losses	743,319	821,885
Loans Payable	214,490	373,974
Interest on Loans Payable	6,798
Income Tax Payable	263,654	4,425

Total Current Liabilities	$4,493,528	$4,047,792

Other Liabilities
Note Payable	-	$2,000,000
Accrued Interest on Note	-	336,148
Long Term Debt	$6,000,000	$-
Accrued Interest on Debt	76,000	-
Due to Parent	-	4,300,151

Total Other Liabilities	$6,076,000	$6,636,299

Total Liabilities	$10,569,528	$10,684,091

Stockholders' Equity
Optex Systems, Inc. - Delaware Common Stock (par $0.001, 300,000,000 authorized, 50,000,000 shares issued and outstanding as of December 28, 2008)	$50,000
Optex Systems, Inc. – Texas Common Stock (no par 100,000 authorized, 18,870 shares issued and 10,000 shares outstanding)		164,834
Optex Systems, Inc. (Texas) Treasury Stock (8,870 shares at cost)	-	(1,217,400)
Additional Paid-in-capital	8,950,000	15,246,282
Retained Earnings (Deficit)	(93,487)	(5,910,700)

Total Stockholders' Equity	$8,906,513	$8,283,016

Total Liabilities and Stockholders' Equity	$19,476,041	$18,967,107

The accompanying notes are an integral part of these financial statements

Optex Systems Inc.

Condensed Statements of Operations - Restated and Unaudited

	Successor	Predecessor	Predecessor
	For the period October 15, 2008 through December 28, 2008	For the period September 29, 2008 through October 14, 2008	Three Months ended December 30, 2007

Revenues	$6,392,144	$871,938	$4,415,905

Total Cost of Sales	5,565,182	739,868	3,839,494

Gross Margin	$826,962	$132,070	$576,411

General and Administrative
Salaries and Wages	$136,847	$22,028	$173,688
Employee Benefits & Taxes	98,165	495	59,264
Employee Stock Bonus Plan	4,812	(4,812)	101,766
Amortization of Intangible	101,159	-	61,122
Rent, Utilities and Building Maintenance	42,840	12,493	58,150
Legal and Accounting Fees	75,860	360	67,296
Consulting and Contract Service Fees	68,795	10,527	120,439
Travel Expenses	13,319	-	-
Corporate Allocations	-	-	433,934
Board of Director Fees	12,500	-	-
Other Expenses	20,128	16,155	144,775
Total General and Administrative	$574,425	$57,246	$1,220,434

Operating Income (Loss)	$252,537	$74,824	$(644,023)

Other Expenses
Other Income and Expense	$(436)	$-	$-
Interest (Income) Expense - Net	82,806	9,492	49,640
Total Other	$82,370	$9,492	$49,640

Income (Loss) Before Taxes	$170,167	$65,332	$(693,663)
Income Taxes (Benefit)	263,654	-	-

Net Income (Loss) After Taxes	$(93,487)	$65,332	$(693,663)

Basic and diluted loss per share (1)	$(0.00)	$6.53	$(69.37)

Weighted Average Common Shares Outstanding	50,000,000	10,000	10,000

The accompanying notes are an integral part of these financial statements

Optex Systems Inc.

Statements of Cash Flows - Restated and Unaudited

	Successor	Predecessor	Predecessor
	For the period October 15, 2008 through December 28, 2008	For the period September 29, 2008 through October 14, 2008	Three months ended December 30, 2007

Cash flows from operating activities:
Net Income (Loss)	$(93,487)	$65,332	$(693,663)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	544,549	9,691	289,382
Provision for (use of) allowance for inventory valuation	33,273	27,363	-
Noncash interest expense	82,798	9,500	49,863
(Increase) decrease in accounts receivable	(720,394)	1,049,802	(78,304)
(Increase) decrease in inventory (net of progress billed)	(497,852)	(863,566)	(960,085)
(Increase) decrease in other current assets	242,154	18,541	15,666
Increase (decrease) in accounts payable and accrued expenses	574,415	(186,051)	975,532
Increase (decrease) in accrued warranty costs	29,397	-	-
Increase (decrease) in due to parent	-	1,428	386,008
Increase (decrease) in accrued estimated loss on contracts	(63,263)	(15,304)	(312,480)
Increase (decrease) in income taxes payable	263,654	-	-
Total adjustments	488,731	51,404	365,582
Net cash (used in) provided by operating activities	395,244	116,736	(328,081)

Cash flows from investing activities:
Cash Received through Optex Systems Inc., (Texas) acquisition	253,581	-	-
Purchased of property and equipment	(12,189)	(13,338)	(38,127)
Net cash (used in) provided by investing activities	241,392	(13,338)	(38,127)

Cash flows from (to) financing activities:
Proceeds (to) from Loans Payable - Qioptic	(139,484)	(20,000)	-

Net cash (used in) provide by financing activities	(139,484)	(20,000)	-

Net increase (decrease) in cash and cash equivalents	497,152	83,398	(366,208)
Cash and cash equivalents at beginning of period	-	170,183	504,753
Cash and cash equivalents at end of period	$497,152	$253,581	$138,545

Optex Systems Inc.

Statements of Cash Flows - Restated and Unaudited - continued

	Successor	Predecessor	Predecessor
	For the period October 15, 2008 through December 28, 2008	For the period September 29, 2008 through October 14, 2008	Three months ended December 30, 2007

Noncash investing and financing activities:

Optex Systems Inc., (Delaware) (Successor) purchase of Optex Systems Inc., (Texas) (Predecessor)
Cash received	$253,581	-	-
Accounts Receivable	1,404,434	-	-
Inventory	5,383,929	-	-
Intangibles	4,036,790	-	-
Other Assets	632,864	-	-
Accounts Payable	(1,953,833)	-	-
Other Liabilities	(1,868,180)	-	-
Debt	(6,000,000)	-	-
Goodwill	7,110,415	-	-
Issuance of Stock	$9,000,000	-	-

Conversion of Debt to Series A Preferred Stock
Additonal Paid in Capital (6,000,000 Debt Retirement plus accrued interest of $159,780)	$6,159,780	-	-

Supplemental cash flow information:
Cash paid for interest	$3,817	-	-
Cash paid for taxes	-

The accompanying notes are an integral part of these financial statements

Optex Systems Inc.

Statement of Stockholders' Equity and Comprehensive Income/(Loss) (Restated)

	Common		Treausry Stock	Additional		Total
	Shares	Common	Optex Systems Inc.,	Paid in	Retained	Stockholders
	Outstanding	Stock	(Texas)	Capital	Earnings	Equity

Predecessor Entity
Balance at September 28, 2008	10,000	$164,834	$(1,217,400)	$15,246,282	$(5,910,700)	$8,283,016

Net Income					65,332	65,332

Balance at October 14, 2008	10,000	$164,834	$(1,217,400)	$15,246,282	$(5,845,368)	$8,348,348

Successor Entity
Balance at October 15, 2008	-	-	-	-	-	-

Issuance of Common Stock	50,000,000	$50,000	$-	$8,950,000	$-	$9,000,000

Net Earnings (Loss) from continuing operations	-	-	-	-	(93,487)	(93,487)

Balance at December 28, 2008	50,000,000	$50,000	$-	$8,950,000	$(93,487)	$8 ,906,513

The accompanying notes are an integral part of these financial statements

OPTEX SYSTEMS INC.
Notes to Condensed Financial Statements

Note 1 - Organization and Operations

Optex Systems Inc., (Texas) was a privately held Subchapter “S” Corporation from inception in 1987 until December 30, 2005 when 70% of the issued and outstanding stock was acquired by Irvine Sensors Corp. (Irvine Sensors Corporation), and Optex Systems Inc., (Texas) was automatically converted to a Subchapter “C” Corporation.  On December 29, 2006, the remaining 30% equity interest in Optex Systems Inc., (Texas) was purchased by Irvine Sensors Corporation.

On October 14, 2008, certain senior secured creditors of Irvine Sensors Corporation, Longview Fund, L.P. and Alpha Capital Anstalt formed Optex Systems Inc., (Delaware), which acquired all of the assets and assumed certain liabilities of Optex Systems, Inc., a Texas corporation and wholly owned subsidiary of Irvine Sensors Corporation, (also known as Predecessor) in a transaction that was consummated via purchase at a public auction.  Following this asset purchase, Optex Systems Inc., (Texas) remained a wholly-owned subsidiary of Irvine Sensors Corporation.

In accordance with SFAS 141 “Business Combination” and EITF 98-3 “Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business” Optex Systems Inc., (Delaware)’s purchase of substantially all of the assets and assumption of certain liabilities represented the acquisition of a business.  EITF 98-3 outlines the guidance in determining whether a “business” has been acquired in a transaction. For a transferred set of activities and assets to be a business, it must contain all of the inputs and processes necessary for it to continue to conduct normal operations after the transferred set of assets is separated from the transferor, which include the ability to sustain a revenue stream by providing its outputs to customers. Optex Systems Inc., (Delaware) obtained the inputs and processes necessary for normal operations.

On February 20, 2009, Sileas Corp., a newly-formed Delaware corporation, owned by present members of the company’s management, purchased 100% of Longview's equity and debt interest in Optex Systems Inc., (Delaware), representing 90% of the issued and outstanding common equity interests in Optex Systems Inc., (Delaware), in a private transaction (the “Acquisition”).  See Note 9.

Optex Systems Inc., (Delaware) operated as a privately-held Delaware corporation until March 30, 2009, when as a result of the reorganization agreement (described above and also in Note 9), it became a wholly-owned subsidiary of Optex Systems Holdings.

The Company’s operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet.  As of December 28, 2008, Optex Systems operated with 117 full-time equivalent employees.

Optex Systems manufactures optical sighting systems and assemblies, primarily for Department of Defense applications.  Its products are installed on a variety of U.S. military land vehicles such as the Abrams and Bradley fighting vehicles, light armored and advanced security vehicles and have been selected for installation on the Stryker family of vehicles. Optex Systems also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems’ products consist primarily of build to customer print products that are delivered both directly to the military and to other defense prime contractors.

In February 2009, Optex Systems’   ISO certification status was upgraded from  9001:2000 to 9001:2008 bringing Optex Systems into compliance with the new ISO standards rewritten to align with ISO 14001.

Note 2 - Accounting Policies

Basis of Presentation: The accompanying financial statements include the results of operations and cash flows  of Optex Systems Inc., (Delaware) the Successor in the October 14, 2008 Optex Systems Inc., (Texas) asset purchase transaction, for the period from October 15, 2008 through December 28, 2008.  The accompanying financial statements include the balance sheet at September 28, 2008 and the results of operations, changes in stockholders’ equity and cash flows for the period from September 29, 2008 through October 14, 2008 of Optex Systems Inc., (Texas), Predecessor.

Although, Optex Systems Inc., (Texas) (predecessor) has been majority owned by various parent companies described in the preceding paragraphs, no accounts of the parent companies or the effects of consolidation with any parent companies have been included in the accompanying financial statements.  The Optex Systems Inc., (Texas) accounts have been presented on the basis of push down accounting in accordance with Staff Accounting Bulletin No. 54   Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase  . SAB 54 states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned. Under the push down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, items resulting from the Optex Systems Inc., (Texas) purchase transaction such as goodwill, debt incurred by the parent to acquire the subsidiary and other costs related to the purchase have been     recorded on the financial statements of Optex Systems.

The condensed financial statements of Optex Systems Inc. included herein have been prepared by Optex Systems Inc., without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Optex Systems Inc. believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto of the predecessor included in this Form 8-K and other reports filed with the SEC.

The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of Optex Systems for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year taken as a whole. Certain information that is not required for interim financial reporting purposes has been omitted.

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts. Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance at December 28, 2008, and September 28, 2008 inventory included:

	Successor As of December 28, 2008	Predecessor As of September 28, 2008

Raw Materials	$5,970,879	$5,575,520
Work in Process	3,800,449	4,199,657
Finished Goods	49,298	28,014
Gross Inventory	$9,820,626	$9,803,191
Less:
Unliquidated Progress Payments	(3,237,753)	(4,581,736)
Inventory Reserves	(734,365)	(673,729)
Net Inventory	$5,848,508	$4,547,726

Earnings per Share: Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented. Diluted earnings per common share give the effect to the assumed exercise of stock options when dilutive. In a loss year, the calculation for basic and diluted earnings per share is considered to be to be the same, as the impact of potential common shares is anti-dilutive. For the period October 15, 2008 through December 28, 2008 there were no stock options issued and outstanding that could dilute future earnings. For the period September 29, 2008 through October 14, 2008 and for the three months ended December 30, 2007, there were no stock options that could dilute future earnings.

Note 3 - Recent Accounting Pronouncements

In June 2006, The FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes ” ..  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. The Company is currently evaluating the impact FASB No. 157 will have on its financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ,” (FASB 159), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The Company is currently evaluating what effect the adoption of FASB 159 will have on its financial statements.

In March 2007, the Financial Accounting Standards Board ratified Emerging Issues Task Force (“EITF”) Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”.  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  EITF 06-10 is effective for fiscal years beginning after December 15, 2007.  The Company is currently evaluating the impact of EITF 06-10 on its financial statements, but does not expect it to have a material effect.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51”. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements. See Note 14 for adoption of SFAS 141R subsequent to September 30, 2008.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. The Company does not have any outstanding stock options.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2009. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 162, "The Hierarchy of Generally Accepted Accounting Principles”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60" (“SFAS 163”).  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2011.  The Company is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

Note 4 — Acquisition of Substantially All of the Assets of Optex Systems Inc., (Texas)

Acquisition of Assets of Optex Systems Inc., (Texas) by Optex Systems Inc., (Delaware) on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems Inc., (Delaware) (Successor) purchased all of the assets of Optex Systems Inc., (Texas) (Predecessor) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems Inc., (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems Inc., (Delaware), as discussed below, in exchange for a $6 million note payable from Optex Systems Inc., (Delaware) and a $9 million equity interest in Optex Systems Inc., (Delaware) (which consisted of the issuance by Optex Systems Inc., (Delaware) of 45,081,350 and 4,918,650 shares of its common stock to each of Longview Fund and Alpha, respectively). On October 30, 2008, Alpha sold its Optex Systems Inc., (Delaware) common stock to Arland Holdings, Ltd. There was no contingent consideration associated with the purchase. Longview and Arland Holdings, Ltd., owned Optex Systems Inc., (Delaware) until February 20, 2009, when Longview sold 100% of its equity interests in Optex Systems Inc., (Delaware) to Sileas, (see note 9).

Optex Systems Inc., (Delaware) purchased all of the assets of Optex Systems Inc., (Texas), including: intellectual property, production processes and know-how, and outstanding contracts and customer relationships. Optex Systems Inc., (Delaware) also assumed certain liabilities of Optex Systems Inc., (Texas) consisting of accounts payable and accrued liabilities. Optex Systems’ management intends to improve the business’s ability to serve its existing customers and to attract new customers by providing quality products and superior service which will be achieved by improving Optex Systems’   working capital availability as opposed to the limited working capital that was available during the time period in which the assets were owned by Irvine Sensors Corporation.

Optex Systems Inc., (Delaware) has allocated the consideration for its acquisition of the Purchased Assets among tangible and intangible assets acquired and liabilities assumed based upon their fair values. Assets that met the criteria for recognition as intangible assets apart from goodwill were also valued at their fair values.

The purchase price was assigned to the acquired interest in the assets and liabilities of Optex Systems as of October 14, 2008 as follows:

Assets:
Current assets, consisting primarily of inventory of $5,383,929 and accounts receivable of $1,404,434	$7,330,910
Identifiable intangible assets	4,036,789
Purchased Goodwill	7,110,416
Other non-current assets, principally property and equipment	343,898

Total assets	$18,822,013
Liabilities:
Current liabilities, consisting of accounts payable of $1,953,833 and accrued liabilities of $1,868,180	3,822,013

Acquired net assets	$15,000,000

The following table summarizes the estimate of the fair values of the intangible assets as of the asset transfer date:

Total
Contracted Backlog - Existing Orders	$2,763,567
Program Backlog - Forecasted Indefinite Delivery/Indefinite Quantity awards	1,273,222
Total Intangible Asset to be amortized	$4,036,789

Identifiable intangible assets primarily consist of customer and program backlog and will be amortized between general and administrative expenses and costs of sales according to their respective estimated useful lives as follows:

		2009	2010	2011	2012	2013
Contracted backlog amortized by delivery schedule	COS	$1,666,559	$718,289	$126,158	$19,614	$4,762
Contracted backlog amortized by delivery schedule	G&A	149,990	64,646	11,354	1,765	429
Program backlog amortized straight line across 5 years	G&A	254,645	254,645	254,645	254,645	254,645
Total Amortization by Year		$2,071,194	$1,037,580	$392,157	$276,024	$259,836

The accompanying unaudited pro forma financial information for the consolidated predecessor and successor three months ended December 28, 2008 and predecessor three months ended December 30, 2007 present the historical financial information of the accounting acquirer. The pro forma financial information is presented for informational purposes only. Such information is based upon the standalone historical results of each entity and does not reflect the actual results that would have been reported had the acquisition been completed when assumed, nor is it indicative of the future results of operations for the combined enterprise.

The following represents condensed pro forma revenue and earnings information for the three months ended December 28, 2008 and December 30, 2007 as if the acquisition of Optex Systems Inc., (Texas) and reorganization plan had occurred on the first day of each of the years.

	Unaudited
	Three Months Ended
	December 28, 2008	December 30, 2007
Revenues	$7,264,082	$4,415,905
Net Income (Loss)	(65,010)	(591,062)
Diluted earnings per share	$(0.00)	$(0.00)

Weighted Average Shares Outstanding	138,914,940	138,914,940

The pro forma information depicted above reflect the impacts of reduced interest expense, increased intangible amortization expenses, the elimination of corporate allocation costs from Irvine Sensors Corporation and the elimination of employee stock bonus compensation previously allocated from Irvine Sensors Corporation to reflect the costs of the ongoing entity.  There is no expected tax effect of the proforma adjustments for the periods affected in 2008 due to net loss and accumulated retained deficit of Irvine Sensors Corporation.

Secured Promissory Note Issued in Connection with Purchase by Optex Systems Inc., (Delaware) (Successor)

In connection with the public sale of the Optex Systems Inc., (Texas) (Predecessor) assets to Optex Systems Inc., (Delaware) (Successor), Optex Systems Inc., (Delaware) delivered to Longview and Alpha secured promissory notes, due September 19, 2011, in the principal amounts of $5,409,762 and $540,976, respectively. On February 20, 2009, Longview sold its Optex Systems Inc., (Delaware) promissory note to Sileas, as described in Note 9. On March 27, 2009, Sileas and Alpha exchanged their Notes plus accrued and unpaid interest thereon for 1,027 shares of Optex Systems Inc., (Delaware) Series A preferred stock.

Note 5  Commitments and Contingencies

Leases

Optex Systems Inc. leases its office and manufacturing facilities under two non-cancellable operating leases expiring November 2009 and February 2010 in addition to maintaining several non-cancellable operating leases for office and manufacturing equipment.  Optex Systems Inc. is in negotiation to enter into new leases for the facilities; however, in the event the negotiations are not successful, Optex Systems Inc. believes it can secure replacement facilities upon similar terms in the surrounding vicinity.  Total expenses under these facility lease agreements for the three months ended December 28, 2008 was $77,350.  Total expenses for manufacturing and office equipment for the three months ended December 28, 2008 was $13,715.  At December 28, 2008, the remaining minimum lease payments under non-cancelable operating leases for equipment, office and facility space are as follows:
Operating Leases
Fiscal Years:
2009	$273,195
2010	79,867
2011	16,753
2012	-
2013	-
Thereafter	-
Total minimum lease payments	$369,815

Note 6 - Debt Financing

Non-Related parties

Short Term Note Payable/Longview Fund -   On September 23, 2008, Optex Systems Inc., (Delaware) borrowed $146,709 from Longview and issued a promissory note dated September 23, 2008, to Longview in connection therewith.   Pursuant to an Allonge No. 1 to the promissory note, dated January 20, 2009, the maturity date was extended until March 31, 2009.  On March 30, 2009 in conjunction with the reorganization and private placement, Longview Fund purchased 3.25 units of the private placement using $146,250 of the outstanding note payable as consideration for the purchase. (See Note 9).

Short term note payable (Qioptic) - On November 20, 2008, Optex Systems Inc., (Delaware) issued a promissory note (“Note”) to Qioptiq Limited (“Qioptiq”) in the amount of $117,780. The Note originated as a trade payable and as of September 28, 2008 had an outstanding balance of $227,235 and as of December 28, 2008 had an outstanding balance of $67,781. . The note has been recorded, as such, retroactively to Notes Payable in the accompanying financial statements at September 28, 2008.The Note bears interest at the rate of six percent per annum and had a maturity date of February 13, 2009  (and was repaid in full as of that date) (“Maturity Date”).  The terms of the Note call for weekly payments of $10,000 each on the last business day of every week commencing on the last business day of the first week after November 20, 2008 and continuing thereafter until the Maturity Date, on which date the remaining principal amount of the Note and all accrued and unpaid interest thereon shall become immediately due and payable.

Note 7  –  Stockholders Equity

 Common Stock:

As of December 28, 2008, the Company was authorized to issue 300,000,000 shares of $.001 par value common stock, of which 50,000,000 shares were issued and outstanding as follows:

Longview Fund, LP	45,081,350
Arnold Holding, LTD	4,918,650
Total Outstanding	50,000,000

Each share of stock entitles the holder to one vote.

 Note 8—Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly.  In a loss year, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.  As of all periods presented there were no stock options that could dilute future earnings.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share for the successor period ended December 28, 2008 and predecessor periods ended October 14, 2008 and the three months ended December 30, 2007.

	Successor	Predecessor	Predecessor

	For the period October 15, 2008 through December 28, 2008	For the period September 29, 2008 through October 14, 2008	Three Months ended December 30, 2007

Numerator:
Net loss	$(93,487)	$65,332	$(693,663)
Denominator:
Weighted average shares	50,000,000	10,000	10,000
Basic and diluted net loss per share	$(0.00)	$6.53	$(69.37)

Note 9-Subsequent Events

Acquisition by Sileas on February 20, 2009

On February 20, 2009, Sileas purchased 100% of the equity and debt interest held by Longview, representing 90% of Optex Systems Inc., (Delaware). As of the date of this transaction, Sileas is the majority owner of Optex Systems Inc.

Secured Promissory Note Due February 20, 2012/Longview Fund, LP

As a result of the transaction described above between Sileas and Longview Fund, LP on February 20, 2009, Sileas, as majority owner of Optex Systems Inc. as of that date, executed and delivered to Longview, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405. The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum. In the event Optex Systems Inc. sells or conveys all or substantially all its assets to a third party entity for more than nominal consideration, other than a reorganization into Sileas or reincorporation in another jurisdiction, then this note shall be immediately due and owing without demand. In the event that a major transaction occurs prior to the maturity date resulting in the borrower receiving net consideration with a fair market value in excess of the principal and interest due under the terms of this secured note, (the “Optex Consideration”), then in addition to paying the principal and interest due, Sileas shall also pay an amount equal to 90% of the Optex consideration. The obligations of Sileas under the note are secured by a security interest in Optex Systems Inc. common and preferred stock owned by Sileas that was granted to Longview pursuant to a Stock Pledge Agreement delivered by Sileas to Longview and also by a lien on all of the assets of Sileas.

Optex Systems Holdings has not guaranteed the note and Longview is not entitled to pursue Optex Systems Holdings in the event of a default by Sileas. Therefore, there are no actual or potential cash flow commitments from Optex Systems Holdings. In the event of default by Sileas on its obligations under the note, Longview would only be entitled to receive Optex Systems Holdings common and preferred stock held by Sileas.

Series A preferred stock

On March 24, 2009, Optex Systems filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A preferred stock”. This Certificate of Designation was approved by Optex Systems’  Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation sets forth the following terms for the Series A preferred stock: (i) number of authorized shares: 1,027; (ii) per share stated value: $6,000; (iii) liquidation preference per share: stated value; (iv) conversion price: $0.15 per share as adjusted from time to time; and (v) voting rights: votes along with the common stock on an as converted basis with one vote per share.

The Series A preferred stock entitles the holders to receive cumulative dividends at the rate of 6% per annum payable in cash at the discretion of Board of Directors. Each share of preferred stock is immediately convertible into common shares at the option of the holder which entitles the holder to receive the equivalent number of common shares equal to the stated value of the preferred shares divided by the conversion price, which was initially set at $0.15 per share.

Holders of preferred shares receive preferential rights in the event of liquidation. Additionally the preferred stock shareholders are entitled to vote together with the common stock on an ”as-converted” basis.

On March 27, 2009, Sileas and Alpha exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A preferred stock. On March 30, 2009 shares of Optex Systems, Inc. Series A preferred stock was exchanged on a 1:1 basis for Series A preferred stock of Optex Systems Holdings.

 Stock Split

On March 26, 2009, Optex Systems Inc., (Delaware)’s Board of Directors reconfirmed a 1.7:1 forward split of its common stock to holders of record as of February 23, 2009.  Accordingly, as a result of the forward split, the 45,081,350 shares of common stock held by Sileas was split into 76,638,295  shares, and the 4,918,650 shares of common stock held by Arland Holdings, Ltd. was split into 8,361,705  shares.

Reorganization/Share Exchange

On March 30, 2009, Optex Systems Holdings, Inc., (formerly known as Sustut Exploration, Inc.), a Delaware corporation, along with Optex Systems, Inc. , a privately held Delaware corporation which is Optex Systems  Holdings’ wholly-owned subsidiary (also known as Successor), entered into a reorganization agreement and Plan of reorganization, pursuant to which Optex Systems Inc., (Delaware) was acquired by Optex Systems Holdings in a share exchange transaction.  Optex Systems Holdings became the surviving corporation. At the closing, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.
The reorganization occurred whereby the then existing shareholders of Optex Systems Inc., (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows: (i) the outstanding 85,000,000 shares of Optex Systems Inc., (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Systems Inc., (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Company Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems Inc., (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Company common stock.  Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders. Following the reorganization, Optex Systems Inc., (Delaware) remained a wholly-owned subsidiary of Optex Systems Holdings.

The company granted an officer at the consummation of the reorganization, options: to purchase 1,414,649 shares with exercise price of $0.15 per share. The options vest 34% one year following the date of grant, and 33% on each of the second and third anniversaries following the date of grant. See Stock Based Compensation below.

Shares outstanding of Optex Systems Holdings just prior to the close consisted of 17,449,991 shares of which 1,250,000 shares were issued on March 27, 2009 as payment for Investor Relations Services.  See Investor Relations note below for a further discussion of the termination of the relationship with one of Optex Systems  Holdings’ investor relations firms and appointment of a replacement service provider.

Private Placement

Prior to the closing of the reorganization agreement, as of March 30, 2009, Optex Systems Holdings accepted subscriptions from accredited investors for a total of 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock, of Optex Systems Holdings and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five years from the initial closing, which were issued by Optex Systems Holdings after the closing referenced above. Gross proceeds to Optex Systems Holdings were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, net proceeds were $874,529. The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

Stock Based Compensation

On March 26, 2009, the Board of Directors and Shareholders of Sustut adopted the 2009 Stock Option Plan providing for the issuance of up to 6,000,000 shares to Company officers, directors, employees and to independent contractors who provide services to Optex Systems Holdings.

Options granted under the 2009 Stock Option Plan vest as determined by the Board of Directors of Optex Systems Holdings or committee set up to act as a compensation committee of the Board of Directors and terminate after the earliest of the following events: expiration of the option as provided in the option agreement, 90 days subsequent to the date of termination of the employee, or ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of Optex Systems Holdings stock at the date of grant).  In some instances, granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. Optex Systems Holdings recognizes compensation expense ratably over the requisite service period.

The option price of each share of common stock shall be determined by the Board of Directors or compensation committee (when one is established), provided that with respect to incentive stock options, the option price per share shall in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the 2009 Stock Option Plan to a shareholder that owns more than 10% of the total combined voting power of all classes of Optex Systems Holdings stock, shall have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options, which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

On March 30, 2009, 1,414,649 stock options with an exercise price of $0.15 were granted to an officer of Optex Systems Holdings which  vest as follows: 34% after the first year, and 33% each after the second and third years.  These options carry a grant expiration date of seven years after issuance.  On May 14, 2009, 1,267,000 stock options were issued to other Company employees, including 250,000 shares to one Company officer.  These stock options vest 25%   per year after each year of employment and carry a grant expiration date of seven years after issuance.  For shares granted as of May 14, 2009, Optex Systems Holdings anticipates an annualized employee turnover rate of 3% per year, and as such anticipate that only 1,174,786 of the 1,267,000 shares will vest as of the end of the contract term.

Investor Relations

On June 26, 2009, Optex Systems Holdings terminated its Investor Relations Agreement with American Capital Ventures, Inc., and pursuant to this termination, American Capital Ventures returned 700,000 of the 1,000,000 restricted shares of Company common stock it received pursuant to the agreement.

Effective as of June 29, 2009, Optex Systems Holdings entered into a Consulting Agreement with ZA Consulting, Inc. for the provision of consulting services to Optex Systems  Holdings’ management including investor support; broker relations; conducting due diligence meetings with brokers, analysts, institutional money managers and financial media companies; attendance at investor conferences and trade shows; and assistance in the preparation and dissemination of press releases and stockholder communications.  ZA Consulting will also assist Optex Systems Holdings with corporate communications involving brand, product, and corporate awareness.  The term of the Agreement is for one year terminating June 30, 2010.  For services rendered, ZA Consulting was paid $150,000 upon execution of the Agreement and will receive $5,000 per month for the duration of the agreement, and it received 480,000 shares of common stock which vest at the rate of 40,000 shares per month..

The expenses reflected by Optex Systems Holdings on its Statement of Operations for the period from June 29, 2009 through June 27, 2010 will be increased by $36,000 over the next twelve months due to amortization of the prepaid expense of $150,000 and non cash related stock issues as a result of the change in firms.

Private Placement:

On June 29, 2009, 750,000 common shares were sold in a private transaction for gross proceeds of $150,000.

Longview Promissory Note:

On October 27, 2009, Optex Systems Holdings borrowed $250,000 from Longview pursuant to a promissory note, which originally expired on December 1, 2009, but was extended until July 15, 2010.  The note bears interest at the rate of 10% per annum, and all accrued and unpaid interest will be due upon maturity.  Optex will make a prepayment equal to 50% of the then outstanding principal amount plus accrued and unpaid interest thereon upon the closing of a credit facility or other equity or debt financing from which the net proceeds are at least $900,000, with any remaining unpaid balance due on July 15, 2010.  In exchange for the extension, Optex Systems Holdings granted Longview a warrant to purchase 100,000  shares of restricted common stock with an exercise price of $0.15 per share and a term of three years.

Lease Agreement:
Effective as of January 4, 2010, Optex Systems Holdings, Inc. renewed its Richardson, TX lease.  Under the terms of the amendment:

•	The lease term is extended until July 31, 2015.

•	The base rent is as follows: until 7/31/2010, $0.00 per square foot, from 8/1/2010 – 7/31/2013, $4.70 per square foot and from 8/1/2013 – 7/31/2015, $4.95 per square foot.
•	A $195,352.00 improvement allowance is included.
•	For the first two years of the extended term, the landlord has granted the option to take over additional space at similar terms as in the amendment.

The company has evaluated subsequent events for the period March 30, 2009 through January 8, 2010, the date its financial statements were issued, and concluded there were no other events or transactions occurring during this period that required recognition of disclosure in its financial statements.

Note 10-Restatement of September 28, 2008 financial statements

The financial statements have been reissued for the correction of an error to properly reflect the following:

•
Optex Systems Holdings reclassified the asset impairment of goodwill from other expenses to an operating expense. This reclassification increased the loss from operations by $1,586,416 to $4,653,743 with no change to the net loss.

•	Note 2 has been restated to accurately reflect Optex Systems Holdings’ revenue recognition policy.

•	Note 5 has been restated to properly state the pro forma earnings as if the acquisition of Optex Systems, Inc. (Texas) had occurred on the first day of each of the years.

•	Note 7 has been restated to reflect the estimated general and administrative expenses assuming Optex Systems, Inc. (Texas) was operated on a stand-alone basis.

•	Note 14 has been revised to reflect only those transactions related to the predecessor entity.

The above restatements had no effect on the balance sheet, statements of stockholders’ equity, net loss or cash flows for the year ended September 28, 2008

Note 11-Restatement of December 28, 2008 financial statements

The presentation of the October 14, 2008 Optex Systems Inc., (Delaware) acquisition of all the assets and certain liabilities of Optex Systems Inc., (Texas) has been restated to properly reflect Optex Systems Inc., (Delaware) as the successor entity and Optex Systems Inc., (Texas) as the predecessor entity. The acquisition of the assets and certain liabilities of Optex Systems Inc., (Texas) was deemed a business acquisition (See Note 1) therefore the activity of Optex Systems Inc., (Texas) is presented as the predecessor. The effect of the restatement is a reclassification of stockholders’ equity as follows:

	Originally
	Reported	Restatement
Additional Paid-in-Capital	14,795,368	8,950,000
Retained Earnings	(5,938,855)	(93,487)

Assets and liabilities remained unchanged.  There is no effect on overall net income and cash flows however the Statements of Operations and Cash Flows have been restated to present the breakdown for the period between successor and predecessor.

Note 4 have been restated to reflect the estimated general and administrative expenses assuming Optex Systems Inc., (Texas) was operated on a stand alone basis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Optex Systems, Inc.
Richardson, Texas

As successor by merger, effective October 1, 2009, the registered public accounting firm Rotenberg & Co., LLP, we have audited the accompanying balance sheets of Optex Systems, Inc. (the Company) as of September 28, 2008 and September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. Optex Systems Holdings’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 15 to the financial statements, the Company restated the previously issued financial statements for September 28, 2008 and September 30, 2007 to properly classify the asset impairment of goodwill from other expenses to an operating expense, accurately reflect their revenue recognition policy and to reflect only those transactions related to the predecessor entity. The restatements have no affect to the balance sheet, statements of stockholders’ equity, net loss or cash flows for the year ended September 28, 2008.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optex Systems, Inc. as of December September 28, 2008 and September 30, 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

EFP Rotenberg, LLP
Rochester, New York
April 3, 2009 except for Note 15, as to which the date is November 12, 2009

Optex Systems, Inc.
Balance Sheets

	September 28, 2008	September 30, 2007

ASSETS

Current Assets
Cash	$170,183	$504,753
Accounts Receivable	2,454,235	2,043,634
Net Inventory	4,547,726	6,112,565
Prepaid Expenses	307,507	17,072

Total Current Assets	7,479,651	8,678,024

Property and Equipment
Property Plant and Equipment	1,314,109	1,196,543
Accumulated Depreciation	(994,542)	(830,108)

Total Property and Equipment	319,567	366,435

Other Assets
Security Deposits	20,684	20,684
Intangibles	1,100,140	1,696,507
Goodwill	10,047,065	11,633,481

Total Other Assets	11,167,889	13,350,672

Total Assets	$18,967,107	$22,395,131

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Balance Sheets - continued

	September 28,2008	September 30, 2007

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$1,821,534	$3,381,508
Accrued Expenses	798,974	371,320
Accrued Warranties	227,000	-
Accrued Contract Losses	821,885	1,377,348
Loans Payable	373,974	-
Income Tax Payable	4,425	25,969

Total Current Liabilities	4,047,792	5,156,145

Other Liabilities
Note Payable	2,000,000	2,000,000
Accrued Interest on Note	336,148	136,148
Due to Irvine Sensors Corporation (Parent)	4,300,151	1,987,870

Total Other Liabilities	6,636,299	4,124,018

Total Liabilities	10,684,091	9,280,163

Stockholders' Equity
common stock (no par 100,000 authorized, 18,870 shares issued and 10,000 shares outstanding)	164,834	164,834
Treasury Stock (8,870 shares at cost)	(1,217,400)	(1,217,400)
Additional Paid-in-capital	15,246,282	15,246,282
Retained Earnings (Deficit)	(5,910,700)	(1,078,748)

Total Stockholders' Equity	8,283,016	13,114,968

Total Liabilities and Stockholders' Equity	$18,967,107	$22,395,131

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Operations

	Restated Year Ended September 28, 2008	Year Ended September 30, 2007

Revenues	$20,017,209	$15,406,186

Cost of Goods Sold	18,145,211	17,361,378

Gross Margin	1,871,998	(1,955,192)

General and Administrative
Salaries and Wages	910,854	876,366
Employee Benefits	190,489	222,433
Employee Stock Bonus Plan	378,716	388,756
Amortization of Intangibles	223,491	223,835
Rent, Utilities and Building Maintenance	228,694	210,936
Legal and Accounting Fees	223,715	374,845
Consulting and Contract Service Fees	325,723	212,925
Corporate Allocations	2,076,184	2,010,027
Asset Impairment of Goodwill	1,586,416	-
Other Expenses	381,459	361,932
Total General and Administrative	$6,525,741	$4,882,055

Operating Loss	$(4,653,743)	$(6,837,247)

Other Expenses
Interest Expense – Net	199,753	136,148

Total Other	199,753	136,148

Loss Before Taxes	(4,853,496)	(6,973,395)
Income Taxes (Benefit)	(21,544)	(162,541)
Net Loss After Taxes	$(4,831,952)	$(6,810,854)

Basic and diluted loss per share	$(483.20)	$(681.09)

Weighted Average Common Shares Outstanding	10,000	10,000

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Cash Flows

	Year Ended September 28, 2008	Year Ended September 30, 2007

Cash flows from operating activities:
Net Loss	$(4,831,952)	$(6,810,854)

Adjustments to reconcile net loss to net (cash used) provided by in operating activities:
Depreciation and amortization	760,801	1,068,938
Provision for (use of) allowance for inventory valuation	(102,579)	701,308
Noncash interest expense	200,000	136,148
(Gain) loss on disposal and impairment of assets	1,586,416	-
(Increase) decrease in accounts receivable	(410,602)	688,023
(Increase) decrease in inventory (net of unliquidated progress payments)	1,667,418	(1,124,352)
(Increase) decrease in other current assets	(290,435)	(757)
(Increase) decrease in other assets	-	(530)
Increase (decrease) in accounts payable and accrued expenses	(1,132,319)	61,917
Increase (decrease) in accrued warranty costs	227,000	-
Increase (decrease) in due to parent	2,312,280	2,385,105
Increase (decrease) in accrued estimated loss on contracts	(555,462)	1,377,348
Increase (decrease) in income taxes payable	(21,544)	30,558
Total adjustments	4,240,974	5,323,706
Net cash (used in) provided by operating activities	(590,978)	(1,487,149)

Cash flows (to) from investing activities:
Purchase of property and equipment	(117,566)	(61,465)
Net cash (used in) provided by investing activities	(117,566)	(61,465)

Cash flows from financing activities:
Proceeds from Notes Payable	373,974	2,000,000

Net cash (used in) provided by financing activities	373,974	2,000,000

Net increase (decrease) in cash and cash equivalents	(334,570)	451,385
Cash and cash equivalents at beginning of period	504,753	53,367
Cash and cash equivalents at end of period	$170,183	$504,753

Noncash investing and financing activities:
Irvine Sensors purchase of remaining 30% interest in Optex Systems, Inc. (Texas) pushed down to subsidiary’s equity
Intangible Assets	-	954,000
Goodwill	-	3,223,633
Other	-	(10,093)
Additional Paid in Capital	$-	$4,167,540

Supplemental cash flow information:
Cash paid for interest	-	-
Cash paid for taxes	-	$6,681

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Stockholders' Equity

	Number of Outstanding Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Retained Earnings	Total Stockholders Equity

Balance at September 30, 2006	10,000	$164,834	$(1,217,400)	$11,078,742	$5,732,106	$15,758,282
Net Earnings (Loss) from continuing operations					(6,810,854)	(6,810,854)
30% acquisition of Optex by Irvine Sensors pushed down to subsidiary’s equity				4,167,540		4,167,540
Balance at September 30, 2007	10,000	$164,834	$(1,217,400)	$15,246,282	$(1,078,748)	$13,114,968
Net Earnings (Loss) from continuing operations					(4,831,952)	(4,831,952)
Balance at September 28, 2008	10,000	$164,834	$(1,217,400)	$15,246,282	$(5,910,700)	$8,283,016

The accompanying notes are an integral part of these financial statements

Note 1 - Organization and Operations

Optex Systems, Inc. (“Optex Systems, Inc. (Texas)”) was a privately held Texas Subchapter “S” Corporation from inception in 1987 until December 30, 2005 when 70% of the issued and outstanding stock was acquired by Irvine Sensors Corp and Optex Systems, Inc. (Texas) was automatically converted to a Subchapter “C” Corporation.  On December 29, 2006, the remaining 30% equity interest in Optex Systems, Inc. (Texas) was purchased by Irvine Sensors Corporation.

On October 14, 2008, certain senior secured creditors of Irvine Sensors Corporation, Longview Fund, L.P. and Alpha Capital Anstalt formed Optex Systems, Inc., a Delaware Corporation, (“Optex Systems, Inc. (Delaware)” or “Successor”), which acquired all of the assets and assumed certain liabilities of Optex Systems, Inc. (Texas) in a transaction that was consummated via purchase at a public auction. After this asset purchase, Optex Systems, Inc. (Texas) remained a wholly-owned subsidiary of Irvine Sensors Corporation.

Optex Systems, Inc. (Texas)’ operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet.  As of fiscal year ended September 28, 2008 Optex Systems, Inc. (Texas) operated with 109 full-time equivalent employees.

Optex Systems, Inc. (Texas) manufactures optical sighting systems and assemblies primarily for Department of Defense applications. Its products are installed on a variety of U.S. military land vehicles such as the Abrams and Bradley fighting vehicles, Light Armored and Advanced Security Vehicles and have been selected for installation on the Future Combat Systems Stryker vehicle. Optex Systems, Inc. (Texas) also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex Systems, Inc. (Texas)’s products consist primarily of build to customer print products that are delivered both directly to the military   services and to other defense prime contractors.

In May 2008, Optex Systems, Inc. (Texas) was awarded ISO9001:2000 certification.

Note 2 - Accounting Policies

Basis of Presentation

The accompanying financial statements include the historical accounts of Optex Systems, Inc. (Texas). The financial statements have been presented as subsidiary-only financial statements, reflecting the balance sheets, results of operations and cash flows of the subsidiary as a stand-alone entity.

Although, Optex Systems, Inc. (Texas) was majority-owned by Irvine Sensors Corporation during the fiscal periods presented, no accounts of Irvine Sensors Corporation or the effects of consolidation with Irvine Sensors Corporation have been included in the accompanying financial statements.

The financial statements have been presented  on the basis of push down accounting in accordance with Staff Accounting Bulletin No. 54     Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase  . SAB 54 states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned. Under the push down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, items resulting from the purchase transaction such as goodwill, debt incurred by the parent to acquire the subsidiary and other cost related to the purchase have been recorded on the financial statements of Optex Systems, Inc. (Texas).

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the united States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Segment Reporting: Management has determined that Optex Systems, Inc. (Texas) is organized, managed and internally reported as one business segment. Segments are determined based on differences in products, internal reporting and how operational decisions are made.

Fiscal Year:   Optex Systems, Inc. (Texas)’ fiscal year ends on the Sunday nearest September 30.  Fiscal year 2008 ended on September 28, 2008 and included 52 weeks.  Fiscal year 2007 ended on September 30 and included 52 weeks.

Fair Value of Financial Instruments:   FASB No. 107, " Disclosures about Fair Value of Financial Instruments ," requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of fiscal years ended September 28, 2008 and September 30, 2007. The carrying value of the balance sheet financial instruments included in Optex Systems, Inc. (Texas)’s consolidated financial statements approximated their fair values.

Cash and Cash Equivalents:   For financial statement presentation purposes, Optex Systems, Inc. (Texas) considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Concentration of Credit Risk: Optex Systems, Inc. (Texas)’s cash and cash equivalents are on deposit with banks. Only a portion of the cash and cash equivalents would be covered by deposit insurance and the uninsured balances are substantially greater than the insured amounts. Although cash and cash equivalent balances exceed insured deposit amounts, management does not anticipate non-performance by the banks.

Most of Optex Systems, Inc. (Texas)’s accounts receivable are derived from sales to U.S. government agencies or prime government contractors.  Optex Systems, Inc. (Texas) does not believe that this concentration increases credit risks because of the financial strength of the payees.

Accounts Receivable: Optex Systems, Inc. (Texas) records its accounts receivable at the original sales invoice amount less shipment liquidations for previously collected advance/progress bills and an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, Optex Systems, Inc. (Texas) evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. As the customer base is primarily U.S. government and government prime contractors, Optex Systems, Inc. (Texas) has concluded that there is no need for an allowance for doubtful accounts for the years ended September 28, 2008 and September 30, 2007.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts.  Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance.  As of years ended September 28, 2008, and September 30, 2007 inventory included:

	As of September 28, 2008	As of September 30, 2007

Raw Materials	$5,575,520	$6,812,810
Work in Process	4,199,657	6,423,902
Finished Goods	28,014	157,389
Gross Inventory	$9,803,191	$13,394,101
Less:
Unliquidated Progress Payments	(4,581,736)	(6,505,228)
Inventory Reserves	(673,729)	(776,308)
Net Inventory	$4,547,726	$6,112,565

Warranty Costs:   Optex Systems, Inc. (Texas) warrants the quality of its products to meet customer requirements and be free of defects for twelve months subsequent to delivery.   In the year ended September 28, 2008, Optex Systems, Inc. (Texas) incurred $227,000 of warranty expenses representing the estimated cost of repair or replacement for specific customer returned products still covered under warranty as of the return date and awaiting replacement, in addition to estimated future warranty costs for shipments occurring during the fifteen months proceeding September 28, 2008.  Future warranty costs are based on the estimated cost of replacement for expected returns based upon our most recent experience rate of defects as a percentage of sales.  Prior to fiscal year 2008, all warranty expenses were incurred as product was replaced with no reserve for warranties against deliveries in the covered period.

Property and Equipment:   Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from three to seven years. Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Goodwill and Other Intangible Assets:   Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition. (See also notes 9 and 14). Optex Systems, Inc. (Texas) does not amortize goodwill, but tests it annually for impairment using a fair value approach during the fiscal fourth quarter and between annual testing periods, if circumstances warrant.  Goodwill of Optex Systems, Inc. (Texas) was reviewed as of September 30, 2007 and based on the assessment, it was determined that no impairment was required.  Goodwill was reviewed as of September 28, 2008, and it was determined that an impairment charge of $1,586,416 was required. The fair values assigned to the assets of Optex Systems, Inc. (Texas) and the goodwill was based upon the most recent value of Optex Systems, Inc. (Texas) as determined by the sale to third party purchasers on October 14, 2008.

Optex Systems, Inc. (Texas) amortizes the cost of other intangibles over their estimated useful lives, unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. The identified amortizable intangible assets at September 28, 2008 and September 30, 2007 derived from the acquisition of Optex Systems, Inc. (Texas) by Irvine Sensors and consisted of non-competition agreements and customer backlog, with initial useful lives ranging from two to eight years. (See Note 9). Intangible assets with indefinite lives are tested annually for impairment, as of the first day of Optex Systems, Inc. (Texas)'s fourth fiscal quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Impairment or Disposal of Long-Lived Assets: Optex Systems, Inc. (Texas) adopted the provisions of FASB No. 144, “ Accounting for the Impairment or Disposal of Long-lived Assets  .” This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Revenue Recognition:
Optex Systems, Inc. (Texas) recognizes revenue based on the modified percentage of completion method utilizing the units-of-delivery method, in accordance with SOP 81-1:

•
The units-of-delivery method recognizes as revenue the contract price of units of a basic production product delivered during a period and as the cost of earned revenue the costs allocable to the delivered units; costs allocable to undelivered units are reported in the balance sheet as inventory or work in progress. The method is used in circumstances in which an entity produces units of a basic product under production-type contracts in a continuous or sequential production process to buyers' specifications.

Optex Systems, Inc. (Texas)’s contracts are fixed price production type contracts whereas a defined order quantity is delivered to the customer during in a continuous or sequential production process to buyers specifications (build to print). Our deliveries against these contracts generally occur in monthly increments across fixed delivery periods spanning from 3 to 36 months.

Estimated Costs at Completion and Accrued Loss on Contracts: Optex Systems, Inc. (Texas) reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates at completion . estimates at completion include Optex Systems, Inc. (Texas)’s incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order. If an estimate at completion indicates a potential overrun (loss) against a fixed price contract/order, management generally seeks to reduce costs and /or revise the program plan in a manner consistent with customer objectives in order to eliminate or minimize any overrun and to secure necessary customer agreement to proposed revisions.

If an estimates at completion indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions to still profitably meet the requirements of the fixed price contract. If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent estimates at completion of the particular contract or product order.

For years ended September 28, 2008 and September 30, 2007, estimated loss reserves were estimated as $821,885 and $1,377,348, respectively. Decreases in estimated loss reserves from 2007 to 2008 of $555,463 were primarily attributable to the successful negotiation of an equitable price adjustment for technical issues related to our US Government M187 program and several negotiated price increases in exchange for accelerated schedule deliveries on US Government periscope contracts.

Government Contracts: Virtually all of our contracts are prime or subcontracted directly with the Federal government and as such, are subject to Federal Acquisition Regulation (Federal Acquisition Regulation ) Subpart 49.5, “Contract Termination Clauses” and more specifically Federal Acquisition Regulation clauses 52.249-2 “Termination for Convenience of the Government (Fixed-Price)”, and 49.504 “Termination of fixed-price contracts for default”. These clauses are standard clauses on our prime military contracts and are generally, “flowed down” to us as subcontractors on other military business. It has been our experience that the termination for convenience is rarely invoked, except where it has been mutually beneficial for both parties. We are currently not aware of any pending terminations for convenience or default on our existing contracts.

In the event a termination for convenience were to occur, these Federal Acquisition Regulation clause 52.249-2 provides for full recovery of all contractual costs and profits reasonably occurred up to and as a result of the terminated contract. In the event a termination for default were to occur, Optex Systems, Inc. (Texas) could be liable for any excess cost incurred by the government to acquire supplies from another supplier similar to those terminated from Optex Systems, Inc. (Texas). Optex Systems, Inc. (Texas) would not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the company as defined by Federal Acquisition Regulation clause 52.249-8. In addition, the Government may require Optex Systems, Inc. (Texas) to transfer title and deliver to the Government any completed supplies, partially completed supplies and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights that Optex Systems, Inc. (Texas) has specifically produced or acquired for the terminated portion of this contract. The Government shall pay contract price for completed supplies delivered and accepted, and Optex Systems, Inc. (Texas) and the Government would negotiate an agreed upon amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree on an amount for manufacturing materials is subject to the Federal Acquisition Regulation Disputes clause 52.233-1.

In some cases, Optex Systems, Inc. (Texas) may receive orders subject to subsequent price negotiation on contracts exceeding the $650,000 federal government simplified acquisition threshold. These “undefinitized” contracts are considered firm contracts but as Cost Accounting Standards Board covered contracts, they are subject to the Truth in Negotiations Act disclosure requirements and downward only price negotiation. As of September 28, 2008 and September 30, 2007 approximately $4.0 million and $10.0 million of booked orders fell under this criteria. Our experience has been that the historically negotiated price differentials have been immaterial and accordingly, we do not anticipate any significant downward adjustments on these booked orders.

Shipping and Handling Costs: All shipping and handling costs are included as a component of Cost of Goods sold.

Income Taxes:   Optex Systems, Inc. (Texas) accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Optex Systems, Inc. (Texas) will not realize tax assets through future operations.

Earnings per Share: Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented.  Diluted earnings per common share gives effect to the assumed exercise of stock options when dilutive.  There were no dilutive stock options during 2008 or 2007.

Note 3 - Recent Accounting Pronouncements

In June 2006, The FASB issued Interpretation No. 48 “ Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109  ”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “  Accounting for Income Taxes  ”  .  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on Optex Systems, Inc. (Texas)'s consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “ Fair Value Measurements ” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. Optex Systems, Inc. (Texas) is currently evaluating the impact FASB No. 157 will have on its financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 , was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. Optex Systems, Inc. (Texas) is currently evaluating what effect the adoption of FASB 159 will have on its financial statements.

In March 2007, the Financial Accounting Standards Board ratified Emerging Issues Task Force Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”.  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  EITF 06-10 is effective for fiscal years beginning after December 15, 2007.  Optex Systems, Inc. (Texas) is currently evaluating the impact of EITF 06-10 on its financial statements, but does not expect it to have a material effect.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51  . These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Optex Systems, Inc. (Texas) is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. Optex Systems, Inc. (Texas) does not have any outstanding stock options.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 161, " Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, Optex Systems, Inc. (Texas) is required to adopt these provisions at the beginning of the fiscal year ended   September 30, 2009 . Optex Systems, Inc. (Texas) is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 162, "The Hierarchy of Generally Accepted Accounting Principles ”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the united States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Optex Systems, Inc. (Texas) is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 163, " Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60  ".  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, Optex Systems, Inc. (Texas) is required to adopt these provisions at the beginning of the fiscal year ended   September 30, 2011.  Optex Systems, Inc. (Texas) is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

Note 4 - Property and Equipment

A summary of property and equipment at September 28, 2008 and September 30, 2007 is as follows:

	Estimated Useful Life	Year Ended September 28, 2008	Year Ended September 30, 2007
Property and Equipment
Office Furniture/Equipment	3-5yrs	$145,071	$127,502
Machinery and Equipment	5 yrs	1,026,250	926,253
Leasehold Improvements	7 yrs	142,788	142,788
Less: Accumulated Depreciation		(994,542)	(830,108)
Net Property & Equipment		$(319,567)	$(366,435)

Depreciation Expense		$164,434	$129,069

Depreciation expense included in cost of goods sold and general and administrative expense for 2008 is $104,837 and 59,597, respectively.  Depreciation expense included in cost of goods sold and general and administrative expense for 2007 is $68,663 and $60,406, respectively.

Note 5 – Accrued Liabilities

The components of accrued liabilities for years ended September 28, 2008 and September 30, 2007 are summarized below:

	Year Ended September 28, 2008	Year Ended September 30, 2007

Customer Advance Payments	$-	$62,784
Deferred Rent Expense	84,435	119,073
Accrued Vacation	94,311	69,803
Property Taxes	17,557	13,031
Contract Settlement	351,217	-
Operating Expenses	128,717	-
Payroll & Payroll Related	122,737	106,629
Total Accrued Expenses	$798,974	$371,320

Contract Settlement Costs represent amounts due to the US government in relation to a progress billed contract that was cancelled prior to completion.  The remaining government-owned (progress billed) materials on the contract were subsequently used to satisfy other existing and new contracts at full value, although the unliquidated progress payments for the original contract have yet to be refunded.  Optex Systems, Inc. (Texas) expects to settle the contract overpayment with the customer by third quarter of fiscal year 2009.  Accrued operating expenses include additional operating costs for estimated costs not yet invoiced or invoices not vouched into accounts payable as of year-end period close.

Note 6 - Commitments and Contingencies

Leases

Optex Systems, Inc. (Texas) leases its office and manufacturing facilities under two non-cancellable operating leases expiring November 2009 and February 2010 in addition to maintaining several non-cancellable operating leases for office and manufacturing equipment.  Total expenses under these facility lease agreements for the year ended September 28, 2008 was $313,032 and total expenses for manufacturing and office equipment was $21,830.  At September 28, 2008, the minimum lease payments under non-cancellable operating leases for equipment, office and facility space are as follows:

Operating
Leases
Fiscal Years:
2009	$364,260
2010	79,867
2011	16,753
2012	-
2013	-
Thereafter	-
Total minimum lease payments	$460,880

Note 7 - Transactions with a Related Party

Corporate Cost Allocations:   In accordance with government contracting regulations, Irvine Sensors Corporation was required to allocate some portion of its corporate general and administrative expense to operating subsidiaries, such as Optex.  Irvine Sensors Corporation elected to use Cost Accounting Standards 403.40, a recognized government contract allocation methodology, to satisfy this requirement in which the proportional contribution of Optex to Irvine Sensors Corporation’s total revenues, payroll expense and net book value of tangible assets determined a percentage of corporate general and administrative expense for allocation to Optex.  The Cost Accounting Standards Board  allocation methodology was chosen as the most reasonable method because adequate historical information was not available at the time to allow for alternative allocation methodologies to be used.

The estimated total General and Administrative expenses assuming Optex Systems, Inc. (Texas) was operated on a stand alone basis:

	Year- Ended	Year-Ended
	September 28, 2008	September 30, 2007

Accounting & Auditing Fees	$250,000	$250,000
Legal Fees	60,000	60,000
Consulting Fees	60,000	60,000
Workers Comp & General Insurance	70,000	70,000
Total	$440,000	$440,000

Due to Irvine Sensors Corporation (Parent): Due to Parent relates to expenses of Optex Systems, incurred by or shared with Irvine Sensors Corporation and pushed down to Optex Systems through an intercompany payable account “Due to Parent”. The ending amounts reflected as of September 28, 2008 and September 30, represent the cumulative amount of expenses incurred, net of any cash transfers made to/from Irvine Sensors Corporation since inception at January 2006. Significant amounts charged through this account include Irvine Sensors Corporation corporate cost allocations, legal expenses, accounting and audit fees, travel expenses, consulting fees, and insurance costs.

Note 8 - Debt Financing

Related Parties

Note Payable/Timothy Looney -     In January 2007, Irvine Sensors Corporation amended its earn-out agreement with Timothy Looney in consideration for Mr. Looney providing Optex Systems, Inc. (Texas) with a secured subordinated term note providing for advances of up to $2 million, bearing interest at 10% per annum and maturing on the earlier of February 2009 or sixty days after retirement of Irvine Sensors Corporation’s senior debt. Aggregate advances of $2 million were provided to Optex Systems, Inc. (Texas) in January 2007 pursuant to the secured subordinated term note, and the advances and accrued interest were outstanding at September 28, 2008 and September 30, 2007.  This Note is secured by the assets of Optex Systems, Inc. (Texas), but subordinated to the liens of Alpha and Longview.  Following the public sale of the assets of Optex Systems, Inc. (Texas) to Optex Systems, Inc. (Delaware) on October 14, 2008, the entire $2,000,000 Note Payable with accrued interest of $345,648 remained a liability of Optex Systems, Inc. (Texas).

Note 9  – Intangible Assets and Goodwill

On December 30, 2005, Irvine Sensors Corporation entered into an agreement with Optex Systems, Inc. (Texas) pursuant to which Irvine Sensors Corporation purchased 70% of the issued and outstanding common stock of Optex Systems, Inc. (Texas), thereby becoming its majority shareholder.   On December 29, 2006, Irvine Sensors Corporation  exercised a buyer option to acquire the remaining 30% ownership interest in Optex Systems, Inc. (Texas).

Optex Systems, Inc. (Texas) has allocated the purchase consideration for the purchase to tangible and intangible assets acquired and liabilities assumed based on the valuation determinations made in connection with the Initial Acquisition of Optex Systems, Inc. (Texas) in December 2005 and the purchase of the remaining minority in December 2006 as shown in the following table, which sets forth the estimated amounts related to the acquisition of all of the issued and outstanding stock of Optex Systems, Inc. (Texas) by Irvine Sensors Corporation.  The excess of the purchase price over such values is presented as goodwill in the accompanying balance sheet.

Assets:
Current assets, consisting primarily of inventory of $5,734,500 and accounts receivable of $2,191,800		$8,070,300
Identifiable intangible assets		3,180,000
Other non-current assets, principally property and equipment		455,100
Total assets		11,705,400

Liabilities:
Current liabilities, consisting of accounts payable of $1,638,600, tax liabilities of $112,800 and accrued liabilities of $682,100		2,433,481
Acquired net assets		9,271,919
Purchase price
Total consideration to seller	$19,865,400
Direct acquisition costs	1,040,000
		20,905,400
Excess purchase price reported as goodwill		$11,633,481

Goodwill related to the Irvine Sensors Corporation acquisition of Optex Systems, Inc. (Texas) was reviewed as of September 30, 2008 and it was determined that an impairment charge of $1,586,416 was required. The fair values assigned to the assets of Optex Systems, Inc. (Texas) and the goodwill was based upon the most recent value of Optex Systems, Inc. (Texas) as determined by the asset sale via public auction to third party purchasers on October 14, 2008.

Identifiable intangible assets included non-competition agreements and customer backlog, and is amortized over the respective estimated useful lives as follows:

	Useful Life in Years	Acquired Fair Value

Non-competition agreement	2	$80,000
Contractual backlog	2	$1,570,000
Program backlog	8	$1,530,000

The amortization of identifiable intangible assets associated with the Optex Systems, Inc. (Texas) acquisition in fiscal 2008 and fiscal 2007 was $596,367 and, $949,962, respectively. The identifiable intangible assets and recorded goodwill are not deductible for income tax purposes. As of the year ended September 28, 2008, the total unamortized balance of intangible assets was $1,100,140.  As of the year ended September 30, 2007, the total unamortized balance of intangible assets was $1,696,507.

The September 28, 2008 unamortized balance of intangible assets is estimated to be amortized as follows:

Year	Annual Amortization
2009	266,365
2010	204,490
2011	204,490
2012	204,490
2013	186,837
2014	33,468
Total	$1,100,140

Note 10  –  Stockholders Equity

Common stock:   Optex Systems, Inc. (Texas) is authorized to issue 100,000 shares of no par common stock.  At September 28, 2008 and 2007, there were 18,870 issued and 10,000 shares outstanding, respectively.

The common stock, treasury stock and additional paid in capital accounts have been presented to reflect the ownership structure of Optex Systems, Inc. (Texas) as it existed prior to the acquisition by Irvine Sensors Corporation, since Optex Systems, Inc. (Texas) is presenting its financial statements as a separate entity.

Note 11 - Equity Compensation

Total stock-based compensation expense of Optex Systems, Inc. (Texas) associated with Irvine Sensors Corporation stock grants during fiscal years 2008 and 2007 was $378,716 and $388,756, respectively.   These amounts were pushed down by Irvine Sensors Corporation and charged to general and administrative expense for each of the periods.   There were no stock options issued to Optex Systems, Inc. (Texas) employees or equity instruments issued to consultants and vendors in either 2007 or 2008.

Note 12 - Income Taxes

As of September 28, 2008, and September 30, 2007, Optex Systems, Inc. (Texas) had generated net losses for financial accounting purposes in the amounts of approximately $4,831,952 and $6,810,854, respectively. During these periods Optex Systems, Inc. (Texas) was a member of a consolidated entity for tax reporting purposes. As such, any losses that would have qualified as Net Operating Losses for Federal Income Taxes purposes as potential deductions were available to the consolidated entity. Such losses may have been utilized by the consolidated entity and are not available to Optex Systems, Inc. (Delaware) to offset its future taxable income.  Additionally, since Optex Systems, Inc. (Texas) was acquired in a transaction effected as an asset purchase, Optex Systems, Inc. (Delaware) would only be entitled to tax deductions generated after the date of the acquisition. Accordingly, no deferred tax assets have been recorded in the accompanying financial statements for net operating losses generated by Optex Systems, Inc. (Texas).

No current provision for income taxes for the fiscal years ended September 28, 2008 is required, except for minimal state taxes, since Optex Systems, Inc. (Texas) incurred losses during each year. There was no provision for income taxes in fiscal 2008 or 2007.

Prior to January 2006, Optex Systems, Inc. (Texas) had elected to be a “S” corporation.  “S” corporations pass through all items of profits, losses and tax credits to the stockholders of Optex Systems, Inc. (Texas) who are responsible for taxes other than annual state franchise taxes.  Effective December 30, 2005, concurrent with the sale of Optex Systems, Inc. (Texas) to Irvine Sensors Corporation, Optex Systems, Inc. (Texas) terminated its “S” corporation election and, as a result, is now treated as a “C” corporation for both Federal and State corporation income tax purposes. Profits, losses, and tax credits are reported by the corporation on its tax return and the Corporation pays taxes accordingly. “S” corporation retained earnings were $6,711,750. The “C” corporation retained deficit is $7,790,534.

Note 13—Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period.  Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. For all periods presented herein, there are no dilutive convertible securities.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share for the years ended September 28, 2008, and September 30, 2007.

	2008	2007
Numerator:
Net loss	$(4,831,952)	$(6,810,854)
Denominator:
Weighted average shares	10,000	10,000
Basic and diluted net loss per share	$(483.20)	$(681.09)

Note 14 — Subsequent Events

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) (Successor) purchased all of the assets of Optex Systems, Inc. (Texas) (Predecessor) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities.

Optex Systems, Inc. (Delaware) purchased all of assets from Optex Systems, Inc. (Texas) including  intellectual property, production processes and know how, and outstanding contracts and customer relationships.  Optex Systems, Inc. (Delaware) also assumed certain liabilities of Optex Systems, Inc. (Texas) consisting of accounts payable and accrued liabilities.

 Note 15-Restatement

The financial statements  have been reissued for the correction of an error to properly reflect the following:

•
Optex Systems Holdings reclassified the asset impairment of goodwill from other expenses to an operating expense.  This reclassification increased the loss from operations by $1,586,416 to $4,653,743 with no change to the net loss.

•	Note 2 has been restated to accurately reflect the Company’s revenue recognition policy.

•	Note 5 has been restated to properly state the pro forma earnings as if the acquisition of Optex – Texas was reorganization plan had occurred on the first day of each of the years.

•	Note 7 has been restated to reflect the estimated general and administrative expenses assuming Optex Systems, Inc. (Texas) was operated on a stand alone basis.

•	Note 14 has been revised to reflect only those transactions related to the predecessor entity.

The above restatements have no affect to the balance sheet, statements of stockholders’ equity, net loss or cash flows for the year ended September 28, 2008.

PROFORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)- RESTATED

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Systems, Inc. (Delaware) (Successor) purchased all of the assets of Optex Systems, Inc. (Texas) (Predecessor) in exchange for $15 million of Irvine Sensors Corporation debt owned by it and the assumption of approximately $3.8 million of certain Optex Systems, Inc. (Texas) liabilities. The $15 million of Irvine Sensors Corporation debt was contributed by Longview and Alpha to Optex Systems, Inc. (Delaware), in exchange for a $6 million note payable from Optex Systems, Inc. (Delaware) and a $9 million equity interest in Optex Systems, Inc. (Delaware) (which consisted of the issuance by Optex Systems, Inc. (Delaware) of 45,081,350 and 4,918,650 shares of its common stock to each of Longview Fund and Alpha, respectively). On October 30, 2008, Alpha sold its Optex Systems, Inc. (Delaware) common stock to Arland Holdings, Ltd. There was no contingent consideration associated with the purchase. Longview and Arland Holdings, Ltd. owned Optex Systems, Inc. (Delaware) until February 20, 2009, when Longview sold 100% of its equity interests in Optex Systems, Inc. (Delaware) to Sileas Corp. (Sileas).

On February 20, 2009, Sileas, a newly-formed Delaware corporation, owned by present members of the company’s management, purchased 100% of Longview's equity and debt interest in Optex Systems, Inc. (Delaware), representing 90% of the issued and outstanding common equity interests in Optex Systems, Inc. (Delaware), in a private transaction.

On March 26, 2009, the Company’s Board of Directors approved a 1.7:1 forward split of its common stock to holders of record as of February 23, 2009. Accordingly, as a result of the forward split, the 45,081,350 shares of common stock held by Sileas were split into 76,638,295 shares, and the 4,918,650 shares of Common Stock held by Arland Holdings, Ltd. were split into 8,361,705 shares.

On March 27, 2009, Sileas and Alpha exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A preferred stock. The Series A preferred shares entitle the holders to receive cumulative dividends at the rate of 6% per annum payable in cash at the discretion of Board of Directors.

On March 30, 2009, Optex Systems Holdings, Inc., (formerly known as Sustut Exploration, Inc.), a Delaware corporation, along with Optex Systems, Inc. a privately held Delaware corporation which is Optex Systems Holdings’ wholly-owned subsidiary, entered into a reorganization agreement and plan of reorganization, pursuant to which Optex Systems, Inc. (Delaware) was acquired by Optex Systems Holdings in a share exchange transaction.  Optex Systems Holdings became the surviving corporation. At the closing, Optex Systems Holdings changed its name from Sustut Exploration Inc. to Optex Systems Holdings, Inc. and its year end from December 31 to a fiscal year ending on the Sunday nearest September 30.

The reorganization occurred whereby the then existing shareholders of Optex Systems, Inc. (Delaware) exchanged their shares of common stock with the shares of common stock of Optex Systems Holdings as follows: (i) the outstanding 85,000,000 shares of Optex Systems, Inc. (Delaware) common stock were exchanged by Optex Systems Holdings for 113,333,282 shares of Company common stock, (ii) the outstanding 1,027 shares of Optex Systems, Inc. (Delaware) Series A preferred stock were exchanged by Optex Systems Holdings for 1,027 shares of Company Series A preferred stock and (iii) the 8,131,667 shares of Optex Systems, Inc. (Delaware) common stock purchased in the private placement were exchanged by Optex Systems Holdings for 8,131,667 shares of Company common stock.  Each share of stock entitles the holder to one vote on matters brought to a vote of the shareholders. Following the reorganization, Optex Systems, Inc. (Delaware) remained a wholly-owned subsidiary of Optex Systems Holdings.

Prior to the closing of the reorganization agreement, as of March 30, 2009, Optex Systems Holdings accepted subscriptions from accredited investors for a total of 27.1 units, for $45,000 per unit, with each unit consisting of 300,000 shares of common stock, of Optex Systems Holdings and warrants to purchase 300,000 shares of common stock for $0.45 per share for a period of five years from the initial closing, which were issued by Optex Systems Holdings after the closing referenced above. Gross proceeds to Optex Systems Holdings were $1,219,750, and after deducting (i) a cash finder’s fee of $139,555, (ii) non-cash consideration of indebtedness owed to an investor of $146,250, and (iii) stock issuance costs of $59,416, net proceeds were $874,529. The finder also received five year warrants to purchase 2.39 units, at an exercise price of $49,500 per unit.

The unaudited pro forma statements of operations of Optex Systems, Inc. for the year ended September 28, 2008 and three months ended December 28, 2008, give effect to (i) the Optex Systems, Inc. (Delaware) acquisition as of October 14, 2008 by applying the purchase method of accounting and present the combined results of Optex Systems, Inc. (Texas), predecessor, for the period September 29, 2008 through October 14, 2008 and Optex Systems, Inc. (Delaware), successor, for the period October 15, 2008 through December 28, 2008, (ii) certain adjustments that are directly attributable to the change in ownership from Irvine Sensors Corporation and the terminated of their cost sharing agreements, (iii) certain adjustments related to the issuance of notes payable to Longview Fund, LP and Alpha Capital as if the transactions were consummated as of October 1, 2007 and September 29, 2008.

The unaudited pro forma condensed balance sheets as of year ended September 28, 2008 and three months ended December 28, 2008 are presented as if the Optex Systems, Inc. (Delaware) acquisition including the issuance of Optex Systems, Inc. (Delaware) common stock and notes payable had occurred on September 28, 2008 and December 28, 2008, respectively.

The fair value of the net assets acquired, in both transactions have been estimated based on the final offering price at the public auction held on October 14, 2008.

In the opinion of Optex System, Inc. all adjustments and/or disclosures necessary for a fair presentation of the pro forma data have been made. These pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the acquisitions been consummated as of the dates indicated or of the results that may be obtained in the future.

These pro forma financial statements and notes thereto should be read in conjunction with Optex System, Inc. financial statements and the notes thereto as of and for the year ended September 28, 2008 and three months ended December 28, 2008.

2008 Annual Balance Sheets 1

Optex Systems, Inc.
Proforma Balance Sheets (Unaudited)-Restated
Year Ended September 28, 2008

	Optex Systems, Inc. (Texas)	Optex Systems, Inc. (Delaware) Proforma Adjustments (10/14/08)		Subtotal	Sustut Exploration, Inc.	Reorganization/share exchange (3/30/09)		Proforma

ASSETS

Current Assets
Cash	170,183			170,183		874,529	(10)	1,044,712
Accounts Receivable	2,454,235			2,454,235				2,454,235
Net Inventory	4,547,726			4,547,726				4,547,726
Prepaid Expenses	307,507			307,507				307,507

Total Current Assets	7,479,651	-		7,479,651	-	874,529		8,354,180

Property and Equipment
Property and Equipment	1,314,109			1,314,109				1,314,109
Accumulated Depreciation	(994,542)			(994,542)				(994,542)

Total Property and Equipment	319,567	-		319,567	-	-		319,567

Other Assets
Security Deposits	20,684			20,684				20,684
Intangibles	1,100,140	2,936,650	(2)	4,036,790				4,036,790
Goodwill	10,047,065	(2,936,650)	(2)	7,110,415				7,110,415

Total Other Assets	11,167,889	-		11,167,889	-			11,167,889

Total Assets	18,967,107	-		18,967,107	-	874,529		19,841,636

See accompanying notes to pro forma financial statements

Optex Systems, Inc.
Proforma Balance Sheets (Unaudited) Restated - Continued
Year Ended September 28, 2008

	Optex Systems, Inc. (Texas)	Optex Systems, Inc. (Delaware) Proforma Adjustments (10/14/08)		Subtotal	Sustut Exploration, Inc.		Reorganization/share exchange (3/30/09)		Proforma

LIABILITIES AND EQUITY

Current Liabilities
Accounts Payable	1,821,534			1,821,534	1,950	(8)			1,823,484
Accrued Expenses	798,974			798,974					798,974
Accrued Warranties	227,000			227,000					227,000
Accrued Contract Losses	821,885			821,885					821,885
Loans Payable	373,974			373,974			(146,250	)(10)	227,724
Income Tax Payable	4,425	(4,425	)(1)	-					-

Total Current Liabilities	4,047,792	(4,425)		4,043,367	1,950		(146,250)		3,899,067

Other Liabilities
Note Payable	2,000,000	(2,000,000	)(1)	-					-
Accrued Interest on Note	336,148	(345,648	)(1)
		9,500		-					-
Long Term Debt - Longview Fund LP	-	5,409,762	(1)	5,409,762			(5,409,762	)(9)
Long Term Debt - Alpha Capital Anstalt		590,238	(1)	590,238			(590,238	)(9)	-
Accrued Interest on Notes							159,781	(9)
							(159,781	)(9)	-
Due to Parent	4,300,151	(4,301,579	)(1)
	-	1,428		-					-

Total Other Liabilities	6,636,299	(636,299)		6,000,000	-		(6,000,000)		-

Total Liabilities	10,684,091	(640,724)		10,043,367	1,950		(6,146,250)		3,899,067

Equity
Optex Systems, Inc. Stockholders' Equity

Sustut - Preferred Stock (.001 par 5,000 authorized, 1027 series A preferred issued and outstanding)							1	(11)	1

Sustut - Common Stock (.001 par 200,000,000 authorized, 17,449,991 shares issued and outstanding)					17,450	(8)	121,465	(11)	138,915
Preferred Stock (.001 par 1,027 authorized, 1,027 shares issued and outstanding)							1	(9)
							(1	)(11)	-
Optex Systems, Inc. (Delaware) - Common Stock (par $0.001, 300,000,000 authorized, 85,000,000 shares issued and outstanding)		50,000	(1)
		35,000	(7)	85,000
							8,132	(10)
							(93,132	)(11)	-
Optex Systems, Inc. (Texas) - Common Stock (no par 100,000 authorized, 18,870 shares issued and 10,000 shares outstanding)	164,834	(164,834	)(1)	-					-
Optex Systems, Inc. (Texas) - Treasury Stock (8,870 shares at cost)	(1,217,400)	1,217,400	(1)	-					-
Additional Paid-in-capital	15,246,282	(15,246,282	)(1)
		8,950,000	(1)
		(35,000	)(7)	8,915,000	470,250	(8)
							1,012,647	(10)
							(517,983	)(11)
							6,159,780	(9)	16,039,694
Retained Earnings (Deficit)	(5,910,700)	5,834,440		(76,260)	(489,650	)(8)
							(159,781	)(9)
							489,650	(11)	(236,041)

Total Optex Systems, Inc. Stockholders' Equity	8,283,016	640,724		8,923,740	(1,950)		7,020,779		15,942,569

Total Liabilities and Equity	18,967,107	-		18,967,107	-		874,529		19,841,636

See accompanying notes to pro forma financial statements

2008 Annual Income Statement 1

Optex Systems, Inc.
Pro Forma Statements of Operations (Unaudited) - Restated
Year Ended September 28, 2008

Optex - Texas	Pro forma Adjustments	Proforma

Revenues	20,017,209	20,017,209

Total Cost of Sales	18,145,211	1,327,346	(3)	19,472,557

Gross Margin	1,871,998	(1,327,346)	544,652

General and Administrative
Salaries and Wages	910,854	910,854
Employee Benefits	190,489	190,489
Employee Stock Bonus Plan	378,716	(378,716	)(6)	-
Amortization of Intangible	223,491	223,491
Rent, Utilities and Building Maintenance	228,694	228,694
Legal and Accounting Fees	223,715	223,715
Consulting and Contract Service Fees	325,723	325,723
Asset Impairment of Goodwill	1,586,416	(c)	1,586,416
Corporate Allocations	2,076,184	(1,636,184	)(5)	440,000
Other Expenses	381,459	147,483	(3)	528,942
Total General and Administrative	6,525,741	(1,867,417)	4,658,324

Operating Loss	(4,653,743)	540,071	(4,113,672)

Other Expenses
Interest (Income) Expense - Net	199,753	(200,000	)(4)	(247)

Total Other	199,753	(200,000	)(4)	(247)

Income (Loss) before Taxes	(4,853,496)	740,071	(4,113,425)
Federal Income Tax Expense (Benefit)	(21,544)	(21,544)

Net Income (Loss) After Taxes	(4,831,952)	740,071	(4,091,881)

Less preferred stock dividend	-	(369,720	)(12)	(369,720)

Net loss applicable to common shareholders	(4,831,952)	370,351	(4,461,601)

Basic and diluted loss per share	$(483.20)	$(0.03)

Weighted Average Common Shares Outstanding	10,000	138,914,940	(13)

(c) Originally reported in other expense

See accompanying notes to pro forma financial statements

Qtr 1 Balance Sheets 1
Optex Systems, Inc.
Proforma Balance Sheets (Unaudited) - Restated
as of Three months ended December 28, 2008

	Optex- Delaware	Sustut Exploration, Inc	Reorganization/share exchange (3/30/09)		Proforma

ASSETS

Current Assets
Cash	497,152		874,529	(10)	1,371,683
Accounts Receivable	2,124,827				2,124,827
Net Inventory	5,848,508				5,848,508
Prepaid Expenses	46,811				46,811

Total Current Assets	8,517,298	-	874,529		9,391,829

Property and Equipment
Property and Equipment	1,339,636				1,339,636
Accumulated Depreciation	(1,030,984)				(1,030,984)

Total Property and Equipment	308,652	-	-		308,652

Other Assets
Security Deposits	20,684				20,684
Intangibles	3,518,992				3,518,992
Goodwill	7,110,415				7,110,415

Total Other Assets	10,650,091	-			10,650,091

Total Assets	19,476,041	-	874,529		20,350,572

See accompanying notes to pro forma financial statements

Optex Systems, Inc.
Proforma Balance Sheets (Unaudited) Restated - Continued
as of Three months ended December 28, 2008

	Optex Systems, Inc. (Delaware)		Sustut Exploration Inc.		Reorganization/share exchange (3/30/09)		Proforma

LIABILITIES AND EQUITY

Current Liabilities
Accounts Payable	1,964,795		1,950	(8)			1,966,745
Accrued Expenses	1,044,075						1,044,075
Accrued Warranties	256,397						256,397
Accrued Contract Losses	743,319						743,319
Loans Payable	214,490				(146,250	)(10)	68,240
Interest on Loans Payable	6,798						6,798
Income Tax Payable	263,654						263,654

Total Current Liabilities	4,493,528		1,950		(146,250)		4,349,230

Other Liabilities
Long Term Debt - Longview Fund LP	5,409,762				(5,409,762	)(9)	-
Long Term Debt - Alpha Capital Anstalt	590,238				(590,238	)(9)	-
Accrued Interest on Notes	76,000				83,781	(9)	-
					(159,781	)(9)	-

Total Other Liabilities	6,076,000		-		(6,076,000)		-

Total Liabilities	10,569,528		1,950		(6,222,250)		4,349,230

Equity
Optex Systems, Inc. Stockholders' Equity
Sustut - Preferred Stock (.001 par 5,000 authorized, 1027 series A preferred issued and outstanding)					1	(11)	1
Sustut - Common Stock (.001 par 200,000,000 authorized, 17,449,991 shares issued and outstanding)			17,450	(8)	121,465	(11)	138,915
Preferred Stock (.001 par 1,027 authorized, 1,027 shares issued and outstanding)					1	(9)	-
					(1	)(11)	-
Optex Systems, Inc. Delaware - Common Stock (par $0.001, 300,000,000 authorized, 85,000,000 shares issued and outstanding)	50,000						-
	35,000	(7)					-
					8,132	(10)
					(93,132	)(11)
Additional Paid-in-capital	8,950,000						-
	(35,000	)(7)	470,250	(8)			-
					1,012,647	(10)
					(517,983	)(11)
					6,159,780	(9)	16,039,694
Retained Earnings (Deficit)	(93,487)		(489,650	)(8)			-
					(83,781	)(9)
					489,650	(11)	(177,268)

Total Optex Systems, Inc. Stockholders' Equity	8,906,513		(1,950)		7,096,779		16,001,342

Total Liabilities and Equity	19,476,041		-		874,529		20,350,572

See accompanying notes to pro forma financial statements

Qtr 1 Income Statements 1

Optex Systems, Inc.
Pro Forma Statements of Operations (Unaudited) - Restated
Three months ended December 28, 2008

	Optex - Delaware	Pro forma Adjustments		Proforma

Revenues	7,264,084			7,264,084

Total Cost of Sales	6,305,050			6,305,050

Gross Margin	959,034	-		959,034

General and Administrative
Salaries and Wages	158,876			158,876
Employee Benefits	83,420			83,420
Employee Stock Bonus Plan	-	-		-
Amortization of Intangible	101,158			101,158
Rent, Utilities and Building Maintenance	55,332			55,332
Legal and Accounting Fees	76,219			76,219
Consulting and Contract Service Fees	79,323			79,323
Corporate Allocations	-	-		-
Other Expenses	77,345			77,345
Total General and Administrative	631,673	-		631,673

Operating Income	327,361	-		327,361

Other Expenses
Other Income and Expense	(436)			(436)
Interest (Income) Expense - Net	92,298	(85,500	)(4)	6,798

Total Other	91,862	(85,500)		6,362

Income (Loss) before Taxes	235,499	85,500		320,999
Federal Income Tax Expense (Benefit)	263,654	-		263,654
Net Income (Loss) After Taxes	(28,155)	85,500		57,345

Less preferred stock dividend	-	(92,430	)(12)	(92,430)

Net loss applicable to common shareholders	(28,155)	(6,930)		(35,085)

Basic and diluted loss per share	$(2.82)			$(0.00)

Weighted Average Common Shares Outstanding	10,000			138,914,940	(13)

See accompanying notes to pro forma financial statements

 (A.)  BASIS OF PRESENTATION

The purchase method of accounting has been used in the preparation of the accompanying unaudited pro forma condensed financial statements.  Under this method of accounting, the purchase consideration is allocated to tangible and intangible assets acquired and liabilities assumed based on their respective fair values.  For purposes of the unaudited pro forma condensed consolidated financial statements, the fair values were established based on the final offering price at the public auction held on October 14, 2008.

The fair value of the Company was established by the consideration of $15,000,000 given in the previous transaction whereby Longview and Alpha Capital acquired the Company in a public auction on October 14, 2008. Based on the stability of the nature of the Company’s operations in the current marketplace, the fair value of the October 14, 2008 consideration was deemed to be representative of the current market value.

(B.) CONSIDERATION

The aggregate consideration for the transfer of the assets of Optex Systems, Inc. (Texas) via public sale on October 14, 2008 consisted of $15 million of debt issued by Irvine Sensors Corporation and held by Optex Systems, Inc. (Delaware) and the assumption of approximately $3.8 million of Optex Systems, Inc. (Texas) liabilities by Optex Systems, Inc. (Delaware).

(C.) DETAILS OF THE PRO FORMA ADJUSTMENTS RELATING TO THE LONGVIEW AND SILEAS ACQUISITONS ARE AS FOLLOWS:

1.            To record the acquisition of the net assets of Optex Systems, Inc. by Optex Systems, Inc. (Delaware) on October 14, 2008 for $15,000,000 and the effects of the purchase on asset, liability, and equity accounts for the assets transferred, notes and common stock issued and impacts to goodwill.

The purchase price consisted of:

As of October 14, 2008
Notes Payable
Longview Fund, LP	$5,409,762
Alpha Capital	$590,238
Fair Value of Common Stock Issued (50,000,000 shares at $0.001 par)	$9,000,000
Total	$15,000,000

The Optex Systems, Inc. (Delaware) purchase was allocated as follows:

Assets:
Current assets, consisting primarily of inventory of $5,383,929 and accounts receivable of $1,404,434	$7,330,910
Identifiable intangible assets	4,036,789
Purchased Goodwill	7,110,416
Other non-current assets, principally property and equipment	343,898

Total assets	18,822,013
Liabilities:
Current liabilities, consisting of accounts payable of $1,953,833 and accrued liabilities of $1,868,180	$3,822,013

Acquired net assets	$15,000,000

Liabilities not assumed by Optex Systems, Inc. (Delaware) as of the acquisition are summarized below:

Optex Systems, Inc (Texas) Liabilities not assumed :	As of October 14, 2008

Income Tax Payable	$4,425
Note Payable - Tim Looney	2,000,000
Accrued Interest on Looney Note	345,648
Intercompany Payable	4,301,579
Total Liabilities assumed by Irvine Sensors Corporation	$6,651,652

2.           To record the effect of evaluation of intangible assets as of October 14, 2008 for the amortizable value as of the Optex Systems, Inc. (Delaware) acquisition. The unamortized balance of intangible assets as of September 28, 2008 and the acquisition date was $ $1,100,140. The amortizable intangible assets determined as a result of the evaluation is $4,036,790. The resultant difference of $2,936,650 has been reflected as of the September 28, 2008 pro forma balance sheet. The intangible assets acquired by Optex Systems, Inc. (Delaware) consist primarily of customer and program backlog with an expected amortization period of 5 years based on customer delivery schedules (contract backlog) and expected benefit period (program backlog) of the acquired asset.

3.         To record the total increased amortization expense of intangible assets of $1,474,829 for the year ended September 28, 2008.  This amount was based on the new amortization schedule amount as determined for the Optex Systems, Inc. (Delaware) acquisition of $2,071,194, less the $596,365 recorded for the respective year.  The amounts of $1,327,346 and $147,483 were allocated between cost of sales and general and administrative expenses, respectively.   The intangible amortization is not deductible for tax reporting purposes.

4.           To record the reduction in interest expense of $200,000 for year ended September 28, 2008 for the $2,000,000 Note to Tim Looney that was not assumed in the Optex Systems, Inc. (Delaware) acquisition.  To record the reduction in interest expense of $85,500 for the three months ended December 28, 2008 for the Tim Looney Note ($9,500) and Alpha Capital and Longview Fund $6,000,000 Notes ($76,000).

5.           To record the reduction in general administrative expenses that are directly attributable to the change in ownership from Irvine Sensors Corporation and the terminated of their cost sharing agreements of $1,636,184 for the year ended September 28, 2008.

6.           To record the reduction in employee stock bonus compensation for Irvine Sensors Corporation stock issues made to Optex employees of $378,716 for year ended September 28, 2008.

7.            To record the effect of the 1.7:1 Optex Systems, Inc. (Delaware) Stock split for the year ended September 28, 2008 and three months ended December 28, 2008.

8.           To record Sustut Exploration Company audited financial statement balances for December 31, 2008.  The financials as presented reflect the Sustut 2.5:1 stock split and cancellation of 25,000,000 common stock shares as of March 30, 2009.

9.           To record the effect of the conversion of debt and associated accrued and unpaid interest by Sileas and Alpha Capital into 1,027 shares of series A preferred stock.

10.         To record the effect of the private placement on cash, loan payable and equity as of September 28, 2008 and December 28, 2008.

11.         To record the reorganization/share exchange between Optex and Sustut at a 1.16: 1 ratio of Sustut common shares for each Optex common share.  Preferred shares are exchanged on a 1:1 ratio.

12.         To record effect of preferred stock dividend for year ended September 28, 2008 and three months ended December 28, 2008.

13.         To reflect new capitalized shares outstanding after reorganization for year ended September 28, 2008 and three months ended December 28, 2008.

Restatement:

The proforma financial statements have been restated to correct the following:

•	Proforma adjustment 5 was restated to reflect the estimated general and administrative expenses assuming Optex Systems Inc. (Texas) was operated on a stand-alone basis
•	Proforma adjustment 8 was restated to properly reflect the number and dollar value of Sustut Exploration shares as of the date of reorganization.
•	The affect of the Sileas proforma adjustments have been eliminated. This transaction was not “pushed down” to the subsidiary.